UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Applied Materials, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Gary E. Dickerson PRESIDENT AND CHIEF EXECUTIVE OFFICER

January 21, 2014

Dear Applied Materials Stockholder:

We cordially invite you to attend Applied Materials’ 2014 Annual Meeting of Stockholders, which will be held on Tuesday, March 4, 2014 at 11:00 a.m. Pacific Standard Time at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054.

At this year’s Annual Meeting, stockholders will be asked to: elect twelve directors; approve, on an advisory basis, the compensation of our named executive officers; ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for fiscal year 2014; and consider a stockholder proposal. Additional information about the Annual Meeting can be found in the attached Notice of 2014 Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Voting your proxy will ensure your representation at the Annual Meeting. We urge you to review carefully the proxy materials and to vote: FOR each of the director nominees; FOR the approval, on an advisory basis, of the compensation of our named executive officers; FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2014; and AGAINST the stockholder proposal.

Thank you for your attention to these important matters and for your continued support of and interest in Applied Materials.

Sincerely,

Gary E. Dickerson

President and Chief Executive Officer

3050 Bowers Avenue Santa Clara, California 95054 Phone: (408) 727-5555	Mailing Address: Applied Materials, Inc. 3050 Bowers Avenue P.O. Box 58039 Santa Clara, California 95052-8039

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, March 4, 2014

at 11:00 a.m. Pacific Standard Time

The 2014 Annual Meeting of Stockholders of Applied Materials, Inc. will be held on Tuesday, March 4, 2014 at 11:00 a.m. Pacific Standard Time at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054 to conduct the following items of business:

1.	To elect twelve directors to serve for a one-year term and until their successors have been elected and qualified.

2.	To approve, on an advisory basis, the compensation of our named executive officers.

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2014.

4.	To consider a stockholder proposal, if properly presented at the Annual Meeting.

5.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) on how to access the proxy materials via the Internet, a proxy card was not sent to you, and you may vote only by telephone or via the Internet. Shares cannot be voted by marking, writing on and returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability. If you received a proxy card and other proxy materials by mail, you may vote by mailing a completed proxy card, by telephone or over the Internet. Your vote must be received by 11:59 p.m. Eastern Standard Time on Monday, March 3, 2014. For specific voting instructions, please refer to the information provided in the following Proxy Statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the Internet.

By Order of the Board of Directors

Thomas F. Larkins Corporate Secretary

Santa Clara, California

January 21, 2014

PROXY STATEMENT

Reconciliation of non-GAAP adjusted financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found in the Appendix.

2014 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. We encourage you to read the entire Proxy Statement for more information about the topics to be considered at the Annual Meeting prior to voting.

ANNUAL MEETING OF STOCKHOLDERS

• Date and Time	March 4, 2014, 11:00 a.m. Pacific Standard Time

• Place	Applied Materials’ Corporate Offices, 3050 Bowers Avenue, Building 1, Santa Clara, California 95054

• Record Date	January 8, 2014

• Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

• Attendance	Stockholders and their duly appointed proxies may attend the meeting.

PROPOSALS AND VOTING RECOMMENDATIONS

Proposal	Board Recommendation	Page
Management Proposals:

1. Election of twelve directors	FOR EACH NOMINEE	5

2. Approval, on an advisory basis, of the compensation of our named executive officers	FOR	18

3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014	FOR	58

Stockholder Proposal:

4. Stockholder proposal titled “Special Shareowner Meetings”	AGAINST	61

PROPOSAL 1—ELECTION OF DIRECTORS

Each director nominee is elected annually by a majority of votes cast. Below is summary information about each director nominee.

Name of Nominee	Age	Director Since	Independent	Committees
Michael R. Splinter	63	2003		None
Gary E. Dickerson	56	2013		None
Aart J. de Geus	59	2007	X	IC, SC
Stephen R. Forrest	63	2008	X	IC, SC
Thomas J. Iannotti	57	2005	X	HRCC, CGNC
Susan M. James	67	2009	X	AC, CGNC (C)
Alexander A. Karsner	46	2008	X	CGNC, SC
Gerhard H. Parker	70	2002	X	SC (C)
Dennis D. Powell	66	2007	X	AC (C), CGNC, IC
Willem P. Roelandts	69	2004	X	HRCC (C), CGNC
James E. Rogers	66	2008	X	HRCC
Robert H. Swan	53	2009	X	AC, IC (C)

AC	Audit Committee	IC	Investment Committee
CGNC	Corporate Governance and Nominating Committee	SC	Strategy Committee
HRCC	Human Resources and Compensation Committee	C	Chair

Attendance	Each director attended over 75% of all Board and applicable committee meetings in fiscal 2013.

Key Qualifications	Industry and Marketing Experience, Technology and Global Leadership Experience, Financial and Accounting Expertise, Research and Development Expertise, Operational and Strategic Experience, and Public Company Board Experience

Additional information about the election of directors, a brief biography and a summary of qualifications of each nominee appear under the section titled “Proposal 1—Election of Directors.”

The Board unanimously recommends that you vote “FOR” each director nominee.

i

PROPOSAL 2—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”). Our Board of Directors believes that our compensation policies and practices promote a performance-based culture and align our executives’ interests with those of our stockholders through a strong emphasis on variable, at-risk compensation tied to the achievement of performance objectives and the creation of stockholder value. Our previous “say-on-pay” proposals in 2013, 2012 and 2011 were each supported by over 90% of votes cast. Information on the compensation of our named executive officers is summarized below and described in detail in the Compensation Discussion and Analysis section, the Summary Compensation Table and other tables and disclosures contained in this Proxy Statement.

Additional information about the approval of the compensation of our named executive officers appears under the section titled “Proposal 2—Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers.”

Fiscal 2013 Company Performance

Fiscal 2013 was a transformative year for Applied. It included an invigorated focus on building momentum for profitable growth, a transition in executive leadership, and an announced agreement to combine with Tokyo Electron Limited, a Japanese corporation and a supplier of semiconductor, flat panel display and photovoltaic panel production equipment (“Tokyo Electron”).

An integral part of our growth strategy is to enhance the Company’s leadership in precision materials engineering and help enable major technology transitions for our customers. To accelerate our strategy, we made significant shifts in spending during the year—primarily from overhead to technical capability enhancements and critical research and development programs that address current and new markets—while also implementing operational improvements. These initiatives are aimed at increasing the funding and velocity of new disruptive products, with a focus on semiconductor technologies.

Key highlights of Applied’s business and financial performance in fiscal 2013 include:

•

Built positive momentum in areas that are growth opportunities, including Etch, Inspection and Display, positioning Applied to leverage major industry trends and growth in wafer fabrication equipment spending;

•

Reduced solar spending, as well as overhead and overall general and administrative expenses, to help fund an increase of more than $200 million in the annual run-rate of investment in 300mm semiconductor equipment development; and

•

Returned $701 million to stockholders, including $245 million in share repurchases and $456 million in cash dividends; Applied’s quarterly dividend per share increased by 11%, the fourth consecutive year with an increase of over 10%.

Fiscal 2013 Compensation

The following are highlights of our fiscal 2013 executive compensation program:

•	Annual Bonuses Reflect Company Performance: Bonuses paid to NEOs for fiscal 2013 were generally below target, reflecting actual performance against fiscal 2013 objectives.

•

Challenging Performance Goals for Equity Awards: Annual equity awards for our NEOs are 100% performance-based (other than an award for an NEO granted prior to his appointment as an executive officer), requiring Applied to achieve an annual adjusted operating profit margin of at least the 40th percentile within our peer group for any shares to be eligible for vesting. In order for 100% of the shares to become eligible to vest, Applied must achieve a rank of at least the 65th percentile.

In addition, in order to focus the NEOs even more intently on creating long-term stockholder value, the performance goals for fiscal 2013 annual equity awards include a target for total shareholder return relative to companies in the Standard & Poor’s 500 Information Technology Sector Index. Even if the performance goals are achieved, these grants will be subject to additional time-based vesting requirements.

•

Aligning Pay with Performance: There is a strong correlation between key operational metrics (Applied’s annual net sales and non-GAAP adjusted net income) and the annual total direct compensation (base salary, annual incentive bonus and annual equity awards) paid to our chief executive officer during the last five fiscal years (see the Appendix for a reconciliation of non-GAAP adjusted measures), as shown in the following graph:

(1)	Based on fiscal 2013 annual total direct compensation of Gary E. Dickerson, who was appointed CEO effective September 2013, and annual total direct compensation of Michael R. Splinter for fiscal 2009 through 2012. Annual total direct compensation consists of base salary (annualized for Mr. Dickerson as of the end of fiscal 2013 for purposes of this graph only), annual incentive bonus, and grant date fair value of target number of shares of annual equity awards (which does not include a promotion equity award for Mr. Dickerson). Also shown is the percentage of such equity awards granted in a particular fiscal year that were earned or forfeited as of the end of fiscal 2013.
(2)	Fiscal 2009 annual equity award consists of stock options, all of which have vested.

The following table summarizes annual total direct compensation of our named executive officers for fiscal 2013, consisting of (1) base salary, (2) annual incentive bonus, and (3) the grant date fair value of annual equity awards (not cash actually received). This table does not include the grant date fair value of new-hire equity awards for Messrs. Larkins and Salehpour, or promotion awards for Messrs. Dickerson and Halliday and Dr. Nalamasu (see page 33 of this Proxy Statement for information on these new-hire and promotion awards), as well as certain other information required by the Securities and Exchange Commission to be reported in the Summary Compensation Table (on page 47 of this Proxy Statement).

Name and Principal Position	Salary ($)	Annual Equity Awards ($)	Non-Equity Incentive Plan Compensation ($)	Total Direct Compensation ($)
Gary E. Dickerson	776,538	4,684,000	1,560,650	7,021,188
President and Chief Executive Officer
Michael R. Splinter	980,000	6,733,250	1,560,650	9,273,900
Executive Chairman of the Board and Former Chief Executive Officer
Robert J. Halliday	484,528	390,000	768,488	1,643,016
Senior Vice President, Chief Financial Officer
Thomas F. Larkins	413,538	1,756,500	480,480	2,650,518
Senior Vice President, General Counsel and Corporate Secretary
Omkaram Nalamasu	426,154	2,342,000	404,800	3,172,954
Senior Vice President, Chief Technology Officer
Ali Salehpour	353,885	1,756,500	545,952	2,656,337
Senior Vice President, General Manager, Applied Global Services and Growth Markets
George S. Davis	241,058	2,927,500	—	3,168,558
Former Executive Vice President, Chief Financial Officer

In accordance with Securities and Exchange Commission rules, the determination of NEOs, other than the chief executive officer and chief financial officer, was based on compensation that includes non-recurring elements such as new-hire and promotion equity awards. If only annual total direct compensation had been considered, Randhir Thakur, Executive Vice President, General Manager, Silicon Systems Group, would have been among our top five highly-compensated executive officers for fiscal 2013.

The Board unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014.

The following table shows fees paid by Applied for professional services rendered by KPMG for fiscal 2013 and 2012, which ended on October 27, 2013 and October 28, 2012, respectively. All fees shown in the table were approved by the Audit Committee in conformity with its pre-approval process.

Fee Category	Fiscal 2013	Fiscal 2012
	(In thousands)
Audit Fees	$5,728	$6,560
Audit-Related Fees	77	403
Tax Fees:
Tax Compliance and Review	264	229
Tax Planning and Advice	—	—
All Other Fees	25	15

Total Fees	$6,094	$7,207

Additional information about the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, including about fees paid to KPMG for fiscal 2013 and 2012, appears under the section titled “Proposal 3—Ratification of the Appointment of Independent Registered Public Accounting Firm.”

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014.

STOCKHOLDER PROPOSAL

PROPOSAL 4—SPECIAL SHAREOWNER MEETINGS

Proposal 4, if properly presented, will be considered at the Annual Meeting. Proposal 4 is a stockholder proposal requesting our Board of Directors to amend Applied’s Bylaws to provide holders of at least 10% (or the lowest percentage permitted by law above 10%) of Applied’s outstanding shares with the right to call special meetings of stockholders.

The Board believes that it is not in the best interests of all stockholders or Applied to enable holders of only 10% of Applied’s outstanding common stock to have an unlimited ability to call a special meeting of stockholders for any purpose at any time. Our existing corporate governance mechanisms and open lines of communication with stockholders ensure accountability to all stockholders, while enabling the Board to protect the Company from hostile or abusive tactics, consistent with its fiduciary duties to all Applied stockholders.

Additional information about this stockholder proposal appears under the section titled “Proposal 4—Stockholder Proposal Titled ‘Special Shareowner Meetings’.”

The Board unanimously recommends that you vote “AGAINST” this stockholder proposal.

PROXY STATEMENT

GENERAL INFORMATION

Your proxy is being solicited on behalf of the Board of Directors of Applied Materials, Inc., a Delaware corporation (“Applied” or the “Company”). This proxy is for use at Applied’s 2014 Annual Meeting of Stockholders to be held at 11:00 a.m. Pacific Standard Time on Tuesday, March 4, 2014, at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054.

This Proxy Statement contains important information regarding Applied’s 2014 Annual Meeting of Stockholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures. These proxy materials are being provided on or about January 21, 2014 to all stockholders of record of Applied as of January 8, 2014, the record date for the Annual Meeting. Stockholders of record who owned Applied common stock at the close of business on January 8, 2014 are entitled to receive notice of, attend and vote at the Annual Meeting. On the record date, there were 1,205,181,153 shares of Applied common stock outstanding.

Voting Procedures	As a stockholder of Applied, you have a right to vote on certain matters affecting Applied. The proposals that will be presented at the Annual Meeting and upon which you are being asked to vote are summarized in the section titled “2014 Proxy Statement Summary” above and are fully set forth in this Proxy Statement. Each share of Applied common stock that you owned at the close of business on the record date entitles you to one vote on each proposal presented at the Annual Meeting.

Methods of Voting

You may vote by mail, by telephone, over the Internet, or in person at the Annual Meeting. Votes submitted by mail, by telephone or over the Internet must be received by 11:59 p.m., Eastern Standard Time, on Monday, March 3, 2014, unless indicated otherwise below.

Voting by Mail.    By signing the proxy card and returning it in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone or over the Internet.    To vote by telephone or over the Internet, please follow either the instructions included on your proxy card or the voting instructions you receive by e-mail or that are being provided via the Internet. If you vote by telephone or over the Internet, you do not need to complete and mail a proxy card.

Voting in Person at the Meeting.    If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote in person at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares. See the section titled “Attending the Annual Meeting” below for further details.

Applied Employee Plan Participants.    If you are a participant in Applied’s Employee Savings and Retirement Plan (the “401(k) Plan”), your proxy represents all shares you own through the 401(k) Plan, assuming that your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the 401(k) Plan trustee will vote those shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares. We encourage you to provide instructions to the trustee regarding the voting of your shares. Instructions provided by telephone or over the Internet must be received by 11:59 p.m. Eastern Standard Time on Thursday, February 27, 2014.

If you own shares purchased through Applied’s Employees’ Stock Purchase Plan or Applied’s Stock Purchase Plan for Offshore Employees that are still held by the plans’ recordkeeper and you do not vote these shares, the shares may be voted in accordance with standard brokerage industry practices only on routine matters, as described below under the section titled “Abstentions and Broker Non-Votes.”

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting. To revoke your proxy, you must:

• enter a new vote by telephone or over the Internet by 11:59 p.m. Eastern Standard Time on March 3, 2014; or

• sign and return another proxy card, which must be received by 11:59 p.m. Eastern Standard Time on March 3, 2014; or

• provide written notice of the revocation to Applied’s Corporate Secretary at: Applied Materials, Inc., Attention: Thomas F. Larkins, Corporate Secretary, 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054, which must be received by 11:59 p.m. Eastern Standard Time on March 3, 2014; or

• attend the Annual Meeting and vote in person.

Quorum Requirement	A majority of the outstanding shares entitled to vote as of the record date must be present at the Annual Meeting to constitute a quorum and in order to conduct business at the Annual Meeting. Your shares are counted as present if you vote in person at the Annual Meeting, by telephone, over the Internet, or by submitting a properly executed proxy card by mail. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.

Votes Required for the Proposals

Proposal 1—Election of Directors.    Each share of Applied common stock is entitled to one vote on each of the twelve director nominees. In any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected. See “Majority Voting” on page 13 of this Proxy Statement for further details. There is no cumulative voting with respect to the election of directors.

Proposal 2—Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers.    Advisory approval of the compensation of our named executive officers requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting.

Proposal 3—Ratification of the Appointment of Independent Registered Public Accounting Firm.    Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2014 requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting.

Stockholder Proposal

Proposal 4—Special Shareowner Meetings.    The stockholder proposal, if properly presented at the Annual Meeting, requesting our Board of Directors to amend our bylaws to provide holders of at least 10% (or the lowest percentage permitted by law above 10%) of Applied’s outstanding shares with the right to call special meetings of stockholders requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting.

Voting Instructions

If you are a stockholder of record and return a proxy card but do not provide specific voting instructions, your shares will be voted on the proposals as follows:

•   “FOR” each of the twelve named nominees for directors;

•   “FOR” the approval, on an advisory basis, of the compensation of our named executive officers;

•   “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2014; and

•   “AGAINST” the stockholder proposal.

If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted in the discretion of the persons named as proxies.

Abstentions and Broker Non-Votes

A vote to “abstain” on any of the proposals included in this Proxy Statement, except for Proposal 1—Election of Directors, will have the same effect as a vote against the proposal. A vote to abstain on Proposal 1 will not have an effect on the election of any director nominee.

If your shares are held in street name and you do not instruct your broker on a timely basis on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only the ratification of KPMG LLP as our independent registered public accounting firm is a routine matter. Without your voting instructions, your brokerage firm cannot vote your shares on any other proposal. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters. Broker non-votes are not considered entitled to vote and will not affect the outcome of the vote on these proposals. Broker non-votes will not have an effect on the election of any director nominee.

Attending the Annual Meeting

Only Applied stockholders on the record date or their legal proxy holders may attend the Annual Meeting. To be admitted to the Annual Meeting, you will need a form of photo identification and valid proof of ownership of Applied common stock or a valid legal proxy. If you have a legal proxy from a stockholder of record, you must bring a form of photo identification and the legal proxy to the Annual Meeting. If you have a legal proxy from a street name stockholder, you must bring a form of photo identification, a legal proxy from the record holder (i.e., the bank, broker or other holder of record) to the street name stockholder that is assignable, and the legal proxy from the street name stockholder to you. Each stockholder may appoint only one proxy holder to attend on such stockholder’s behalf.

Cameras, recording equipment and other electronic devices (including cell phones, tablets, laptops, etc.) will not be allowed into the Annual Meeting.

Voting Results

Votes will be tabulated by an independent inspector of elections appointed for the Annual Meeting. Voting results will be announced at the Annual Meeting and will be posted shortly after the Annual Meeting on our website at www.appliedmaterials.com and remain available there through April 4, 2014. Voting results will also be reported in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting. You may access the voting results by:

•   visiting our website at www.appliedmaterials.com;

•   contacting our Investor Relations department, toll-free, at 1-800-882-0373; or

•   viewing the Current Report on Form 8-K on the SEC’s website at www.sec.gov.

Electronic Availability of Proxy Materials for 2014 Annual Meeting of Stockholders	In accordance with SEC rules, we are continuing to furnish proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On January 21, 2014, we mailed a Notice of Internet Availability to our stockholders (other than those who had previously requested electronic or paper delivery)

containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how to vote over the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Householding of Proxy Materials	In a further effort to reduce printing costs and postage fees and conserve natural resources, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one mailed copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials, and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investor_relations@amat.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number; or (3) call our Investor Relations department, toll-free, at 1-800-882-0373.

Stockholder List	Stockholders of record who owned shares of Applied common stock at the close of business on January 8, 2014 are entitled to receive notice of, attend and vote at the Annual Meeting. A complete list of these stockholders will be available at our corporate offices at 3050 Bowers Avenue, Santa Clara, California 95054 during regular business hours for the ten days prior to the Annual Meeting. This list also will be available during the Annual Meeting at the meeting location. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

Proxy Solicitation Costs	Applied will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. We have hired Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies. Solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. In addition to the estimated proxy solicitation cost of $15,000, plus reasonable out-of-pocket expenses for this service, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to stockholders.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Applied’s Board of Directors is elected each year at the Annual Meeting of Stockholders. Applied currently has twelve directors. Upon the recommendation of the Corporate Governance and Nominating Committee of the Board, each of the current directors has been nominated by the Board for election at the Annual Meeting and has decided to stand for election. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director. If any of the nominees listed below becomes unable to stand for election at the Annual Meeting, the persons named as proxies may vote for any person designated by the Board to replace the nominee. Alternatively, the proxies may vote just for the remaining nominees and leave a vacancy that the Board may fill later, or the Board may reduce the authorized number of directors. Each director elected at the Annual Meeting will serve until Applied’s 2015 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected, or, if earlier, until his or her death, resignation or removal.

The nominees for the Board are as follows:

Name of Nominee	Age	Principal Occupation	Director Since
Michael R. Splinter	63	Executive Chairman of the Board of Directors and Former Chief Executive Officer of Applied Materials, Inc.	2003
Gary E. Dickerson	56	President and Chief Executive Officer of Applied Materials, Inc.	2013
Aart J. de Geus	59	Chairman and Co-Chief Executive Officer of Synopsys, Inc.	2007
Stephen R. Forrest	63	Vice President for Research at the University of Michigan	2008
Thomas J. Iannotti	57	Retired Senior Vice President and General Manager, Enterprise Services for Hewlett- Packard Company	2005
Susan M. James	67	Retired Partner of Ernst & Young LLP	2009

Alexander A. Karsner	46	Chief Executive Officer of Manifest Energy LLC	2008

Gerhard H. Parker	70	Retired Executive Vice President, New Business Group of Intel Corporation	2002
Dennis D. Powell	66	Retired Executive Vice President, Chief Financial Officer of Cisco Systems, Inc.	2007
Willem P. Roelandts	69	Retired Chairman, President, and Chief Executive Officer of Xilinx, Inc.	2004
James E. Rogers	66	Former Chairman and Chief Executive Officer of Duke Energy Corporation	2008
Robert H. Swan	53	Senior Vice President, Finance and Chief Financial Officer of eBay, Inc.	2009

There is no family relationship among any of the nominees, directors or any of Applied’s executive officers. Applied’s executive officers serve at the discretion of the Board. Further information about Applied’s directors, including each of the director nominees, is provided below.

The Board unanimously recommends that you vote “FOR” each director nominee.

Directors

Michael R. Splinter has been Executive Chairman of the Board of Directors of Applied since September 2013 and was Chairman of the Board of Directors from March 2009 to September 2013. Mr. Splinter served as Chief Executive Officer of Applied from April 2003 until September 2013, and also as President from April 2003 to June 2012. Prior to joining Applied in 2003, Mr. Splinter was at Intel Corporation, a manufacturer of chips and computer, networking and communications products, for 20 years. While at Intel, he held a number of executive positions, including Executive Vice President and Director of Sales and Marketing and Executive Vice President and General Manager of the Technology and Manufacturing Group. Mr. Splinter is a director of The NASDAQ OMX Group, Inc.

Areas of Relevant Experience: board, executive and technological leadership; semiconductor industry leadership and policy experience; extensive global business, operating, marketing and industry experience; in-depth knowledge of the technology and information sector; and broad exposure to a wide range of issues facing companies in diverse industries.

Gary E. Dickerson has been Chief Executive Officer and a member of the Board of Directors of Applied since September 2013. Mr. Dickerson was named President of Applied in June 2012, after joining Applied following its acquisition of Varian Semiconductor Equipment Associates, Inc. (“Varian”) in November 2011. Mr. Dickerson had served as Chief Executive Officer and a member of the board of directors of Varian from 2004 to November 2011. Prior to joining Varian in 2004, Mr. Dickerson served 18 years with KLA-Tencor Corporation, a supplier of process control and yield management solutions for the semiconductor and related industries, where he held a variety of operations and product development roles before being appointed Chief Operating Officer in 1999 and then President and Chief Operating Officer in 2002. Mr. Dickerson started his semiconductor career in manufacturing and engineering management at General Motors’ Delco Electronics Division and then AT&T, Inc.

Areas of Relevant Experience: executive leadership and management experience; extensive semiconductor industry leadership; global business, industry and operational experience; extensive engineering and technological leadership; understanding of complex industry and global challenges and opportunities; and expertise in driving innovation and product development.

Aart J. de Geus is a co-founder of Synopsys, Inc., a provider of electronic design automation (EDA) software and related services for semiconductor design companies, and currently serves as Chairman of its Board of Directors and Co-Chief Executive Officer. Since 1986, Dr. de Geus has served as a director of and held various positions at Synopsys, including President, Senior Vice President of Engineering and Senior Vice President of Marketing. From 1982 to 1986, Dr. de Geus was employed by the General Electric Company, a global infrastructure, finance and media company, where he was the Manager of the Advanced Computer-Aided Engineering Group.

Areas of Relevant Experience: growing a start-up to a well-established publicly-traded company; executive and technological leadership; important perspectives on navigating a company through various stages of growth; innovation, management development, and global challenges and opportunities; mergers and acquisitions; and board leadership.

Stephen R. Forrest has served as Vice President for Research at the University of Michigan since January 2006, where he also holds faculty appointments as Professor of Electrical Engineering and Computer Science in the College of Engineering, and as Professor of Physics in the College of Literature, Science and the Arts. Dr. Forrest leads the University’s Optoelectronics Components and Materials Group. From 1992 to 2005, Dr. Forrest served in a number of positions at Princeton University, including as Chair of the Electrical Engineering Department, Director of the Center for Photonics and Optoelectronic Materials, and as director of the National Center for Integrated Photonic Technology. Prior to Princeton, Dr. Forrest was a faculty member of the Electrical Engineering and Materials Science Departments at the University of Southern California.

Areas of Relevant Experience: extensive knowledge of semiconductor and alternative energy technologies; research and development portfolio management; government policy; technology licensing; product commercialization; and partnering with industry, government, entrepreneurs, and community leaders to develop businesses focused on alternative energy and other technologies to diversify a state’s economy and increase global competitiveness.

Thomas J. Iannotti served as Senior Vice President and General Manager, Enterprise Services, for Hewlett-Packard Company, a technology solutions provider to consumers, businesses and institutions globally, from February 2009 until his retirement in October 2011. From 2002 to January 2009, Mr. Iannotti held various executive positions at Hewlett-Packard, including as Senior Vice President and Managing Director, Enterprise Business Group, Americas. From 1978 to 2002, Mr. Iannotti worked at Digital Equipment Corporation, a vendor of computer systems and software, and at Compaq Computer Corporation, a supplier of personal computing systems, after its acquisition of Digital Equipment Corporation.

Areas of Relevant Experience: broad and deep industry and technology knowledge; leadership skills; senior management; and service management on a global, regional, and country level, including in Asia and Europe.

Susan M. James served as a partner at Ernst & Young LLP, a global leader in assurance, tax, transaction and advisory services, from 1987 to 2006. Ms. James joined Ernst & Young in 1975 and, following her retirement in 2006, served as a consultant to the firm until December 2009. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 to June 2006. Ms. James is a certified public accountant (inactive) and member of the American Institute of Certified Public Accountants. Ms. James currently serves as a member of the boards of directors of Coherent, Inc. and Yahoo! Inc.

Areas of Relevant Experience: extensive financial and accounting expertise, including deep understanding of accounting principles, financial controls, financial reporting rules and regulations, and audit procedures; broad experience with global technology companies; and leadership experience.

Alexander A. Karsner has served as Chief Executive Officer of Manifest Energy LLC, a clean energy infrastructure development and finance company, since July 2009. From March 2006 to August 2008, he served as Assistant Secretary for Energy Efficiency and Renewable Energy at the U.S. Department of Energy. From April 2002 to March 2006, Mr. Karsner was Managing Director of Enercorp LLC, a private company involved in international project development, management and financing of renewable energy infrastructure. Mr. Karsner has also worked with Tondu Energy Systems of Texas, Wartsila Power Development of Finland and other multi-national energy firms and developers. Mr. Karsner currently serves as a member of the board of directors of Codexis, Inc.

Areas of Relevant Experience: energy industry and related public policies; leadership in renewable energy policy, technologies and commercialization; expertise in domestic and international energy markets; and understanding of issues related to clean energy and alternative technologies.

Gerhard H. Parker served as Executive Vice President, New Business Group, of Intel Corporation from 1998 until his retirement in May 2001. From 1988 to 1998, Dr. Parker was Senior Vice President of Intel’s Technology and Manufacturing Group. Dr. Parker currently serves as a member of the boards of directors of FEI Company and Lattice Semiconductor Corporation.

Areas of Relevant Experience: extensive manufacturing, engineering, operational, and strategic experience; leadership in managing new businesses, worldwide manufacturing, and technology development; expertise on strategy, global challenges and opportunities; and board leadership.

Dennis D. Powell served as an Executive Advisor at Cisco Systems, Inc., a provider of networking products and services, from February 2008 to September 2010. He served as Cisco’s Chief Financial Officer from May 2003 to February 2008, and, in addition, served as an Executive Vice President from 2007 to 2008 and a Senior Vice President from 2003 to 2007. Since joining Cisco in 1997, Mr. Powell also served as Senior Vice President, Corporate Finance and Vice President, Corporate Controller. Before joining Cisco, Mr. Powell was employed by Coopers & Lybrand LLP, an accounting firm, for 26 years, where he was last a senior partner. Mr. Powell currently serves as a member of the boards of directors of Intuit, Inc. and VMware, Inc.

Areas of Relevant Experience: substantial financial and accounting expertise, including deep understanding of accounting principles, financial controls, financial reporting rules and regulations, and audit procedures; executive management; mergers and acquisitions; risk management; insights on corporate governance; and board leadership.

Willem P. Roelandts served as Chairman of the Board of Directors of Xilinx, Inc., a supplier of programmable logic solutions, from July 2003 to February 2009, and as a director from January 1996 to August 2009. Mr. Roelandts served as President and Chief Executive Officer of Xilinx from January 1996 to January 2008. Prior to joining Xilinx, Mr. Roelandts held various executive positions during a 29-year career at Hewlett-Packard Company, where he last served as Senior Vice President and General Manager of Computer Systems Organizations. Mr. Roelandts currently serves as a member of the board of directors of Aruba Networks, Inc.

Areas of Relevant Experience: significant expertise with strategic and line management, engineering innovation, market diversification, and executive development; extensive executive management and operational experience on a global basis; deep understanding of factors that drive success at companies that are driven by innovation, research and development; and board leadership.

James E. Rogers served as Chairman of the Board of Directors of Duke Energy Corporation, an electric power company that supplies and delivers electricity and natural gas service, from 2007 to December 2013, and as a member of its Board of Directors from 2006 to December 2013. Mr. Rogers served as Duke Energy’s President and Chief Executive Officer from April 2006 to July 2013. He was Chairman and Chief Executive Officer of Cinergy Corp., a provider of electric and gas service, from 1994 until its merger with Duke Energy in 2006. He was Chairman, President and Chief Executive Officer of PSI Energy, Inc., a provider of electric and gas service, from 1988 until 1994. Mr. Rogers served as a member of the board of directors of Fifth Third Bancorp from 1995 to 2009 and currently serves as a member of the board of directors of CIGNA Corporation.

Areas of Relevant Experience: substantial global and leadership experience; broad knowledge of and experience in the highly-regulated energy industry; and board leadership.

Robert H. Swan has served as Senior Vice President, Finance and Chief Financial Officer of eBay Inc., a provider of online marketplaces and payment services, since March 2006. From 2003 to March 2006, Mr. Swan was Chief Financial Officer and Executive Vice President of Electronic Data Systems Corporation, a technology services company. Mr. Swan also served as Executive Vice President and Chief Financial Officer of TRW, Inc., a global manufacturing and service company, from 2001 to 2002 and held various executive positions at Webvan Group, Inc., an online grocery delivery service, from 1999 to 2001. Mr. Swan spent the first 15 years of his career at the General Electric Company in various roles.

Areas of Relevant Experience: significant financial expertise and global financial management; mergers and acquisitions; risk management and controls; and substantial management and leadership skills.

Chairman Emeritus

James C. Morgan has served as Applied’s Chairman Emeritus since March 2009. Mr. Morgan spent more than 31 years as a director and employee of Applied, including over 20 years as Chairman of the Board. Mr. Morgan first joined Applied in 1976 and served as Chief Executive Officer from 1977 to 2003. As Chairman Emeritus, Mr. Morgan does not have voting rights and does not receive any retainer or meeting fees.

Board and Committee Meetings

The Board met nine times in fiscal 2013. Each director attended over 75% of all Board and applicable committee meetings held during fiscal 2013. Applied’s policy is to strongly encourage its Board members to attend the Annual Meeting of Stockholders, and all who were serving as Board members at that time attended Applied’s 2013 Annual Meeting of Stockholders.

The Board has standing Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees. In addition, members of the Board also serve on either or both of the Strategy and Investment Committees, which are described in Applied’s Corporate Governance Guidelines.

Each of the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees has a written charter approved by the Board that is reviewed regularly by the respective committees, which may recommend appropriate changes for approval by the Board. Copies of the current charters for the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees can be found on our website at http://www.appliedmaterials.com/investors/corporate-governance. The primary functions of each of these committees are described in the tables below.

Audit Committee	Primary Functions	Number of Meetings Held in Fiscal 2013
Members: Susan M. James* Dennis D. Powell*+ Robert H. Swan*

•    oversee Applied’s financial statements, system of internal control over financial reporting, and auditing, accounting and financial reporting processes

•    appoint, compensate, evaluate and, when appropriate, replace Applied’s independent registered public accounting firm

•    oversee Applied’s tax, legal, regulatory and ethical compliance

•    review with Applied’s management and Internal Auditor the annual audit plan and matters relating to the Internal Audit department

•    review and pre-approve audit and permissible non-audit services

•    review and approve related-person transactions for which approval is required by applicable law

•    oversee financial-related risks and Applied’s enterprise risk management program

•    review annually the Audit Committee Charter

13

*	Audit Committee Financial Expert
+	Chair

Human Resources and Compensation Committee	Primary Functions	Number of Meetings Held in Fiscal 2013
Members: Thomas J. Iannotti Willem P. Roelandts+ James E. Rogers

•    oversee human resources programs, compensation and employee benefits programs, policies and plans relating to Applied’s employees and executives

•    review matters relating to management succession and executive organization development

•    determine compensation policies applicable to Applied’s executive officers and all other employees

•    determine the compensation of the Chief Executive Officer and Applied’s other executive officers

•    adopt, amend and oversee the administration of all equity-related incentive plans, senior executive bonus plans and major retirement and deferred compensation programs

•    review and consider compensation policies and practices as they relate to risk management practices

•    approve the compensation of the members of the Board

•    review annually the Human Resources and Compensation Committee Charter

10

+	Chair

Corporate Governance and Nominating Committee	Primary Functions	Number of Meetings Held in Fiscal 2013
Members: Thomas J. Iannotti Susan M. James+ Alexander A. Karsner Dennis D. Powell Willem P. Roelandts

•     oversee the composition, structure and evaluation of the Board and its committees, including overseeing an annual self-evaluation process of the Board and its committees

•     identify qualified candidates for election to the Board

•     establish procedures for director candidate nomination and evaluation

•     develop and oversee Applied’s Corporate Governance Guidelines

•     review Applied’s corporate governance policies and recommend to the Board modifications to the policies as appropriate

•     review any proposals submitted by stockholders for action at the Annual Meeting of Stockholders and make recommendations to the Board regarding action to be taken in response to each such proposal

•     review and monitor takeover defenses and takeover defense preparedness to maximize long-term stockholder value

•     review annually the Corporate Governance and Nominating Committee Charter

4

+	Chair

Corporate Governance

Corporate Governance Guidelines. Applied’s Corporate Governance Guidelines describe, among other matters, the role and functions of the Board, the responsibilities of various Board committees, and the procedures for reporting concerns to the Board. These guidelines are available on our website, along with other important corporate governance materials, at http://www.appliedmaterials.com/investors/corporate-governance.

The Corporate Governance Guidelines provide, among other things, that:

•	a majority of the directors must be independent;

•	the Board shall designate a lead independent director who, among other things, is responsible for presiding over executive sessions of independent directors;

•	the Board shall appoint all members of Board committees;

•	the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees must consist solely of independent directors; and

•

the independent directors shall meet in executive sessions without the presence of the non-independent director(s) and members of Applied’s management at least twice a year during regularly scheduled Board meeting days and from time to time as deemed necessary or appropriate.

As the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments, and may modify the Corporate Governance Guidelines from time to time as it deems appropriate.

Director Independence. Applied has adopted standards for director independence that correspond to Nasdaq listing standards and SEC rules. An “independent director” means a person who is not an officer or employee of Applied or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director, nor any member of his or her immediate family, has had any direct or indirect material relationship with Applied within the previous three years, other than in connection with the director’s service on the Board.

The Board considered relationships, transactions and arrangements with each of the directors and concluded that none of the non-employee directors, or any of his or her immediate family members, has any relationship with Applied that would impair his or her independence. The Board has determined that each member of the Board, other than Messrs. Splinter and Dickerson, is an independent director under applicable Nasdaq listing standards and SEC rules. Messrs. Splinter and Dickerson do not meet the independence standards because they are employees of Applied. In addition, the Board has also determined that all directors who serve on the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees are independent directors under applicable Nasdaq listing standards and SEC rules.

Board Leadership Structure. Under our Corporate Governance Guidelines, the roles of Chairman and Chief Executive Officer may be filled by the same or different individuals. This allows the Board flexibility to determine whether the two roles should be combined or separated based upon the Company’s needs and the Board’s assessment of its leadership from time to time. The Board’s leadership structure also includes a Lead Independent Director.

During most of fiscal 2013, Mr. Splinter held the combined role of Chairman and Chief Executive Officer. Effective September 1, 2013, Mr. Dickerson succeeded Mr. Splinter as Chief Executive Officer and was also appointed as a member of the Board. Mr. Splinter, who had served as Applied’s Chairman since March 2009 and as Chief Executive Officer since April 2003, was appointed Executive Chairman of the Board.

In planning for this succession, the Board carefully reviewed its leadership structure and determined that it would be appropriate to separate the roles of the Chairman and Chief Executive Officer and to appoint Mr. Splinter as Executive Chairman. Mr. Splinter’s industry and management experience enables him to understand the priorities and perspectives of Applied’s customers, suppliers and workforce, as well as the competitive landscape. In addition, Mr. Splinter has a deep understanding of the complex industries in which Applied operates and their global challenges and opportunities. As Executive Chairman, Mr. Splinter has been primarily focused on providing leadership on strategic projects, industry-wide initiatives and major public policy issues, as well as providing critical support of the proposed business combination with Tokyo Electron with respect to customer relations, regulatory, integration planning and other matters.

The Board’s independent directors, including the Lead Independent Director, provide effective oversight of management. Mr. Roelandts, an independent director, currently serves as Applied’s Lead Independent Director. The Lead Independent Director helps ensure a strong, independent and active Board. He presides at all meetings of the Board at which the Executive Chairman is not present, including executive sessions of the independent directors; has the authority to call meetings of the independent directors; serves as liaison between the Executive Chairman and the independent directors; approves information sent to the Board; provides input on and approves meeting agendas for the Board; approves meeting schedules to assure that there is sufficient time for discussion of all agenda items; has the authority to retain outside advisors and consultants who report directly to the Board on board-wide issues; serves as a liaison for consultation and direct communication with stockholders; and performs such other duties as deemed necessary by the Board from time to time. The Lead Independent Director regularly communicates with other directors between scheduled Board meetings. The Board, including each of its committees, also has complete and open access to any member of management and the authority to retain independent advisors as the Board or such committees deem appropriate. In addition, all members of the Audit Committee, the Corporate Governance and Nominating Committee, and the Human Resources and Compensation Committee are independent directors, and the committee chairs have authority to hold executive sessions without management and non-independent directors present.

Board’s Role in Risk Oversight. Applied is subject to a variety of risks, which generally include any event, circumstance or outcome that could adversely affect Applied’s ability to achieve its objectives or adversely impact Applied’s business, operations, financial condition or reputation. Some risks can be readily perceived and even quantified, while others are unexpected or unforeseeable. Risks can be external, such as those arising from the macroeconomic or industry environment, government policies or regulations, competitors’ activities, and natural disasters. Alternatively, risks can arise as a result of Applied’s business and financial activities, operations or strategies.

Applied’s management has day-to-day responsibility for identifying risks and assessing them in relation to Company strategies and objectives; implementing suitable risk mitigation plans, processes and controls; and appropriately managing risks in a manner that serves the best interests of Applied, its stockholders and other stakeholders.

Our Board of Directors is responsible for overseeing major risks facing the Company and reviewing management plans for their mitigation. Generally, various committees of Applied’s Board of Directors oversee risks associated with their respective areas of responsibility and expertise. For example, in carrying out its oversight of risks related to financial matters, our Audit Committee oversees, reviews and discusses with management, the Internal Auditor and the independent accountants, Applied’s major risk exposures and the steps management has taken to monitor and mitigate those exposures. Our Human Resources and Compensation Committee oversees risks associated with Applied’s compensation policies, plans and practices. Our Corporate Governance and Nominating Committee oversees the management of risks related to corporate governance matters, including director independence and board composition and organization.

Applied has implemented an enterprise risk management (“ERM”) program for the purpose of providing an enterprise-wide perspective on the Company’s risks, with the objective of identifying and mitigating key risks. Our Audit Committee is responsible for overseeing this program, including the identification of major risks facing the Company. These identified risks are then reported to the Board, which in turn delegates oversight responsibility for them to the respective Board committee(s) in whose area of responsibility and expertise the risk falls. Management reviews the ERM program activities regularly with the Audit Committee and the Board.

Senior management and other employees also report to the Board and relevant committees from time to time on risk-related issues. Our Chief Executive Officer and Chief Financial Officer report on certain risks and exposures relating to all or part of the Company; heads of our principal business units and other members of senior management report on the risks and exposures associated with their respective areas of responsibility; and the General Counsel reviews risks related to legal, compliance and regulatory matters. The full Board receives a comprehensive report prepared annually by the finance and legal organizations that identifies risk exposures and associated business processes to manage those risks. Applied’s management and other employees with responsibilities in a particular area review and contribute to sections of this report that relate to the risks and risk controls associated with that area. The Audit Committee reviews and discusses matters covered in this report.

Director Nominations. The Corporate Governance and Nominating Committee of the Board considers candidates for director nominees. This committee may retain search firms to assist in identifying and evaluating candidates for director nominees. As set forth in the Corporate Governance Guidelines, the Corporate Governance and Nominating Committee strives for a mix of skills and diverse perspectives (functional, gender, cultural and geographic) that is effective for the Board. Every effort is made to complement and supplement the skills of the existing Board and strengthen any identified areas for improvement. Based on the Corporate Governance and Nominating Committee’s recommendation, the Board selects director nominees and recommends them for election by Applied’s stockholders, and also fills any vacancies that may arise between Annual Meetings of Stockholders. Directors added to the Board to fill vacancies are generally recommended for election at the next Annual Meeting of Stockholders. The Board also may consider recommendations of director candidates from other sources. In selecting the director nominees, the Board assesses the independence, character and acumen of candidates and endeavors to establish a mix of background and experience in a number of areas of core competency, including: business judgment; management; accounting and finance; knowledge of the industries (including technologies and markets) in which we operate; manufacturing and service; leadership; strategic vision; international markets and global challenges; marketing; crisis/risk management; research and development; government; and other areas relevant to our business. Additional criteria include a candidate’s personal and professional ethics, integrity and values; willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board; and commitment to representing the long-term interests of Applied’s stockholders.

The Corporate Governance and Nominating Committee, or a screening committee of the Board, evaluates and interviews potential Board candidates. All members of the Board may interview the final candidate(s). The Corporate Governance and Nominating Committee also will consider potential director candidates recommended by stockholders. The same identification and evaluation procedures apply to all candidates for director nomination, including candidates submitted by stockholders.

Stockholders wishing to recommend a prospective candidate for consideration by the Corporate Governance and Nominating Committee should submit the candidate’s name, biographical data, and a description of his or her qualifications in light of the criteria listed above to: Thomas F. Larkins, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054. Stockholders wishing to nominate a director should follow the specific procedures set forth in our Bylaws. Our Bylaws provide that any stockholder of record entitled to vote at the Annual Meeting who intends to nominate a director must notify Applied’s Corporate Secretary not more than 105 days and not less than 75 days prior to the first anniversary of the preceding year’s Annual Meeting. The notice must meet other requirements contained in the Bylaws, a copy of which can be obtained from Applied’s Corporate Secretary at the address set forth above.

Majority Voting. Under our Bylaws, in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “for” his or her election than votes cast “against” his or her election will be elected. Our Bylaws provide that in the event an incumbent director receives more “against” than “for” votes, he or she shall tender his or her resignation after certification of the stockholder vote. The Corporate Governance and Nominating Committee, composed entirely of independent directors, will consider the offer of resignation, taking into consideration all factors it deems relevant, and recommend to the Board the action to be taken. The Board must take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders an offer of resignation may participate in the vote on the Corporate Governance and Nominating Committee’s recommendation or the Board’s determination of whether to accept the resignation offer. Applied will publicly disclose the Board’s decision including, if applicable, the reasons for rejecting an offer to resign.

The Corporate Governance Guidelines state that upon a change in a director’s principal occupation or retirement, he or she is expected to offer to resign. The Corporate Governance and Nominating Committee will review the appropriateness of the director’s continued Board membership and recommend to the Board the action to be taken.

Standards of Business Conduct. For many years, Applied has had Standards of Business Conduct that embody our commitment to ethical and legal business practices. The Board expects Applied’s directors, officers and all other members of its workforce to act ethically at all times and to acknowledge their commitment to Applied’s Standards of Business Conduct. The Standards of Business Conduct are available on our website at http://www.appliedmaterials.com/investors/corporate-governance.

Stock Ownership Guidelines. The Board has adopted stock ownership guidelines to more closely align the interests of our directors and named executive officers with those of our stockholders. The guidelines provide that non-employee directors should each maintain an investment in Applied stock with a value of at least $325,000. Applied’s Chief Executive Officer and Executive Chairman of the Board should each maintain an investment in Applied stock that is equal to at least five times his or her annual base salary. Named executive officers other than the Chief Executive Officer should each maintain an investment in Applied stock that is equal to at least three times his or her annual base salary. In determining whether the required investment levels have been met, shares are valued using the closing price of Applied stock on the date(s) acquired. In each case, and unless an exception is made by the Board’s Human Resources and Compensation Committee, such investment levels should be achieved no later than five years following a director’s or officer’s initial election or appointment.

Stockholder Communications. Any stockholder wishing to communicate with any of our directors regarding Applied may write to the director, c/o Thomas F. Larkins, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054. The Corporate Secretary will forward these communications directly to the director(s). The independent directors of the Board review and approve the stockholder communication process periodically in order to enable an effective method by which stockholders can communicate with the Board.

Compensation of Directors

Retainer and Meeting Fees. Directors who are employees of Applied do not receive any additional compensation for their service as directors. The cash compensation, consisting of a retainer and meeting fees, for our non-employee directors has not changed since fiscal 2009. Each non-employee director who serves for less than the full fiscal year receives a prorated amount of the annual retainer based on the portion of the fiscal year the director served. Non-employee directors who serve as chair of a committee or as Lead Independent Director receive an additional retainer for each such position held (which is similarly prorated if the director serves for less than the full fiscal year).

The table below reflects the cash compensation for non-employee directors for fiscal 2013.

Fiscal 2013
Annual Retainer	$65,000

Additional Retainer(s) for Committee Chairs and Lead Independent Director:
Audit Committee Chair	$20,000
Human Resources and Compensation Committee Chair	$15,000
Corporate Governance and Nominating Committee Chair	$10,000
Strategy Committee Chair	$10,000
Lead Independent Director	$15,000

Fee per Board Meeting Attended	$0

Fee per Committee Meeting Attended	$2,000

In addition to the retainer and meeting fees described above, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings, business events on behalf of Applied, and seminars and programs on subjects related to their responsibilities.

Charitable Matching Contributions. Non-employee directors are eligible to participate in The Applied Materials Foundation Matching Gift Program, under which the Foundation annually will match up to $2,000 of a non-employee director’s donations to eligible non-profit civic, arts, environmental and educational organizations. Non-employee directors are subject to the same maximum matching amount and other terms as those for Applied’s employees.

Equity Compensation. During fiscal 2013, non-employee directors participated in one equity compensation plan, the Applied Materials, Inc. Employee Stock Incentive Plan, and received automatic, non-discretionary grants of restricted stock units under that plan. The automatic, non-discretionary grant to each Applied non-employee director for fiscal 2013 consisted of 14,556 restricted stock units, which was the number of restricted stock units (rounded down to the nearest whole share) equal to $200,000, divided by 100% of the fair market value of a share of Applied common stock on the grant date, which was the date of our 2013 annual meeting of stockholders (“2013 Annual Grants”).

The 2013 Annual Grants are scheduled to vest in full on March 1, 2014, provided the non-employee director remains on the Board through the scheduled vesting date. The vesting of these grants will be accelerated in full upon a non-employee director’s termination of service on the Board due to disability or death. In addition, upon a change of control of Applied, the vesting of the 2013 Annual Grants will accelerate in full if the director ceases to be a non-employee director (and does not become a member of the board of directors of any successor corporation or its parent).

In order to encourage long-term ownership of Applied’s common stock, non-employee directors were given the opportunity to elect, in advance, to defer the receipt of shares of Applied common stock they would otherwise receive upon vesting of the 2013 Annual Grants until their termination of service on the Board. Ms. James and Messrs. Powell, Rogers and Swan made such election to defer.

The Human Resources and Compensation Committee of our Board may modify the number of restricted stock units granted to non-employee directors under the Employee Stock Incentive Plan in the future and may amend, terminate or suspend the Employee Stock Incentive Plan at any time and for any reason, but will obtain stockholder approval to the extent necessary or desirable to comply with applicable laws.

The following table shows compensation information for Applied’s non-employee directors for fiscal 2013.

Director Compensation

For Fiscal 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(4)	Total ($)
Aart J. de Geus	81,000	194,323	—	—	—	—	275,323
Stephen R. Forrest	75,000	194,323	—	—	—	—	269,323
Thomas J. Iannotti	93,000	194,323	—	—	—	500	287,823
Susan M. James	102,750	194,323	—	—	—	—	297,073
Alexander A. Karsner	79,000	194,323	—	—	—	—	273,323
Gerhard H. Parker	93,000	194,323	—	—	—	—	287,323
Dennis D. Powell	123,000	194,323	—	—	—	—	317,323
Willem P. Roelandts	129,250	194,323	—	—	—	—	323,573
James E. Rogers	87,000	194,323	—	—	—	—	281,323
Robert H. Swan	99,000	194,323	—	—	—	—	293,323

(1)	Amounts shown do not reflect compensation actually received by the directors. Instead, these amounts represent the aggregate grant date fair value of stock awards granted in fiscal 2013 (consisting of 14,556 restricted stock units granted to each director on March 5, 2013), as determined pursuant to FASB Accounting Standards Codification 718 (also referred to as “ASC 718”). The assumptions used to calculate the value of stock awards are set forth in Note 12 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2013 filed with the SEC on December 4, 2013.
(2)	Including the 14,556 restricted stock units granted to each director on March 5, 2013, each director had 24,958 restricted stock units outstanding at the end of fiscal 2013, except for Ms. James, who had 25,920 restricted stock units outstanding at the end of fiscal 2013. In addition, certain directors had restricted stock units that have vested in previous years and which, pursuant to such director’s election to defer, will be converted to shares of Applied common stock and paid to him or her on the date of his or her termination of service from the Board, as follows: Ms. James, 35,196 units; Mr. Powell, 38,350 units; Mr. Roelandts, 21,691 units; Mr. Rogers, 56,887 units; and Mr. Swan, 18,537 units.
(3)	Non-employee directors did not receive any new option grants during fiscal 2013. At the end of fiscal 2013, Dr. Parker and Mr. Roelandts each had previously-granted options to purchase 25,000 shares of Applied common stock, while none of the other non-employee directors had any previously-granted option awards outstanding.
(4)	Amount shown represents The Applied Materials Foundation’s matching contribution of the director’s donations to eligible non-profit organizations under The Applied Materials Foundation Matching Gift Program.

Mr. Splinter, Applied’s Executive Chairman of the Board, and Mr. Dickerson, Applied’s President and Chief Executive Officer, are both employees of the Company and therefore they did not receive any retainer or meeting fees, or any restricted stock units automatically granted to non-employee directors, in fiscal 2013. Fiscal 2013 compensation information for Messrs. Splinter and Dickerson can be found in the Summary Compensation Table on page 47.

STOCK OWNERSHIP INFORMATION

Principal Stockholders

The following table shows the number of shares of Applied common stock beneficially owned as of December 31, 2013 by each person known by Applied to own 5% or more of Applied common stock. In general, “beneficial ownership” refers to shares that an entity or individual had the power to vote or the power to dispose of, and shares that such entity or individual had the right to acquire within 60 days after December 31, 2013.

	Shares Beneficially Owned
Name	Number		Percent(1)
Harris Associates L.P.	72,270,054	(2)	6.0%
Two North LaSalle Street, Suite 500 Chicago, IL 60602-3790

BlackRock, Inc.	67,752,412	(3)	5.6%
40 East 52nd Street New York, NY 10022

(1)	Percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 1,204,959,993 shares of common stock outstanding as of December 31, 2013.
(2)	The amended Schedule 13G filed with the SEC jointly by Harris Associates L.P. (“Harris L.P.”) and Harris Associates Inc. (“Harris Inc.”) on February 11, 2013 indicates that as of December 31, 2012, both Harris L.P. and Harris Inc. had sole power to direct the disposition of, and sole voting power over, 53,395,145 shares.
(3)	The amended Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 8, 2013 indicates that as of December 31, 2012, BlackRock had sole power to direct the disposition of, and sole voting power over, 67,752,412 shares.

Directors and Executive Officers

The following table shows the number of shares of Applied common stock beneficially owned as of December 31, 2013 by: (1) each director and director nominee, (2) each Named Executive Officer (“NEO”), and (3) the current directors and executive officers as a group.

		Shares Beneficially Owned
Name	Total Number of Shares(1)	Common Stock(2)		Right to Acquire(3)	Other Stock-Based Holdings(4)
Directors, not including the CEO and Executive Chairman:
Aart J. de Geus	98,678	76,887		21,791	—
Stephen R. Forrest	85,978	64,187		21,791	—
Thomas J. Iannotti	82,678	60,887		21,791	—
Susan M. James	60,832	3,845		21,791	35,196
Alexander A. Karsner	45,706	23,915		21,791	—
Gerhard H. Parker	181,962	160,171	(5)	21,791	—
Dennis D. Powell	99,478	39,337		21,791	38,350
Willem P. Roelandts	108,103	64,621		21,791	21,691
James E. Rogers	127,609	48,931		21,791	56,887
Robert H. Swan	97,568	57,240		21,791	18,537

Named Executive Officers:
Gary E. Dickerson	1,144,613	436,417	(6)	708,196	—
Michael R. Splinter	1,372,313	1,372,313	(7)	—	—
Robert J. Halliday	29,690	19,690		10,000	—
Thomas F. Larkins	109,803	109,803		—	—
Omkaram Nalamasu	27,322	3,947		23,375	—
Ali Salehpour	28,401	28,401		—	—
George S. Davis	3,487	3,487		—	—
Current Directors and Executive Officers, as a Group (20 persons)	4,073,685	2,807,543	(8)	1,095,481	170,661

(1)	The total beneficial ownership for any individual and the total for the group is less than 1%. Percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 1,204,959,993 shares of common stock outstanding as of December 31, 2013, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after December 31, 2013.

(2)	Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of their shares of common stock.
(3)	Indicates shares that the named individual or group has the right to acquire through the exercise of vested stock options and the vesting of performance shares and restricted stock units within 60 days of December 31, 2013.
(4)	Number of shares represents restricted stock units that have vested and which, pursuant to the director’s election to defer, will be converted to shares of Applied common stock and paid to him or her on the date of his or her termination of service from the Applied Board.
(5)	Includes 484 shares held in a family foundation, which is a charitable trust. Dr. Parker disclaims beneficial ownership of the 484 shares held in the family foundation.
(6)	Includes 330,000 shares of unvested restricted stock.
(7)	Includes (a) 258,000 shares of unvested restricted stock and (b) 300,000 shares held in a family trust.
(8)	Includes 605,000 shares of unvested restricted stock.

Business Combination

On September 24, 2013, we entered into an agreement with Tokyo Electron to effect a strategic combination of our respective businesses (“Business Combination”). Based on the number of shares of Applied common stock and shares of Tokyo Electron common stock expected to be issued and outstanding immediately prior to the closing of the transaction, it is anticipated that, immediately following the transaction, former Applied stockholders and former Tokyo Electron shareholders will own approximately 68% and 32%, respectively, of the new combined company. The closing of the Business Combination is subject to customary conditions, including approval by Applied’s and Tokyo Electron’s shareholders and regulatory approvals.

PROPOSAL 2—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to approve, on a non-binding, advisory basis, the compensation of our NEOs, as described in this Proxy Statement. Our previous “say-on-pay” proposals in 2013, 2012 and 2011 were supported by over 90% of votes cast.

Compensation Program and Philosophy

Our Board of Directors believes that our compensation policies and practices promote a performance-based culture and align our executives’ interests with those of our stockholders through a strong emphasis on variable, at-risk compensation tied to the achievement of performance objectives and the creation of stockholder value. The program is also designed to attract and retain highly-talented executives who are critical to the successful implementation of Applied’s strategic plan.

Aligning Pay with Performance.    There is a strong alignment between key operational metrics (Applied’s annual net sales and non-GAAP adjusted net income) and the annual total direct compensation of our Chief Executive Officer during the last five fiscal years. See page 22 for a chart illustrating this alignment.

Approximately 87% of Executive Officer Pay Tied to Performance.    Variable incentive compensation (cash and equity) represented approximately 87% of NEOs’ annual total direct compensation (base salary, annual incentive bonus and annual equity award) in fiscal 2013. Performance objectives include relative operating profit margin, operating profit, relative total shareholder return (“TSR”) performance, and adjusted earnings per share.

Fiscal 2013 Company Performance

Fiscal 2013 was a transformative year for Applied, and included an invigorated focus on building momentum for profitable growth, a transition in executive leadership, and an announced agreement to combine with Tokyo Electron.

An integral part of our growth strategy is to enhance the Company’s leadership in precision materials engineering and help enable major technology transitions for our customers. To accelerate our strategy, we made significant shifts in spending during the year—primarily from overhead to technical capability enhancements and critical research and development programs that address current and new markets—while also implementing operational improvements. These initiatives are aimed at increasing the funding and velocity of new disruptive products, with a focus on semiconductor technologies.

Key highlights of Applied’s business and financial performance in fiscal 2013 include:

•

Built positive momentum in areas that are growth opportunities, including Etch, Inspection and Display, positioning Applied to leverage major industry trends and growth in wafer fabrication equipment spending;

•

Reduced solar spending, as well as overhead and overall general and administrative expenses, to help fund an increase of more than $200 million in the annual run-rate of investment in 300mm semiconductor equipment development; and

•

Returned $701 million to stockholders, including $245 million in share repurchases and $456 million in cash dividends; Applied’s quarterly dividend per share increased by 11%, the fourth consecutive year with an increase of over 10%.

Fiscal 2013 Compensation

The following are highlights of our fiscal 2013 executive compensation program:

•	Annual Bonuses Reflect Company Performance: Bonuses paid to NEOs for fiscal 2013 were generally below target, reflecting actual performance against fiscal 2013 objectives.

•

Challenging Performance Goals for Equity Awards: Annual equity awards for our NEOs are 100% performance-based (other than an award for an NEO granted prior to his appointment as an executive officer), requiring Applied to achieve an annual adjusted operating profit margin of at least the 40th percentile within our peer group for any shares to be eligible for vesting. In order for 100% of the shares to become eligible to vest, Applied must achieve a rank of at least the 65th percentile.

In addition, in order to focus the NEOs even more intently on creating long-term stockholder value, the performance goals for fiscal 2013 annual equity awards include a target for TSR relative to companies in the Standard & Poor’s 500 Information Technology Sector Index (“S&P 500 IT Index”). Even if the performance goals are achieved, these grants will be subject to additional time-based vesting requirements.

We are asking our stockholders to approve the compensation of our named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the Summary Compensation Table, other compensation tables, narrative discussion and related disclosure.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Human Resources and Compensation Committee and the Board value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our NEOs.

The Board unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the principles and material elements of our executive compensation program, how we applied those principles in determining the material elements of our NEOs’ compensation for fiscal year 2013, and how we use our compensation program to drive performance. We believe that our actions in fiscal 2013 and in prior years demonstrate that we have effectively linked pay to performance.

Executive Summary

Fiscal 2013 was a transformative year for Applied—a year of building momentum for profitable growth and positioning the Company to be more competitive. In fiscal 2013, we focused on our growth strategy, built positive momentum in growth businesses, reduced overhead spending and re-allocated spending to strengthen our technology and product pipelines, while enhancing business processes to improve execution and drive profitable growth. We executed on our succession plan for a smooth transition to a new Chief Executive Officer (“CEO”), and strengthened Applied’s leadership team by appointing a new Chief Financial Officer (“CFO”) and recruiting a new head of our Applied Global Services and Growth Markets businesses and a new General Counsel. In September 2013, we announced the planned Business Combination that will enable us to accelerate our strategic vision and momentum for profitable growth.

Our fiscal 2013 executive compensation program reflected Applied’s fiscal 2013 objective to building momentum for profitable growth, as we invested to recruit and promote top talent in an extremely competitive marketplace to build a senior management team that we believe best positions Applied for long-term growth. We also implemented incentives to retain our leadership team during the critical periods before and following the closing of the proposed Business Combination, while motivating executives to continue to effectively operate Applied’s business with as few distractions as possible.

Fiscal 2013 Company Performance

Initiatives and Industry Environment.    Fiscal 2013 included an invigorated focus on building momentum for profitable growth, a transition in executive leadership, and an announced agreement to combine with Tokyo Electron.

An integral part of our growth strategy is to enhance the Company’s leadership in precision materials engineering and help enable major technology transitions for our customers. To accelerate our strategy, we made significant shifts in spending during the year—primarily from overhead to technical capability enhancements and critical research and development programs that address current and new markets—while also implementing operational improvements. These initiatives are aimed at increasing the funding and velocity of new disruptive products, with a focus on semiconductor technologies.

In February 2013, Robert J. Halliday was named Senior Vice President, Chief Financial Officer of Applied, and in September 2013, Applied named Gary E. Dickerson as Chief Executive Officer and a member of the Board of Directors, succeeding Michael R. Splinter, who became Executive Chairman of the Board.

In September 2013, Applied and Tokyo Electron announced the Business Combination, creating a new global innovator in semiconductor and display manufacturing technology. Tokyo Electron, a Japanese corporation, is a global provider of semiconductor, flat panel display and photovoltaic panel production equipment. The closing of the transaction is subject to customary conditions, including approval by Applied’s and Tokyo Electron’s shareholders and regulatory approvals.

Business and Financial Performance.    Key highlights of Applied’s business and financial performance in fiscal 2013 include:

•	A 5% increase in consolidated new orders over fiscal 2012 to $8.47 billion, driven by stronger orders in our Silicon Systems Group and Display segments;

•

Increased gross margin percent (to 39.8%) and non-GAAP adjusted gross margin percent (to 42.1%) from the prior year despite lower net sales (see the Appendix for a reconciliation of non-GAAP measures);

•

Built positive momentum in areas that are growth opportunities, including Etch, Inspection and Display, positioning Applied to leverage major industry trends and growth in wafer fabrication equipment spending;

•

Reduced solar spending, as well as overhead and overall general and administrative expenses, to help fund an increase of more than $200 million in the annual run-rate of investment in 300mm semiconductor equipment development; and

•    Returned $701 million to stockholders, including $245 million in share repurchases and $456 million in cash dividends; Applied’s quarterly dividend per share increased by 11%, the fourth consecutive year with an increase of over 10%.

A key objective in fiscal 2013 was to continue our focus on improving the Company’s TSR and to demonstrate our delivery of value for stockholders. The graph below shows the one- and three-year TSR as of October 25, 2013 for Applied common stock as compared to the one- and three-year TSR as of October 25, 2013 for our fiscal 2013 peer group companies. All TSRs assume reinvestment of dividends. See “Fiscal 2013 Peer Group Companies” for more information about the companies included in this peer group.

The graph below shows the one- and three-year TSR (assuming reinvestment of dividends) as of October 25, 2013 for Applied common stock, the NASDAQ Composite, the S&P 500, and the PHLX Semiconductor Sector indices.

Fiscal 2013 Executive Compensation

The following are highlights of our fiscal 2013 executive compensation program:

•

Aligning Pay with Performance:    There is a strong correlation between key operational metrics (Applied’s annual net sales and non-GAAP adjusted net income) and the annual total direct compensation (base salary, annual incentive bonus and annual equity awards) paid to our chief executive officer during the last five fiscal years (see the Appendix for a reconciliation of non-GAAP adjusted measures), as shown in the following graph:

(1)	Based on annual total direct compensation of Mr. Dickerson for fiscal 2013 and annual total direct compensation of Mr. Splinter for fiscal 2009 through 2012. Annual total direct compensation consists of base salary (annualized for Mr. Dickerson as of the end of fiscal 2013 for purposes of this graph only), annual incentive bonus, and grant date fair value of annual equity awards (not cash actually received). Also shown is the percentage of such equity awards granted in a particular fiscal year that were earned or forfeited as of the end of fiscal 2013.

(2)	Fiscal 2009 annual equity award consists of stock options, all of which have vested.

•

Approximately 87% of NEO Pay Tied to Performance:    In fiscal 2013, we continued our strong commitment to pay for performance by aligning a significant portion of executive compensation with demonstrated performance. As shown by the charts below, the performance-based incentives for our NEOs constituted approximately 87% of annual total direct compensation (base salary, annual incentive bonus and grant date fair value of annual equity awards):

*	Percentages calculated using base salary, annual incentive bonus and grant date fair value of annual equity awards. The “All Other NEOs Pay Mix” does not include compensation for Mr. Davis.

•	Annual Bonuses Reflect Company Performance: Bonuses paid to NEOs for fiscal 2013 were generally below target, reflecting actual performance against fiscal 2013 objectives.

•

Challenging Performance Goals for Equity Awards:    Annual equity awards for NEOs are 100% performance-based (other than an award for an NEO granted prior to his appointment as an executive officer), requiring Applied to achieve an annual adjusted operating profit margin of at least the 40th percentile within our peer group for any shares to be eligible for vesting. In order for 100% of the shares to become eligible to vest, Applied must achieve a rank of at least the 65th percentile.

In addition, in order to focus the NEOs even more intently on creating long-term stockholder value, the performance goals for fiscal 2013 annual equity awards include a target for TSR relative to companies in the S&P 500 IT Index. Even if the performance goals are achieved, these grants are subject to additional time-based vesting requirements.

Due to the challenging nature of the performance goals and Applied’s relative operating profit margin performance in fiscal 2013, none of the performance-based equity awards granted in fiscal 2013 or fiscal 2012 became eligible for time-based vesting, and the remaining unearned awards granted in fiscal 2010 were forfeited.

•

Retention Incentives:    Following the announcement of the proposed Business Combination, we implemented certain incentives to retain and motivate our NEOs to continue to drive Applied toward the additional growth and positive results that may be achieved through successful consummation of the Business Combination and to plan for and lead the post-closing integration. Certain of these incentives were structured to mitigate the impact of a punitive excise tax on the value of equity-related compensation that would be imposed as a result of the consummation of the Business Combination.

•	Other Key Compensation Practices:

•

Objective performance criteria:    Our performance-based compensation program uses a variety of objective performance measures, including relative operating profit margin, operating profit, relative TSR performance, and adjusted earnings per share.

•

No executive pensions or perquisites:    We do not provide any executive pension or executive retirement plans, guaranteed bonuses, executive club memberships, company-paid personal travel or executive health plans.

•

Limited change of control benefits:    Our plans do not provide for any benefits that would be triggered by a change of control, other than the double-trigger vesting acceleration provisions (requiring both a change of control and termination of employment) that apply to employee equity awards under the Employee Stock Incentive Plan.

•	Clawback policy: We have an incentive compensation “clawback” policy providing for reimbursement of incentive compensation from an executive officer under certain circumstances.

•	Stock ownership guidelines: We have stock ownership guidelines to more closely align the interests of our directors and NEOs with those of our stockholders.

•	No gross-up payments: We do not pay taxes on our executives’ behalf through “gross up” payments, other than for business-related relocation and tax equalization related to expatriate assignments.

Further details about these practices and the reasons behind them are discussed below under “Base Salaries,” “Annual Incentive Bonus Opportunities,” “Fiscal 2013 Equity Awards,” and “Employment Agreements and Retention Arrangements,” as well as under “Additional Information Regarding NEO Compensation.”

Our NEOs for fiscal 2013 are:

•	Gary E. Dickerson, President and Chief Executive Officer;

•	Michael R. Splinter, Executive Chairman of the Board and Former Chief Executive Officer;

•	Robert J. Halliday, Senior Vice President, Chief Financial Officer;

•	Thomas F. Larkins, Senior Vice President, General Counsel and Corporate Secretary;

•	Omkaram Nalamasu, Senior Vice President, Chief Technology Officer; and

•	Ali Salehpour, Senior Vice President, General Manager Applied Global Services and Growth Markets

Under applicable SEC rules, our NEOs for fiscal 2013 also include George S. Davis, former Executive Vice President, Chief Financial Officer, who resigned from Applied effective March 2013. Also, in accordance with SEC rules, the determination of NEOs, other than the CEO and CFO, was based on compensation that includes non-recurring elements such as new-hire and promotion equity awards. If only annual total direct compensation had been considered, Randhir Thakur, Executive Vice President, General Manager, Silicon Systems Group, would have been among our top five highly-compensated executive officers for fiscal 2013.

Overview of Compensation Program and Philosophy

Our executive compensation program has three principal objectives:

(1) to attract, motivate, reward and retain highly talented executive officers and other key employees;

(2) to motivate these individuals to achieve short-term and long-term goals that enhance stockholder value; and

(3) to support Applied’s core values and culture.

We seek to achieve these objectives by:

•	providing compensation that is competitive with the practices of other leading, high technology companies; and

•	linking rewards to business and individual performance by:

•	setting challenging performance goals for executive officers and other key employees;

•	providing short-term and long-term incentives for achieving these goals; and

•	providing equity incentives intended to motivate executive officers and key employees to increase long-term stockholder value while aligning with stockholders’ interests.

The Human Resources and Compensation Committee (the “Committee”) uses these principles to determine base salaries, short-term cash incentives and long-term equity incentives. The Committee also considers Applied’s business objectives, the skills and experience of the executive, competitive practices and trends, corporate considerations (including the compensation level of an executive officer relative to other Applied officers, and affordability of the compensation program), and regulatory requirements. The Committee further considers the results of the annual advisory “say-on-pay” vote and stockholder feedback. At our 2013 Annual Meeting, a substantial majority (96%) of our stockholders approved the NEO compensation program described in our 2013 proxy statement (the third consecutive year of over 90% support). Based on this strong stockholder support, the Committee continued to implement this pay for performance program in fiscal 2013.

Role and Authority of the Human Resources and Compensation Committee

The Committee has a written charter approved by the Board that specifies the Committee’s duties and responsibilities (available on Applied’s website at http://www.appliedmaterials.com/investors/corporate-governance). Under this charter, the Committee oversees our executive compensation program, reviews and approves the compensation philosophy for all employees, and reviews and approves the compensation of the NEOs, other executive officers, and members of the Board. The Committee also oversees Applied’s strategic human resources programs, including executive development and succession planning, major employee benefit plans, and equity compensation plans.

Each member of the Committee is independent as determined under Nasdaq, SEC, and Internal Revenue Code (“Code”) rules. The Committee may delegate any of its responsibilities to subcommittees. See “Board and Committee Meetings” for more information about the Committee.

Role of Compensation Consultant

The Committee has the power to engage independent advisors to assist it in carrying out its responsibilities. For fiscal 2013, the Committee continued to engage Semler Brossy Consulting Group (“Semler Brossy”) as its independent executive compensation consultant. Semler Brossy, who reports directly to the Committee and not to management, is independent from Applied, has not provided any services to Applied other than to the Committee, and receives compensation from Applied only for services provided to the Committee. The Committee assessed the independence of Semler Brossy pursuant to SEC rules and concluded that the work of Semler Brossy has not raised any conflict of interest.

Semler Brossy reviews and advises on all principal aspects of the executive compensation program. Its main responsibilities are to:

•	advise on aligning pay and performance;

•	review and advise on executive total compensation, including base salaries, short- and long-term incentives, associated performance goals, and severance arrangements;

•	advise on trends in executive compensation;

•	provide recommendations regarding the composition of our peer group;

•	analyze peer group proxy statements, compensation survey data, and other publicly available data (and apply its experience with other companies to this analysis); and

•	perform any special projects requested by the Committee.

The Committee typically asks Semler Brossy to attend the Committee’s meetings, including executive sessions at which management is not present. Semler Brossy communicates regularly with the Committee’s Chair outside of Committee meetings, and also meets with management to gather information and review proposals. Semler Brossy is expected to remain the Committee’s independent consultant until determined otherwise by the Committee or Semler Brossy.

Role of Executive Officers and Management in Compensation Decisions

For fiscal 2013, the Committee invited Mr. Splinter (while Applied’s CEO and later as Executive Chairman), Mr. Dickerson (as CEO) and other executives, including the heads of Global Human Resources and Global Rewards, to attend its meetings and also regularly held executive sessions without management present. The CEO, together with the Committee, typically assesses the performance of our NEOs and other executive officers. The CEO presents to the Committee his evaluation of each executive officer’s performance over the past year and makes recommendations to the Committee regarding base salaries, bonus targets and actual payments, performance goals and weightings, and equity awards for executive officers. The Committee can reject, modify or accept these recommendations, after considering input from Semler Brossy. The Committee typically discusses the CEO’s proposed compensation with him, but the Committee always makes final decisions regarding his compensation when he is not present.

In formulating its compensation recommendations for fiscal 2013, management considered data primarily from a professional survey conducted by Radford Survey + Consulting, as well as publicly-available information about the peer group provided by Semler Brossy or by management.

Elements of Compensation

The primary elements of our compensation program consist of base salary, annual incentive bonuses, and annual performance-based equity awards. These primary elements were chosen after considering a number of factors, including our desire to drive long-term strategy and continuous improvement in financial and operational performance, as well as the competitive pay practices of our peer group. Each primary element is intended to support one or more of the principal objectives of our compensation philosophy, and the Committee regularly reviews and assesses these elements. Other elements of compensation include a 401(k) savings plan, deferred compensation benefits, and other benefits programs that are generally available to all employees.

In setting compensation levels for each NEO, the Committee considers, among other factors, each element of compensation; the compensation package as a whole; compensation levels at our peer companies for comparable positions; and the executive’s scope of responsibility, prior experience and achievements, advancement potential, impact on results and expected future contributions to our business. For fiscal 2013, as in prior years, the Committee reviewed total compensation tally sheets that set forth total compensation estimates for the NEOs over the next three years. These tally sheets included information on salary and bonus, accumulated equity, projected equity, and retirement and deferred compensation, together with forecasts of compensation, if any, due upon termination of employment. The Committee used the tally sheets to assess the overall effect and long-term implications of compensation decisions, rather than viewing individual decisions in isolation.

Fiscal 2013 Peer Group Companies

The Committee compares our executive compensation program, including base salary, total cash compensation and equity awards, with compensation paid by a peer group consisting of a broad range of high technology companies whose businesses are similar to ours and with which we typically compete for executive talent. For fiscal 2013, the Committee used the following peer group:

Advanced Micro Devices, Inc.	Harris Corporation	NetApp, Inc.

Agilent Technologies, Inc.	Intel Corporation	Qualcomm Inc.

Broadcom Corporation	Juniper Networks, Inc.	SanDisk Corporation

Cisco Systems, Inc.	KLA-Tencor Corporation	Seagate Technology

Corning Inc.	Lam Research Corporation	SunPower Corporation

EMC Corporation	Micron Technology, Inc.	Texas Instruments Inc.

First Solar, Inc.	Motorola Solutions, Inc.	Western Digital Corporation

In assembling the fiscal 2013 peer group, the Committee considered companies that met the following criteria: (1) technology companies with manufacturing operations; (2) companies whose revenues were approximately one-third to five times that of Applied; (3) companies with global operations that disclose executive compensation pursuant to

SEC rules; (4) companies that compete with Applied for key talent; and (5) companies based in the U.S. with significant levels of resources dedicated to research and development as a percentage of revenue. The companies above met most of these criteria; in addition, certain of the companies were among Applied’s principal U.S. competitors or Applied’s top U.S. customers. The fiscal 2013 peer group is unchanged from fiscal 2012, except that The AES Corporation was removed from the fiscal 2013 peer group as its primary businesses no longer related to those of Applied’s. The Committee may make other changes in the peer group as it deems appropriate in the future.

Data gathered on the peer group include base salary, bonus, targeted cash compensation, equity awards and total direct compensation. Management and the Committee use this survey data to assess the compensation levels paid by our peer group and the levels paid within the targeted percentile range discussed below. Deferred compensation plans and other benefits generally are not considered, as they are not a material element of an NEO’s overall compensation package. The peer group data is gathered from the sources described in “Role of Executive Officers and Management in Compensation Decisions” above.

Total Direct Compensation

At the beginning of fiscal 2013, the Committee evaluated the annual total direct compensation – consisting of cash compensation plus annual equity awards – of each NEO, except for Mr. Halliday who was not yet appointed as an executive officer. The Committee targeted a range within the 50th to the 75th percentile of Applied’s peer group for each of these NEOs’ total direct compensation, but not a particular point within the range. The Committee believes that seeking to pay within this range furthers our goals of attracting, rewarding and retaining highly talented individuals, and motivating them to achieve goals that enhance stockholder value. Targeting a percentile range for total direct compensation allows the Committee to meet Applied’s objectives while retaining flexibility to tailor compensation based on individual circumstances. However, each individual element of compensation varies and is not necessarily targeted to a percentile range. For both cash compensation and equity incentives, the Committee may vary from the targeted range, depending on the NEO’s scope of responsibility, job performance, skill set, prior experience and achievements, advancement potential, impact on results and expected future contributions to our business, as well as the compensation level of an executive officer relative to other Applied officers, pressures to attract and retain talent, and business conditions. Assessments of the job performance of NEOs other than the CEO’s are based on the CEO’s determination of that NEO’s achievement of stated business goals, as well as the CEO’s subjective evaluation of the NEO’s contributions, leadership abilities, demonstration of Applied’s core values, skills, and future potential. In assessing the CEO’s job performance, the Committee considers similar factors. Actual pay results may be outside of the targeted range due to the performance of the NEO or of the Company, as performance-driven incentive compensation comprises the largest part of our compensation program. For fiscal 2013, the Committee did not target a percentile range in determining compensation associated with promotions for the NEOs. Instead, the Committee considered internal equity in making such decisions, given in part the desire to motivate the executives to work as a team in achieving Applied’s business objectives.

Total Cash Compensation: Base Salaries and Annual Incentive Bonus Opportunities

Base salaries and bonus opportunities are designed to attract, motivate, reward and retain executive talent, as well as align pay with performance. At the beginning of each fiscal year, the Committee determines each officer’s targeted total cash compensation (salary and target bonus).

Base Salaries

Base salaries are an annual fixed level of cash compensation for our executive officers. The Committee did not increase or otherwise change executive base salaries for fiscal 2013, except in connection with promotions and associated increases in responsibilities, as further discussed below. The Committee, in consultation with management, decided that continuing base salary amounts from fiscal 2012 met the goal of sufficiently rewarding executives for their time and service, was sufficiently competitive to provide adequate retention value, and allowed Applied to continue its focus on weighting NEO cash compensation toward performance-based incentives. See the Summary Compensation Table for base salaries paid to NEOs for fiscal 2013.

Annual Incentive Bonus Opportunities

Each NEO participates in one of two annual bonus plans, the Senior Executive Bonus Plan (the “Bonus Plan”) or the Applied Incentive Plan (the “AIP”). The annual incentive bonus opportunity for each NEO under both plans is linked to Applied’s performance in achieving financial objectives and to individual performance. Company and individual objectives are designed to incentivize management to proactively address cyclical industry conditions, drive strong operating performance, invest in innovation to drive future growth, and create stockholder value.

Senior Executive Bonus Plan

Overview.    The Bonus Plan is a stockholder-approved annual bonus program for certain senior executives, including certain of our NEOs. The Bonus Plan is designed to encourage and reward achievement of Applied’s business goals, and to attract and retain highly talented individuals. Bonuses under this plan are intended to qualify as “performance-based” compensation under Section 162(m) of the Code and are paid only to the extent that performance goals actually are achieved. For fiscal 2013, our NEOs, other than Dr. Nalamasu and Messrs. Halliday and Salehpour, participated in the Bonus Plan. Dr. Nalamasu and Messrs. Halliday and Salehpour did not participate in the Bonus Plan for fiscal 2013 due to the timing of their hire or promotion, and instead participated in the AIP (see “Applied Incentive Plan” below).

For fiscal 2013, as in prior years, the Committee determined (a) the target bonus amount for each NEO and (b) initial and secondary performance goals. The initial performance goal was chosen from among the various goals listed in the Bonus Plan, subject to adjustment by the Committee, as permitted under the Bonus Plan. Upon achievement of the initial performance goal, the bonus for each NEO would become payable up to a maximum amount, but the actual bonus awarded still depended on the achievement of secondary performance goals, as well as the level of funding of the Bonus Plan.

Fiscal 2013 Target Bonus Amounts.    In early fiscal 2013, Mr. Splinter, who was CEO at the time, consulted with management and then recommended to the Committee target bonus amounts, expressed as a percentage of base salary, for each of the NEOs other than himself (Mr. Splinter’s target bonus amount was set by the Committee). In making these recommendations, Mr. Splinter relied on a variety of factors, including publicly available data and market survey data as described above, as well as his assessment of individual performance, current and anticipated contributions by each NEO, internal equity and overall economic and business conditions. The recommendations for fiscal 2013 were unchanged from the fiscal 2012 target bonus amounts. After consideration and discussion, the Committee accepted these recommendations. Target bonus amounts subsequently were increased for certain officers in connection with their promotions during fiscal 2013. Mr. Splinter recommended to the Committee adjustments to the target bonus amounts for Messrs. Halliday and Dickerson and Dr. Nalamasu in connection with their promotions, and Mr. Dickerson (who was CEO beginning September 2013) recommended to the Committee the adjustment to Mr. Salehpour’s target bonus amount in connection with his promotion in September 2013. The Committee believed that these target bonus amounts for fiscal 2013 were consistent with our philosophy of linking pay to our performance and helped us reach our target annual total direct compensation of within the 50th to 75th percentile range relative to the peer group.

Fiscal 2013 Initial Performance Goal under the Bonus Plan.    For any bonus to be payable to an NEO for a particular fiscal year, the Company must achieve the initial performance goal specified by the Committee. For fiscal 2013, the Committee chose the achievement of adjusted operating profit as the initial performance goal under the Bonus Plan. “Adjusted operating profit” for purposes of the Bonus Plan is a non-GAAP measure that excludes certain items from operating profit determined in accordance with GAAP. If positive adjusted operating profit is not achieved, then no bonus is payable. If positive adjusted operating profit is achieved, the maximum bonus that becomes payable for each NEO is the lowest of: (a) $5 million, (b) 3x the target bonus, and (c) 0.4% of adjusted operating profit for each NEO other than Mr. Splinter, for whom this maximum is 0.8% of adjusted operating profit.

Funding of Bonus Plan.    For any funding to be allocated to the Bonus Plan for the fiscal year, the Company must achieve the initial performance goal. Provided the initial performance goal is achieved, the Committee then reviews the level of adjusted earnings per share (“adjusted EPS”), which is a non-GAAP measure that excludes certain charges, achieved by the Company to determine the funding level of the Bonus Plan.

Fiscal 2013 Secondary Performance Goals under the Bonus Plan.    The Committee also determines secondary performance goals for each NEO that apply if and only if the initial performance goal is met. At the time the performance goals were set, the Committee expected that each NEO’s actual fiscal year bonus would be substantially lower than the maximum payment permitted under the Bonus Plan upon achievement of the initial performance goal. In particular, the secondary performance goals are intended to reduce the bonus amount from the maximum available. Even if the performance goals are fully achieved, the Committee has discretion to decrease (but not increase) bonuses from the maximum amounts available. The secondary performance goals create additional incentive for our NEOs since at least some of the secondary performance goals must be achieved in order for any bonus to be payable to an NEO. If none of the secondary performance goals is achieved, no bonus becomes payable to the NEO. The Committee believes that this dual-level performance framework appropriately emphasizes adjusted operating profit, which is one of our most important measures of operating and financial performance, while providing necessary flexibility to focus on the achievement of key business imperatives.

For fiscal 2013, in developing the secondary performance goals and their weightings, management considered the importance of shared goals and analyzed the relative importance of each goal to Applied’s business strategy, whether a particular goal was appropriate for a specific NEO, and the anticipated difficulty of achieving the goals in the aggregate. In fiscal 2013, we developed certain secondary performance goals that were shared by all NEOs in order to emphasize effective cross-functional performance and a culture of collaboration. In developing individual goals, the goals for Messrs. Splinter (as CEO) and Dickerson (as President) were developed first, and the other NEOs’ individual goals were then set to support the goals of the Company and Messrs. Splinter’s and Dickerson’s individual goals, and to further the key objectives for each NEO’s respective areas of responsibility. The Committee considered and provided input on performance goals and weightings initially proposed by management, which was incorporated into the final goals and weightings that subsequently were presented to, and approved by, the Committee.

For fiscal 2013, the Committee determined that shared goals of adjusted EPS, TSR, customer loyalty and product development capabilities were appropriate metrics for all NEOs. In addition, each NEO had financial objectives intended to contribute to driving improved profitability, and business unit- and function-specific objectives to reflect their influence over both Applied’s overall performance and their individual business units and functions. See “Additional Information Regarding NEO Compensation” below for a discussion of each NEO’s secondary performance goals.

Determining Actual Fiscal 2013 Bonuses under the Bonus Plan.    In fiscal 2013, Applied achieved an adjusted operating profit of $972 million, resulting in achievement of the initial performance goal under the Bonus Plan. “Adjusted operating profit” for purposes of the Bonus Plan is a non-GAAP measure that excludes certain items from operating profit. Items excluded from fiscal 2013 operating profit determined in accordance with GAAP were those associated with acquisition, integration and deal costs associated with prior transactions, as well as the proposed Business Combination, and gain on the sale of facilities. The Bonus Plan provides for the exclusion of certain charges, and the Committee believed these specific fiscal 2013 adjustments were appropriate to better evaluate the operating and financial performance of the Company and to consistently compare Applied’s results with those of its peer companies.

To determine the funding available under the Bonus Plan, the Committee analyzed the achievement of adjusted EPS, which was $0.59 for fiscal 2013. Adjusted EPS is a non-GAAP measure, and for fiscal 2013 excluded certain charges such as items associated with impairment of goodwill and intangible assets; acquisition, integration and deal costs associated with prior transactions, as well as the proposed Business Combination; restructuring and asset impairment charges; impairment of strategic investments; the reinstatement of federal R&D tax credit; and the resolution of audits of prior years’ income tax filings and other tax items. A reconciliation of this non-GAAP adjusted financial measure to our financial results prepared in accordance with GAAP is included in the Appendix. A multiplier is applied depending on the adjusted EPS achieved. Funding the Bonus Plan within a range of 1.0x to 1.24x required an adjusted EPS for fiscal 2013 within a range of $0.70 to $0.95, and an adjusted EPS above or below this range would have increased or decreased the multiplier. The actual adjusted EPS of $0.59 resulted in a multiplier of 0.86x for funding of the Bonus Plan. The Committee increased the funding multiplier to 0.91x based on significant Company achievements during fiscal 2013, including a nearly 70% improvement in one-year TSR performance; achievements in product development, customer engagement capabilities and momentum for future growth; and the time and effort dedicated to entering into the proposed Business Combination, which will enable the acceleration of the strategic visions of the two companies and Applied’s momentum for profitable growth, and increase value to stockholders.

In determining a bonus amount that it believed was appropriate for each NEO, the Committee reviewed the achievement levels of the secondary performance goals and considered the weighting with respect to each NEO’s goals, rather than mechanically applying a formula. The Committee analyzed the achievement of shared goals, as well as each

NEO’s achievement of his secondary goals, by reviewing actual performance against goals previously approved by the Committee. See “Additional Information Regarding NEO Compensation” below for a discussion of each NEO’s achievement of secondary performance goals under the Bonus Plan.

The table below shows for each NEO who participated in the Bonus Plan: (1) the target bonus amounts (expressed both as a percentage of base salary and as a dollar amount) based on the bonus percentages established by the Committee for fiscal 2013, (2) the maximum amount payable under the Bonus Plan equal to the lowest of: $5 million, 3x the target bonus as a percentage of base salary (which percentage was set at the beginning of the fiscal year, but based on the NEO’s base salary on the last day of the fiscal year), and 0.4% of adjusted operating profit for each NEO, other than Mr. Splinter, for whom this maximum is 0.8% of adjusted operating profit, and (3) the actual fiscal 2013 bonus amount approved by the Committee. Under the Bonus Plan, no annual bonus may exceed $5 million for any individual, even if the level of adjusted operating profit achieved would allow for a higher bonus.

Name	Target Bonus (% of base salary)	Target Bonus ($)	Maximum Bonus Payable(1)	Actual Bonus Amount Paid ($)
Gary E. Dickerson	175%	$1,715,000	$3,888,000	$1,560,650
Michael R. Splinter	175%	$1,715,000	$5,000,000	$1,560,650
Thomas F. Larkins	110%	$528,000	$1,584,000	$480,480
George S. Davis	135%	$776,250	$2,328,750	–(2)

(1)	Based on Applied’s fiscal 2013 adjusted operating profit of $972 million, the maximum bonus payable for fiscal 2013 would have been $7.78 million for Mr. Splinter and $3.89 million for each of the other participating NEOs (representing 0.8% and 0.4%, respectively, of such adjusted operating profit). However, under the Bonus Plan, the maximum annual bonus payable is the lower of $5 million and 3x the NEO’s target bonus. Mr. Dickerson’s target bonus was set at 175% upon his appointment as CEO. His target bonus was 150% at the beginning of fiscal 2013 while he was President and prior to his appointment as CEO. Based on Mr. Dickerson’s salary of $980,000 on the last day of fiscal 2013, 3x his target bonus of 150% would be equal to $4,410,000. Accordingly, his maximum bonus payable was $3,888,000 (determined based on 0.4% of adjusted operating profit of $972 million).
(2)	Mr. Davis resigned from Applied effective March 2013 and therefore was not eligible to receive a bonus for fiscal 2013 under the Bonus Plan.

Applied Incentive Plan

The AIP is a corporate bonus plan in which certain NEOs and other employees participate. AIP participants are each assigned a target bonus amount, expressed as a percentage of base salary. The overall funding of the bonus pool available under the AIP is determined by the Committee, based on adjusted EPS, similar to the Bonus Plan. Each executive officer who participates in the AIP has financial objectives that contribute to driving improved profitability, as well as other strategic objectives. An individual participant’s bonus award generally is determined based on his or her performance assessment and target bonus amount, and the overall bonus pool available under the AIP.

Messrs. Halliday and Salehpour and Dr. Nalamasu participated in the AIP during fiscal 2013. Determination of target bonus amounts, initial and secondary performance goals, funding of the plan, and actual bonus amounts under the AIP is essentially similar as that under the Bonus Plan discussed above, except that no maximum bonus amount payable is specified for the NEO. See “Additional Information Regarding NEO Compensation” below for a discussion of each NEO’s achievement of secondary performance goals.

The table below shows for each NEO who participated in the AIP: (1) the target bonus amounts (expressed both as a percentage of base salary and as a dollar amount) based on the bonus percentages established by the Committee for fiscal 2013 and (2) the actual fiscal 2013 bonus amount approved by the Committee.

Name	Target Bonus (% of base salary)	Target Bonus ($)	Actual Bonus Amount Paid ($)
Robert J. Halliday	135%	$776,250	$768,488
Omkaram Nalamasu	100%	$460,000	$404,800
Ali Salehpour	110%	$528,000	$545,952

Long-Term Equity Incentive Compensation

Overview.    Applied’s equity program is intended to provide a long-term incentive to help (1) achieve our business objectives, (2) attract, motivate and retain key talent, and (3) align our executives’ interests with stockholders’ interests to maximize long-term stockholder value.

When Awards Are Granted.    The Committee grants equity awards to NEOs under our stockholder-approved Employee Stock Incentive Plan. For fiscal 2013, all of the NEOs, except Mr. Halliday who was not yet appointed an executive officer, received annual performance-based equity awards in December 2012. Mr. Halliday received an annual equity award of restricted stock units in December 2012. Messrs. Dickerson, Halliday, Larkins and Salehpour and Dr. Nalamasu received additional equity awards during fiscal 2013 in connection with their hire or promotion.

The Committee has not granted, nor does it intend to grant, equity awards in anticipation of the release of material, nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, Applied has not timed, nor does it intend to time, the release of material, nonpublic information based on equity award grant dates.

Allocation Among Different Types of Equity Awards.    The Committee seeks a balance between awards that provide more predictable value, such as performance shares and restricted stock units, and awards that provide higher incentive value, such as options. In considering whether to grant performance shares, restricted stock units, stock options, other types of awards, or a combination of awards during any fiscal year, the Committee considers both current and expected incentive and retention needs, market competitiveness and business strategies. The Committee also considers the expense against earnings for accounting purposes compared to the expected benefit of new awards to Applied and the NEOs, as well as the value of awards already held by the NEOs. The Committee and management regularly monitor the environment in which Applied operates and make changes to our equity program to help us meet our goals, which include achieving long-term stockholder value and attracting, motivating and retaining top talent. The CEO makes recommendations with respect to the type and size of equity awards, other than for himself. The Committee then determines individual grants to each NEO, with consideration given to the CEO’s recommendations, as well as the size and value of unvested equity awards held by the NEO, the NEO’s job performance and contributions to Applied’s success, skill set, prior experience, time in his position, internal equity, pressures to attract and retain talent, market competitiveness, and business conditions and strategies.

We continued to use our equity compensation program judiciously in fiscal 2013. Our gross burn rate (calculated using Institutional Shareholder Services’ (“ISS”) methodology for calculating adjusted burn rate, as a percentage of our total outstanding shares) was 3.4% for fiscal 2013. Our three-year average annual gross burn rate was 3.8% for the period ending in fiscal 2013, which was well below the ISS burn rate cap of 6.72% that applies to our industry for 2014. We believe that these percentages demonstrate our commitment to careful and efficient use of the shares that stockholders have approved for issuance under our equity compensation plan.

Fiscal 2013 Equity Awards

Annual Performance-Based Equity Awards

We believe that performance-based equity awards provide executives with a compelling incentive to achieve strong operating results. In December 2012, the Committee granted equity awards for fiscal 2013 to certain NEOs that require the achievement of a relative operating profit margin goal and provide an incentive tied to the achievement of a TSR goal. Further, even if the performance goals are achieved, additional time-based vesting requirements help align the interests of our NEOs with those of stockholders over the longer term and assist in retaining the executive. For fiscal 2013, the Committee granted target number of shares to our NEOs as follows:

Name	Target Number of Shares
Gary E. Dickerson	400,000
Michael R. Splinter	575,000
Thomas F. Larkins	150,000
Omkaram Nalamasu	200,000
Ali Salehpour	150,000
George S. Davis	250,000	(1)

(1)	Mr. Davis forfeited the entire award upon his resignation from the Company.

In determining the grant sizes for fiscal 2013, the Committee considered each NEO’s equity grant as a component of his total direct compensation. The Committee did not increase the target size of the annual fiscal 2013 grants for Messrs. Splinter and Davis over those granted in fiscal 2012 because the Committee, in consultation with management, decided that the target sizes provided sufficient performance-based equity incentives to align compensation with the long-term interests of our stockholders. Messrs. Dickerson, Larkins and Salehpour received their first annual equity grant in fiscal 2013. The Committee, in consultation with management, determined that the value of the fiscal 2013 equity awards for Messrs. Dickerson, Larkins and Salehpour were in line with market norms for their respective roles and were sufficient to provide retention incentive for them.

Annual Adjusted Operating Profit Margin Goal.    In order for the NEO’s fiscal 2013 equity awards to become eligible for time-based vesting, Applied must achieve: (1) positive annual adjusted operating profit margin in any one of fiscal years 2013, 2014, 2015 or 2016, and (2) targeted levels of relative annual adjusted operating profit margin for that same year. We believe these goals are appropriate in light of the cyclical nature of the industries in which we operate. For purposes of calculating fiscal 2013 annual adjusted operating profit margin, the Committee excluded certain charges such as those associated with acquisition, integration and deal costs associated with prior transactions, as well as the proposed Business Combination and gain on the sale of facilities. Assuming the performance goals are met, the NEO must also remain an employee for four years from the grant date in order for all of the shares to vest.

The number of shares eligible to vest (or shares earned) is determined based upon relative annual adjusted operating profit margin, with no shares eligible to vest unless Applied’s annual adjusted operating profit margin is positive and achieves a rank within the peer group of at least the 40th percentile.

Percentile Rank of Operating Profit Margin	Percentage of Shares that Become Eligible to Vest
65th +	100%
60th – 64th	85%
55th – 59th	70%
50th – 54th	55%
45th – 49th	40%
40th – 44th	25%
Below 40th	0%

For fiscal 2013, Applied’s annual adjusted operating profit margin was ranked at the 33rd percentile of the peer group. As a result, none of the fiscal 2013 and fiscal 2012 performance-based equity awards became eligible to vest, and the remaining unearned portion of the fiscal 2010 performance-based equity awards was forfeited.

Fiscal Year in which Performance-Based Awards were Granted	Eligibility to Vest Based on Fiscal 2013 Adjusted Operating Profit Margin	May be Eligible to Vest in following fiscal years
Fiscal 2013	Not eligible to vest	2014, 2015 or 2016
Fiscal 2012	Not eligible to vest	2014 or 2015
Fiscal 2010 (18% remaining)	Forfeited	—

The fiscal 2013 and fiscal 2012 awards will be forfeited in fiscal 2016 and fiscal 2015, respectively, if the applicable annual adjusted operating profit margin requirements are not achieved by the end of such fiscal years. All fiscal 2011 awards were earned, based on fiscal 2011 performance. The Committee believes that the challenging performance requirements for vesting demonstrate our commitment to pay for performance and stockholder alignment.

Total Shareholder Return Goal.    In order to focus the NEOs even more intently on creating long-term stockholder value, the fiscal 2013 performance-based equity awards (like the fiscal 2012 awards) include an additional incentive tied to targeted levels of TSR relative to a peer group comprised of companies in the S&P 500 IT Index. The TSR goal requires, as a threshold, that Applied’s annual adjusted operating profit margin is positive and achieves a rank within the peer group of at least the 40th percentile. In this way, if additional shares become eligible to vest under the TSR goal, NEOs will be rewarded not only for achieving strong operating results, but also for creating meaningful additional stockholder value.

If annual adjusted operating profit margin goals are achieved and Applied’s relative TSR for the two-year period ending on the last day of fiscal 2014 is at least the 60th percentile of the S&P 500 IT Index, then additional shares will become eligible for time-based vesting, expressed as a percentage of the number of shares earned under the annual adjusted operating profit margin goal, as set forth below.

Percentile Rank of Total Shareholder Return	Percentage of Additional Earned Shares that Become Eligible to Vest
75th +	50%
71st – 75th	40%
66th – 70th	30%
60th – 65th	20%
Below 60th	0%

Depending on the level of achievement of both the relative operating profit margin and TSR goals, the number of shares that may become eligible to vest under the time-based schedule ranges from 0% to 150% of the target number. In order for the maximum number of shares to become eligible to vest, annual adjusted operating profit margin must be at the 65th percentile or higher within the applicable peer group, and TSR must be at the 75th percentile or higher within the S&P 500 IT Index.

With respect to the fiscal 2012 annual equity awards, Applied’s TSR for the two-year period ending fiscal 2013 was ranked at the 62nd percentile among the companies in the S&P 500 IT Index. This ranking could result in executive officers earning an additional 20% of the shares that may be earned from the achievement of the underlying annual adjusted operating profit margin goal, which achievement requires that such margin is positive and achieves a rank of at least the 40th percentile within the applicable peer group in either fiscal 2014 or fiscal 2015. Certain of the NEOs’ performance-based equity awards were amended during fiscal 2013, as discussed further under “Employment Agreements and Retention Arrangements” below.

Time-Based Vesting.    In addition to achieving the above performance goals, the NEO must remain an employee of Applied through December 19, 2016 in order for all of the shares awarded in fiscal 2013 to vest. We believe that these performance goals and the vesting schedule demonstrate Applied’s commitment to pay for performance and the judicious use of our long-term equity incentive program.

Restricted Stock Units Award

In fiscal 2013, prior to Mr. Halliday’s appointment as CFO, he received an annual grant of 40,000 restricted stock units. Similar to annual awards granted to Applied employees other than executive officers, Mr. Halliday’s award is subject solely to time-based vesting requirements over four years from the grant date.

Promotion and New-Hire Equity Awards

In fiscal 2013, the Committee also granted equity awards to Messrs. Dickerson and Halliday and Dr. Nalamasu in connection with their promotions, and to Messrs. Larkins and Salehpour in connection with their hire.

Promotion Equity Awards.    In determining the equity award grant for Mr. Dickerson in connection with his appointment as our CEO, the Committee considered the appropriate types and size of an equity award grant, and Applied’s deductibility of the compensation expense for purposes of Section 162(m) of the Code. The Committee also considered that stock options are inherently performance-based and can provide important incentives for Mr. Dickerson to increase long-term stockholder value because options have value only if our stock price appreciates after the grant date. The Committee determined to grant Mr. Dickerson a stock option covering 1,000,000 shares of common stock. The option is scheduled to vest annually as to 25% of the shares over four years, subject to Mr. Dickerson’s continued employment.

In connection with Mr. Halliday’s promotion to CFO from his former position as general manager of the Implant business unit within our Silicon Systems Group segment in February 2013, the Committee granted him an award of a target 100,000 performance shares. Mr. Halliday’s award was, in all material respects, the same as the fiscal 2013 annual performance share awards to the NEOs described above, including the performance-based and additional time-based vesting requirements. The Committee considered the appropriate balance of performance-based equity awards as compared to time-based awards for the CFO position and also determined that as CFO, Mr. Halliday would greatly contribute to Applied’s financial performance, and as a result, his equity compensation should be linked to the Company’s performance and long-term stockholder interest.

The Committee granted Dr. Nalamasu 100,000 restricted stock units upon his promotion from Group Vice President to Senior Vice President in June 2013. The award is scheduled to vest annually as to 25% of the shares over four years from the grant date. The award was in recognition of Dr. Nalamasu’s leadership in developing new product pipelines, securing government funding for key strategic projects and driving innovation at Applied, as well as strengthening our strategic relationships with universities and research institutions.

New-Hire Equity Awards.    In fiscal 2013, the Committee granted 425,000 and 182,000 restricted stock units to Messrs. Larkins and Salehpour, respectively, in connection with their joining Applied. The awards are scheduled to vest over three and four years, respectively, from the grant date. In determining the size of their equity grants, which were the largest portion of their new-hire compensation packages, as well as their overall offers, the Committee considered developing compensation packages that were sufficiently competitive to recruit talented executives who would contribute to the Company’s performance and long-term stockholder value. The Committee also considered the associated one-time recruiting costs of replacing compensation value that the executives would forfeit by leaving their previous employers. This was not incremental compensation and not part of the executives’ ongoing compensation, and was in line with their compensation levels prior to joining Applied.

In addition, the Committee considered each of Messrs. Larkins’ and Salehpour’s experience and expected future contributions to Applied. Mr. Larkins has business and legal acumen to drive growth and manage risk, and deep experience in mergers and acquisitions, commercial transactions, corporate finance, and corporate governance. Mr. Larkins’ broad range of experience and skills contribute to Applied’s focus on our global strategic and operational priorities.

Mr. Salehpour joined Applied to lead the Energy and Environmental Solutions and Display groups, two of our four business segments. He has executive experience and a successful track record in the semiconductor industry in delivering customer satisfaction, growing market share and building high-performance teams. His strategic and operational skills enable him to provide strong leadership to drive growth, profitability and operational improvements.

The promotion and new-hire equity awards are discussed further under “Additional Information Regarding NEO Compensation” below and were amended during fiscal 2013, as discussed further under “Employment Agreements and Retention Arrangements” below.

Deferred Compensation Plan

Applied’s 2005 Executive Deferred Compensation Plan (the “2005 Plan”) allows our NEOs and other eligible employees voluntarily to defer receipt, on a pre-tax basis, of some of the compensation they have earned. Under the 2005 Plan, eligible employees may defer more compensation than they otherwise would be permitted to defer under Applied’s 401(k) savings plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code. Applied offers the 2005 Plan as a competitive practice to help us attract and retain top talent, and we reevaluate this plan from time to time. Amounts credited to the 2005 Plan are credited with deemed interest, but Applied does not provide matching or other employer contributions under this plan. Due to its conservative design, including that the plan does not provide above-market or preferential earnings on deferred compensation, the benefits provided under the plan are not considered a material element of an NEO’s overall compensation package. See “Nonqualified Deferred Compensation” below for more information about the 2005 Plan.

Retirement Benefits under the 401(k) Plan and Generally Available Benefits Programs

During fiscal 2013, substantially all U.S. employees, including the NEOs, were eligible to participate in Applied’s 401(k) plan, a tax-qualified retirement plan. Eligible Applied 401(k) plan participants receive matching contributions from Applied. We do not provide defined benefit pension plans or defined contribution retirement plans to the NEOs or other employees except for: (a) the 401(k) plan, or (b) as required in certain countries outside the United States for legal or competitive reasons.

Applied offers a number of other benefits programs to a broad base of eligible employees, including: a tax-qualified employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability plans, life and accidental death and dismemberment plans, health and dependent care flexible spending accounts, business travel insurance, wellness programs, relocation/expatriate programs, educational assistance, employee assistance program, and certain other country-specific benefits.

The 401(k) plan and other generally available benefits programs allow Applied to remain competitive for employee talent, and the Committee believes that these programs generally enhance employee productivity. The main objectives of Applied’s benefits programs are to give our eligible employees access to health care, financial assistance with survivor and disability benefits, assistance in achieving retirement financial goals and enhanced health and productivity, and to support global workforce mobility, in full compliance with applicable legal requirements. These benefits are not considered by the Committee in determining an individual NEO’s total compensation.

Applied annually benchmarks its overall benefits programs, including the 401(k) plan, but excluding the 2005 Plan, against our peers. Applied generally targets its overall broad-based benefits programs, excluding the 2005 Plan, at approximately the market median, which the Committee believes allows us to remain competitive in attracting and retaining talent. We also evaluate the competitiveness of our 401(k) plan against plans of other technology companies.

Additional Information Regarding NEO Compensation

The following discussion provides additional information regarding fiscal 2013 compensation decisions relating to each NEO. See also compensation reported in the Summary Compensation Table below.

Gary E. Dickerson.    Mr. Dickerson’s targeted total direct compensation for fiscal 2013 was determined in accordance with our compensation philosophy described above, including as compared to peer group practices. Mr. Dickerson’s targeted total direct compensation at the beginning of fiscal 2013 was 14% above the 50th to 75th percentile targeted range, which the Committee believed was appropriate in light of several factors, including his expected future contributions to our business and his compensation level relative to other Applied executive officers.

Mr. Dickerson’s fiscal 2013 base salary and target bonus were $750,000 and 150%, respectively, until September 2013 when he became Applied’s CEO. In determining Mr. Dickerson’s compensation at the time of his appointment as our CEO, the Committee considered the additional responsibilities that he would assume, his continuing leadership as President since June 2012 in focusing Applied on new strategies for profitable growth, and his prior experience as the CEO of Varian. In connection with Mr. Dickerson’s appointment as CEO, his base salary was increased to $980,000 and his annual bonus target was increased to 175% of his base salary. Mr. Dickerson’s base salary and annual bonus target are the same as those that Mr. Splinter has had for the last five fiscal years. Mr. Dickerson’s compensation was set higher than the compensation of our other NEOs (except for Mr. Splinter) due to the distinctive nature and broad scope of a chief executive officer’s leadership responsibilities, the unique accountability a chief executive officer carries with respect to the company’s performance, and the particularly competitive market for attracting and retaining highly talented chief executive officers.

For fiscal 2013, Mr. Dickerson was granted an annual equity award with a target of 400,000 performance shares in December 2012 and a stock option covering 1,000,000 shares of common stock upon his appointment as CEO.

In connection with his appointment as President in June 2012, Mr. Dickerson was required to relocate from Massachusetts to California. Mr. Dickerson was eligible for our standard relocation program available to other employees. In addition to the standard benefits, he received price protection for the sale of his Massachusetts residence. These additional benefits were appropriate in light of Mr. Dickerson’s expected contributions and performance and our retention goals, as well as our desire to have Mr. Dickerson’s relocation completed expediently.

In determining a bonus amount for fiscal 2013 that it believed was appropriate for Mr. Dickerson, the Committee reviewed the achievement of shared goals, as well as Mr. Dickerson’s achievement of his secondary goals, as set forth below. Mr. Dickerson and Mr. Splinter shared the same secondary performance goals for fiscal 2013.

Fiscal 2013 Secondary Performance Goals	Relative Weightings	Achievement
(1) New product development, adoption and penetration	30%	Partially Achieved
(2) Field technical capability, employee engagement and long-term growth objectives	15%	Fully Achieved
(3) Grow fiscal 2013 market share	10%	Partially Achieved
Shared goals:
(4) Total shareholder return	20%	Exceeded
(5) Adjusted EPS target	15%	Partially Achieved
(6) Product development capability and customer loyalty objectives	10%	Fully Achieved

The Committee believed Mr. Dickerson’s overall fiscal 2013 compensation was appropriate based on his responsibilities as President and CEO in overseeing all aspects of the Company’s business and performance, driving focus on our growth strategy and leading important changes to strengthen our product development capabilities, and the fact that the largest element of his annual compensation was performance-based.

The following table shows Mr. Dickerson’s annual compensation as an executive officer for fiscal 2013 and fiscal 2012:

Annual Compensation	Fiscal 2013	Fiscal 2012
Base Salary(1)	$776,538	$242,308
Annual Incentive Bonus(2)	$1,560,650	$550,000
Annual Total Cash Compensation	$2,337,188	$792,308
Change in Annual Total Cash Compensation from Fiscal 2012	195%	—
Annual Equity Award Target(3)	$4,684,000	$6,102,500
Percentage of Annual Equity Award Earned as of end of Fiscal 2013	0%	0%
Annual Total Direct Compensation	$7,021,188	$6,894,808

(1)	Fiscal 2012 base salary reflects Mr. Dickerson’s service from June 2012 when he was appointed as President through the end of fiscal 2012, and does not include compensation paid to him for working on merger integration matters prior to June 2012.
(2)	Mr. Dickerson’s fiscal 2012 bonus was prorated to reflect his service from June 2012 through the end of fiscal 2012.
(3)	Represents grant date fair value of target number of shares of annual equity awards (not cash actually received). Amounts do not include the grant date fair value of (a) 550,000 shares of performance-based restricted stock granted in fiscal 2012 that were intended to replace the economic value of Varian severance benefits under a legacy change of control agreement forgone by Mr. Dickerson and (b) a stock option for 1,000,000 shares granted in fiscal 2013 in connection with his appointment as CEO.

Michael R. Splinter.    In setting Mr. Splinter’s targeted total direct compensation at the beginning of fiscal 2013, the Committee considered that the CEO significantly and directly influences Applied’s overall performance. Mr. Splinter’s targeted total direct compensation was 2% below the 50th to 75th percentile targeted range for fiscal 2013. Mr. Splinter’s compensation was set higher than the compensation of our other NEOs due to the distinctive nature and broad scope of a chief executive officer’s leadership responsibilities, the unique accountability a chief executive officer carries with respect to the company’s performance, and the particularly competitive market for attracting and retaining highly talented chief executive officers.

Mr. Splinter’s base salary was $980,000 for fiscal 2013, which is the same amount as the prior four fiscal years, and his target bonus for fiscal 2013 remained 175% of his base salary. For fiscal 2013, Mr. Splinter was granted an annual performance-based equity award with a target of 575,000 shares. Upon his appointment as Executive Chairman effective September 2013, Mr. Splinter’s base salary and target bonus were not changed, given his critical ongoing role in providing leadership on strategic projects, industry-wide initiatives and major public policy issues, while continuing to work closely with Mr. Dickerson to transition the management and operations of the Company. In addition, Mr. Splinter provides support of the proposed Business Combination with respect to customer relations, regulatory, integration planning and other matters. Mr. Splinter did not receive an equity award in connection with his appointment as Executive Chairman.

In determining a bonus amount for fiscal 2013 that it believed was appropriate for Mr. Splinter, the Committee reviewed the achievement of shared goals, as well as Mr. Splinter’s achievement of his secondary goals, as set forth below. Mr. Splinter’s fiscal 2013 goals were shared by Mr. Dickerson upon Mr. Dickerson’s appointment as CEO.

Fiscal 2013 Secondary Performance Goals	Relative Weightings	Achievement
(1) New product development, adoption and penetration	30%	Partially Achieved
(2) Field technical capability, employee engagement and long-term growth objectives	15%	Fully Achieved
(3) Grow fiscal 2013 market share	10%	Partially Achieved
Shared goals:
(4) Total shareholder return	20%	Exceeded
(5) Adjusted EPS target	15%	Partially Achieved
(6) Product development capability and customer loyalty objectives	10%	Fully Achieved

The Committee believed Mr. Splinter’s overall fiscal 2013 compensation was appropriate based on the fact that the largest element of his compensation was performance-based, his responsibilities as CEO for part of the year, and his Executive Chairman duties in providing leadership on strategic projects, industry-wide initiatives and major public policy issues, as well as continuing to support Mr. Dickerson in his role as President and CEO. The following table shows Mr. Splinter’s annual compensation for fiscal 2013 and fiscal 2012:

Annual Compensation	Fiscal 2013	Fiscal 2012
Base Salary	$980,000	$980,000
Annual Incentive Bonus	$1,560,650	$1,500,000
Annual Total Cash Compensation	$2,540,650	$2,480,000
Change in Annual Total Cash Compensation from Fiscal 2012	2.4%	—
Annual Equity Award Target(1)	$6,733,250	$6,727,500
Percentage of Annual Equity Award Earned as of end of Fiscal 2013	0%	0%
Annual Total Direct Compensation	$9,273,900	$9,207,500

(1)	Represents grant date fair value of target number of shares of annual equity awards (not cash actually received).

Robert J. Halliday.    In connection with his promotion to CFO in February 2013, Mr. Halliday’s base salary was set at $500,000 and his target bonus for fiscal 2013 was set at 100% of his base salary. In September 2013, when Mr. Halliday assumed additional responsibilities for oversight of our Worldwide Operations and Supply Chain group, his base salary and target bonus were increased to $575,000 and 135%, respectively. In fiscal 2013, Mr. Halliday was granted an annual award of 40,000 restricted stock units and a promotion award with a target of 100,000 performance shares.

In determining a bonus amount for fiscal 2013 that it believed was appropriate for Mr. Halliday, the Committee reviewed the achievement of shared goals, as well as Mr. Halliday’s achievement of his secondary goals, as set forth below.

Fiscal 2013 Secondary Performance Goals	Relative Weightings	Achievement
(1) Objectives relating to financial performance, including cash flow and operating expense	12.5%	Fully Achieved
(2) Worldwide operations objectives relating to quality, inventory	10%	Partially Achieved
(3) Operational efficiencies and manufacturing cost reductions	15%	Partially Achieved
(4) Support the Chief Executive Officer in the achievements of his objectives	7.5%	Fully Achieved
(5) Employee engagement	5%	Exceeded
(6) Support fiscal 2013 market share growth	5%	Partially Achieved
Shared goals:
(7) Total shareholder return	20%	Exceeded
(8) Adjusted EPS target	15%	Partially Achieved
(9) Product development capability and customer loyalty objectives	10%	Fully Achieved

When Mr. Halliday became our CFO, we required him to relocate from Massachusetts to California, and he was eligible for our standard relocation program available to other employees. In addition to the standard benefits, Mr. Halliday received price protection for the sale of his prior residence, and mortgage and relocation-related tax consultation and preparation assistance. These additional benefits were appropriate in light of Mr. Halliday’s expected contributions and performance and our retention goals, as well as our desire to have his relocation completed expediently.

The Committee believed Mr. Halliday’s overall fiscal 2013 compensation was appropriate because he has other significant responsibilities in addition to his role as our CFO. Specifically, Mr. Halliday also leads our Worldwide Operations and Supply Chain group. The following table shows Mr. Halliday’s annual compensation for fiscal 2013:

Annual Compensation	Fiscal 2013
Base Salary	$484,528
Annual Incentive Bonus	$768,488
Annual Total Cash Compensation(1)	$1,253,016
Change in Annual Total Cash Compensation from Fiscal 2012	—
Annual Equity Award Target(2)	$390,000
Percentage of Annual Equity Award Vested as of end of Fiscal 2013	0%
Annual Total Direct Compensation	$1,643,016

(1)	Does not include a $200,000 retention bonus paid to Mr. Halliday in fiscal 2013 pursuant to his employment agreement entered into in connection with our acquisition of Varian in November 2011.
(2)	Represents grant date fair value of shares of an annual equity award (not cash actually received). Does not include the grant date fair value of a promotion award of a target number of 100,000 performance shares.

Thomas F. Larkins.    Mr. Larkins’ base salary was $480,000 and his target bonus for fiscal 2013 was 110% of base salary. In fiscal 2013, Mr. Larkins was granted 425,000 restricted stock units upon his hire and an annual award with a target of 150,000 performance shares. Mr. Larkins’ targeted total direct compensation for fiscal 2013 was 11% above the 50th to 75th percentile targeted range, which the Committee believed was appropriate due to his expected future contributions.

In connection with his hire, Mr. Larkins received a sign-on and retention bonus of $500,000. The Committee believed this bonus was appropriate as an additional incentive to recruit Mr. Larkins from his prior employer and because such bonus is subject to prorated reimbursement to Applied if Mr. Larkins resigns or is terminated for cause within two years following his start date. Under his new-hire package, Mr. Larkins was eligible for our standard relocation program available to other employees. In addition to the standard benefits, Mr. Larkins received additional moving and temporary housing benefits. These additional benefits were appropriate in light of Mr. Larkins’ contributions since his hire (at the time when the additional benefits were approved) and our retention goals, as well as our desire to have his relocation completed expediently.

In determining a bonus amount for fiscal 2013 that it believed was appropriate for Mr. Larkins, the Committee reviewed the achievement of shared goals, as well as Mr. Larkins’ achievement of his secondary goals set forth below.

Fiscal 2013 Secondary Performance Goals	Relative Weightings	Achievement
(1) Support business units and cost reduction objectives	20%	Exceeded
(2) Employee engagement and long-term growth objectives	10%	Exceeded
(3) Corporate governance and compliance goals	10%	Fully Achieved
(4) Intellectual property, regulatory and other legal objectives	10%	Exceeded
(5) Support fiscal 2013 market share growth	5%	Partially Achieved
Shared goals:
(6) Total shareholder return	20%	Exceeded
(7) Adjusted EPS target	15%	Partially Achieved
(8) Product development capability and customer loyalty objectives	10%	Fully Achieved

The Committee believed that Mr. Larkins’ overall fiscal 2013 compensation was appropriate for his leadership as our Senior Vice President, General Counsel and Corporate Secretary partnering with business segments and other functions to meet the Company’s objectives during a year of tremendous change. The Committee also considered the fact that the largest element of his compensation was entirely performance-based. The following table shows Mr. Larkins’ annual compensation for fiscal 2013:

Annual Compensation	Fiscal 2013
Base Salary	$413,538
Annual Incentive Bonus	$480,480
Annual Total Cash Compensation	$894,018
Change in Annual Total Cash Compensation from Fiscal 2012	—
Annual Equity Award Target(1)	$1,756,500
Percentage of Annual Equity Award Earned at end of Fiscal 2013	0%
Annual Total Direct Compensation	$2,650,518

(1)	Represents grant date fair value of target number of shares of an annual equity award (not cash actually received). Does not include the grant date fair value of a new-hire award of 425,000 restricted stock units.

Omkaram Nalamasu.    Dr. Nalamasu’s fiscal 2013 base salary and target bonus were $420,000 and 90% of his base salary, respectively, until June 2013, when he was promoted to Senior Vice President. In connection with his promotion, Dr. Nalamasu’s base salary and target bonus were increased to $460,000 and 100%, respectively. In fiscal 2013, Dr. Nalamasu received an annual equity award of a target of 200,000 performance shares and a promotion award of 100,000 restricted stock units. Dr. Nalamasu’s targeted total direct compensation at the beginning of fiscal 2013 was 4% above the 50th to 75th percentile targeted range.

In determining a bonus amount for fiscal 2013 that it believed was appropriate for Dr. Nalamasu, the Committee reviewed the achievement of shared goals, as well as Dr. Nalamasu’s achievement of his secondary goals set forth below.

Fiscal 2013 Secondary Performance Goals	Relative Weightings	Achievement
(1) Develop multi-year technology pipeline	30%	Fully Achieved
(2) Enhance CTO office capabilities, open innovation and external collaboration and partnerships	15%	Exceeded
(3) Partner with other business units to deliver growth objectives	5%	Fully Achieved
(4) Employee engagement objectives	5%	Exceeded
(5) Grow fiscal 2013 market share	5%	Partially Achieved
Shared goals:
(6) Total shareholder return	20%	Exceeded
(7) Adjusted EPS target	15%	Partially Achieved
(8) Product development capability	5%	Fully Achieved

The Committee believed that Dr. Nalamasu’s overall fiscal 2013 compensation was appropriate because of his leadership in the development of new product pipelines, driving innovation at Applied, and his added responsibilities for Applied Ventures LLC, the Company’s venture capital arm. The Committee also considered the fact that the largest element of his compensation was entirely performance-based. The following table shows Dr. Nalamasu’s annual compensation for fiscal 2013:

Annual Compensation	Fiscal 2013
Base Salary	$426,154
Annual Incentive Bonus	$404,800
Annual Total Cash Compensation	$830,954
Change in Annual Total Cash Compensation from Fiscal 2012	—
Annual Equity Award Target(1)	$2,342,000
Percentage of Annual Equity Award Earned at end of Fiscal 2013	0%
Annual Total Direct Compensation	$3,172,954

(1)	Represents grant date fair value of target number of shares of an annual equity award (not cash actually received). Does not include the grant date fair value of a promotion award of 100,000 restricted stock units.

Ali Salehpour.    Mr. Salehpour’s fiscal 2013 base salary and target bonus were $410,000 and 90% of his base salary, respectively, until September 2013, when he was promoted to Senior Vice President. In connection with his promotion, Mr. Salehpour’s base salary and target bonus were increased to $480,000 and 110%, respectively. In fiscal 2013, Mr. Salehpour received a new-hire award of 182,000 restricted stock units and an annual equity award of a target of 150,000 performance shares. Mr. Salehpour’s targeted total direct compensation at the beginning of fiscal 2013 was within the 50th to 75th percentile targeted range.

In determining a bonus amount for fiscal 2013 that it believed was appropriate for Mr. Salehpour, the Committee reviewed the achievement of shared goals, as well as Mr. Salehpour’s achievement of his secondary goals set forth below.

Fiscal 2013 Secondary Performance Goals	Relative Weightings	Achievement
(1) Field technical capability, employee engagement and long-term growth objectives for Display and Solar	15%	Fully Achieved
(2) New product development, adoption and penetration for Display and Solar	25%	Fully Achieved
(3) Service and Worldwide Operations objectives for Display and Solar	10%	Fully Achieved
(4) Grow fiscal 2013 market share for Display and Solar	5%	Partially Achieved
Shared goals:
(5) Total shareholder return	20%	Exceeded
(6) Adjusted EPS target	15%	Partially Achieved
(7) Product development capability and customer loyalty objectives	10%	Fully Achieved

The Committee believed that Mr. Salehpour’s overall fiscal 2013 compensation was appropriate because in September 2013, Mr. Salehpour assumed responsibilities for our Applied Global Services business segment, in addition to heading the Energy and Environmental Solutions and Display groups, two of our other business segments.

The Committee also considered the fact that the largest element of his compensation was entirely performance-based. The following table shows Mr. Salehpour’s annual compensation for fiscal 2013:

Annual Compensation	Fiscal 2013
Base Salary	$353,885
Annual Incentive Bonus	$545,952
Annual Total Cash Compensation	$899,837
Change in Annual Total Cash Compensation from Fiscal 2012	—
Annual Equity Award Target(1)	$1,756,500
Percentage of Annual Equity Award Earned at end of Fiscal 2013	0%
Annual Total Direct Compensation	$2,656,337

(1)	Represents grant date fair value of target number of shares of an annual equity award (not cash actually received). Does not include the grant date fair value of a new-hire award of 182,000 restricted stock units.

George S. Davis.    Mr. Davis’ base salary of $575,000 was not increased for fiscal 2013 and his target bonus for fiscal 2013 remained 135% of his base salary. Mr. Davis’ targeted total direct compensation was within the targeted 50th to 75th percentile range for fiscal 2013.

Mr. Davis resigned from Applied effective March 2013, and as a result, forfeited all his then-unvested equity awards and was not eligible to receive a bonus for fiscal 2013 under the Bonus Plan. Mr. Davis did not receive any severance in connection with his resignation.

The following table shows Mr. Davis’ annual compensation for fiscal 2013 and fiscal 2012:

Annual Compensation	Fiscal 2013	Fiscal 2012
Base Salary	$241,058	$575,000
Annual Incentive Bonus(1)	—	$698,000
Annual Total Cash Compensation	$241,058	$1,273,000
Change in Annual Total Cash Compensation from Fiscal 2012	—	—
Annual Equity Award Target(2)	$2,927,500	$2,925,000
Percentage of Annual Equity Award Earned as of end of Fiscal 2013	—	—
Annual Total Direct Compensation	$3,168,558	$4,198,000

(1)	Mr. Davis resigned from Applied effective March 2013 and therefore was not eligible to receive a bonus for fiscal 2013 under the Bonus Plan.
(2)	Represents grant date fair value of target number of shares of annual equity awards (not cash actually received). For fiscal 2012, does not include the grant date fair value of a special retention award of 100,000 performance shares. Mr. Davis forfeited both his fiscal 2013 and fiscal 2012 equity awards upon his resignation from Applied.

Employment Agreements and Retention Arrangements

Employment Agreements.    In fiscal 2013, Applied entered into employment agreements with Messrs. Dickerson and Splinter in connection with their appointment as President and CEO, and Executive Chairman of the Board, respectively. Applied does not have employment agreements with any of its other NEOs, except for an employment agreement with Mr. Halliday that was entered into in connection with his joining Applied following our acquisition of Varian in November 2011.

Mr. Dickerson’s employment agreement provides an initial base salary of $980,000 and a target bonus for fiscal 2013 of 175% of his base salary. Mr. Dickerson also received a stock option for 1,000,000 shares of common stock. The agreement provides that if Applied terminates Mr. Dickerson’s employment other than for cause and other than due to death or disability, he would then be entitled to receive a lump sum payment equal to 275% of his then-current base salary.

In determining the terms of Mr. Dickerson’s employment agreement, the Committee considered market data provided by its independent compensation consultant that included median annual cash and equity compensation, as well as severance arrangements, for chief executive officers of companies within our fiscal 2013 peer group. The Committee used the data to obtain a general understanding of market practices, not for benchmarking purposes. The Committee believed the terms of Mr. Dickerson’s employment agreement were appropriate because he would be expected to continue the leadership he has demonstrated as our President in building a foundation for growth and innovation, and focusing on long-term strategies. In addition, his base salary and annual bonus target were set at the same levels as those Mr. Splinter has had for the last five fiscal years. Further, the amount of the salary severance he would receive in certain circumstances of his employment termination is at the same level as the severance protection that had been in effect for Mr. Splinter as CEO since 2003, and would be subject to Mr. Dickerson’s agreeing to a release of claims and non-solicitation and non-disparagement provisions in favor of Applied. Mr. Dickerson’s and Mr. Splinter’s employment agreements provide certain severance benefits upon the NEO’s termination without cause or resignation for good reason and, for Mr. Splinter, certain equity-related benefits upon his retirement. The Committee approved these severance benefits upon a qualifying termination of employment in order to secure Mr. Dickerson’s and Mr. Splinter’s continued dedication, notwithstanding the possibility of a termination by Applied, and to provide retention incentives to continue their employment with Applied.

Mr. Splinter’s employment agreement provides a base salary of $980,000 and a target bonus for fiscal 2013 of 175% of his base salary. Under the agreement, if Mr. Splinter’s employment is terminated under certain circumstances, he would be entitled to receive a lump sum payment equal to the sum of (i) 275% of his then-current base salary and (ii) an amount equal to 18 months of continued health coverage premiums. The employment agreement maintains the base salary and target bonus that Mr. Splinter received while he served as CEO. It also provides for the same amount of salary severance as existed under Mr. Splinter’s term sheet that he entered into with Applied in 2003, except that the salary severance (as well as the amount for health coverage continuation) also would be triggered under his new agreement upon his resignation for good reason or Applied’s termination of his employment without cause. He also would receive certain equity award vesting acceleration upon his retirement, which terms were modified by his retention agreement. The Committee believed that these severance arrangements were appropriate to retain and incentivize Mr. Splinter in his new role. Further, in order to receive the equity award vesting acceleration benefits, Mr. Splinter would be required to agree to a release of claims and non-solicitation and non-disparagement provisions in favor of Applied. Mr. Splinter’s employment agreement was modified by his retention arrangements as discussed below under “Retention Arrangements.”

In determining the terms of Mr. Splinter’s employment agreement, the Committee considered the importance of Mr. Splinter’s continued service during a critical period for Applied relating to the then-proposed Business Combination, his support in a smooth transition of leadership, the severance provisions under his CEO term sheet, market data relating to executive chairman compensation, and his CEO compensation levels that were at a discount as compared to market levels. The market data for the executive chairman position included public companies that appointed an executive chairman in the last several years. The data was used only as a reference to assist the Committee in assessing the appropriate level of compensation for Mr. Splinter, and included information such as target total cash compensation, long-term incentive compensation, and total direct compensation. The Committee also considered that, in the event of the Business Combination, Mr. Splinter would be able to provide critical support with respect to integration, customer relations, and regulatory and other matters.

Retention Arrangements.    In connection with the proposed Business Combination, and to provide retention and performance incentives for the NEOs, the Committee approved, and we entered into, retention arrangements for our NEOs (other than Mr. Davis whose employment terminated earlier in the year) that include acceleration of performance measures and time-based vesting for certain outstanding equity awards held by our NEOs, as well as cash retention bonuses for our NEOs, except Messrs. Dickerson and Splinter. The terms of these retention agreements are described further below under “Employment Agreements and Retention Arrangements.” The Committee considered the critical need to focus and motivate these NEOs on the successful completion of the Business Combination, given the transaction’s complexity and the expected lengthy period between the signing and closing of the Business Combination, and to provide retention incentives to reduce the risk of losing leadership talent to competitors at a critical time for the Company. The agreements also are intended to motivate these NEOs to continue to effectively operate Applied’s business with as few distractions as possible, encourage them to stay focused on our longer-term goals, plan for and lead post-closing integration, and continue to drive Applied toward the additional growth and positive results that may be achieved through the successful consummation of the Business Combination. The Committee also considered the impact of retention needs in the event the Business Combination does not close, the appropriate performance goals for fiscal 2014 incentive compensation, stockholders’ interests, costs to Applied, and the impact of certain tax rules, including Internal Revenue Code Section 162(m).

In connection with its retention goals related to the Business Combination, the Committee approved partial acceleration of the vesting, and settling, of equity awards in advance of the consummation of the Business Combination. In determining to approve the equity award acceleration provisions, the Committee also considered the impact of Code Section 4985. Code Section 4985 imposes a punitive excise tax on the value of certain equity awards held by individuals who are executive officers or directors at any time during the period from six months before to six months after consummation of the Business Combination. This excise tax, however, does not apply to any equity awards that are exercised, sold, cashed out or otherwise paid on or before consummation of the Business Combination, if the holder recognizes income in full. As a result of the acceleration provisions under the retention agreements, our NEOs are expected to recognize income and incur immediate individual income tax upon the vesting and settlement of the accelerated portion of certain equity awards (and with respect to stock options, to the extent those options are exercised prior to consummation of the Business Combination), and as a result, are not expected to incur the excise tax under

Section 4985 that otherwise would have applied to the accelerated portion of these awards. The excise tax under Section 4985 will still apply to any outstanding equity awards held by NEOs upon consummation of the Business Combination, and the NEOs will be responsible for paying any excise taxes under Section 4985 to which they may remain subject. Applied is not offering any tax “gross up” to the NEOs to cover any Section 4985 tax they may have to pay. This limited acceleration of equity awards (other than the equity award vesting acceleration upon the termination of Mr. Splinter’s employment under certain circumstances, or his continued employment through a specified date) is conditioned upon consummation of the Business Combination and applies only if the NEO is expected to be considered a “disqualified individual” under Section 4985.

The Committee believed that the Code Section 4985 tax would have a negative effect on the incentive value of the outstanding equity awards, and in turn employee morale and retention, during a period of transition and uncertainty leading up to the transaction. By accelerating the settlement of certain equity awards, the retention arrangements are expected to mitigate the impact of this punitive tax on our NEOs. The Committee believed that accelerating part of the time-based vesting of those performance awards (for the NEOs other than Mr. Splinter) that otherwise would have vested in a relatively short time following the closing of the transaction (that is, that would have vested in calendar year 2014) would alleviate a substantial portion of the extra tax burden that the NEOs would face as a result of Code Section 4985, while substantially preserving the long-term incentive and retention value of the NEOs’ equity awards. Except for such acceleration provisions (and as described for Mr. Splinter), the awards remain subject to time-based vesting and the continued future employment of the NEOs over the vesting period. As a result, even after this limited vesting acceleration occurs, the NEOs (other than Mr. Splinter) will still have a substantial portion of their equity awards subject to continued employment with Applied over multiple years.

For the same reasons, the Committee determined in October 2013 that it was appropriate to extend the same acceleration of vesting provisions to the restricted stock unit award for Mr. Halliday that was scheduled to become effective in November 2013 under his employment agreement entered into in connection with our acquisition of Varian in November 2011.

Mr. Splinter’s retention agreement provides for the full accelerated vesting of certain of his equity awards. In approving this acceleration benefit, the Committee considered the existing retirement benefits under the offer letter entered into with Mr. Splinter earlier in fiscal 2013 in connection with his appointment as Executive Chairman. As a result, in addition to the Committee’s consideration of the factors discussed above, the terms of Mr. Splinter’s retention agreement were affected by the Committee’s intention simultaneously to integrate the new changes with his existing retirement benefits, address the concerns relating to Code Section 4985, take into consideration Mr. Splinter’s expected employment term and remain compliant with other applicable tax requirements.

See “Employment Agreements and Retention Arrangements” below for additional information regarding the employment and retention agreements.

Stock Ownership Guidelines

We have stock ownership guidelines to more closely align the interests of our directors and NEOs with those of our stockholders. The guidelines require achieving the following investment in Applied stock within five years from the individual’s initial election or appointment:

Position	Required Investment Level
CEO and Executive Chairman	5x base salary
Other NEOs	3x base salary
Non-employee Directors	$325,000 in value

At the end of fiscal 2013, all of the NEOs whose five-year ownership deadline had passed had met the stock ownership guidelines. Applied has an insider trading policy that, among other things, discourages hedging and speculation by prohibiting insiders from short sales and trading in publicly listed options for Applied shares. During fiscal 2013, none of the shares of Applied stock held by our executive officers or directors were pledged as collateral.

Clawback Policy

We have an incentive compensation “clawback” policy under which the Board may require reimbursement of incentive compensation from an executive officer in the event the officer’s wrongdoing is determined to be the primary cause of a material negative restatement of the Company’s financial results. We believe that by providing Applied with the appropriate power to recover incentive compensation paid to an executive officer in this situation, Applied demonstrates its commitment to strong corporate governance. This clawback policy is in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Under our clawback policy, if the Board determines that a material negative financial restatement was caused primarily by an NEO’s intentional misconduct, it may require reimbursement from the NEO. The extent of the compensation that may be recovered is the after-tax portion of any bonus paid to, and any performance-based equity awards earned by, the NEO within the 12 months after filing of the financial statements, if the compensation would not have been paid to the NEO had Applied’s financial results been reported properly. The policy applies to financial statements filed in a rolling three-year, look-back period.

Risk Assessment of Compensation Programs

Applied has determined that its compensation policies, plans and practices are appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on the Company. To make this determination, Applied’s management reviewed compensation policies, plans and practices that: covered the Company’s executive officers as well as the global employee population; were structured differently from those of other business units; or represented a significant portion of the Company’s compensation expense. Next, management assessed the following features of these policies, plans and practices: design, payment methodology, potential payment volatility, relationship to the Company’s financial results, length of performance period, risk-mitigating features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. Management then reviewed with the Committee the findings of this assessment.

Based on this review, the Company believes that its compensation policies, plans and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Moreover, Applied has in place various controls to mitigate risks relating to compensation policies, plans and practices, such as executive stock ownership guidelines and a clawback policy that enables the recovery of certain incentive compensation payments in certain circumstances.

Accounting and Tax Considerations

In designing our compensation programs, we consider the potential accounting effects on Applied and the tax effects on Applied and our employees. In allocating among different elements of compensation, we consider the accounting expense associated with each separate element of compensation and the potential reward of that element. Applied aims to limit total compensation expense and meet the goals of our compensation programs. For example, if compensation expense increases under one program, Applied may seek to decrease expenses under another program.

Applied also seeks to provide tax-advantaged benefits for employees where practical and affordable, including, for example, the 401(k) plan, the Employees’ Stock Purchase Plan and the 2005 Plan. In choosing the elements of our compensation program and allocating among them, Applied considers whether the element may be “performance-based” compensation for purposes of Section 162(m) of the Code. Under Section 162(m), Applied receives a federal income tax deduction for compensation paid to the CEO and the three other most highly compensated executive officers (excluding the CFO) only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Our Employee Stock Incentive Plan and Bonus Plan were designed to permit the Committee to award compensation that is “performance-based” and thus fully tax-deductible by Applied. In considering whether equity awards and bonuses to NEOs should be intended to qualify as performance-based compensation under Section 162(m), the Committee balances the considerations of tax deductibility and other important considerations, such as performance and retention needs. The Committee intends to seek a tax deduction for Applied’s executive compensation to the extent that the Committee determines that doing so is in Applied’s best interests.

Also, Section 280G, Section 4999, Section 409A and Section 4985 of the Code impose additional taxes beyond ordinary income taxes under specified circumstances. Applied has no policy to provide any NEO or director with any gross-up or other reimbursement for these additional taxes. Code Sections 280G and 4999 impose additional taxes on certain payments or benefits in connection with a change of control of Applied, and also provide that Applied or its successor could lose a tax deduction on these payments and benefits. Section 409A imposes additional taxes on certain non-qualifying “deferred compensation.” To assist in preventing the imposition of additional tax under Section 409A, Applied has structured its compensation and benefits arrangements in a manner intended to comply with Section 409A. As discussed above, in fiscal 2013, the Committee also considered the impact of the punitive excise tax under Section 4985 on the value of equity awards held by NEOs with respect to the proposed Business Combination. In connection with its retention goals related to the Business Combination, the Committee approved partially accelerating the vesting, and settling, of equity awards in advance of the transaction close, which also is intended to alleviate some of the adverse tax effect on the NEOs.

Compensation Committee Interlocks and Insider Participation

During fiscal 2013, the following directors were members of Applied’s Human Resources and Compensation Committee: Aart J. de Geus, Thomas J. Iannotti, Alexander A. Karsner, Willem P. Roelandts (Chair) and James E. Rogers. None of the Committee members has at any time been an officer or employee of Applied.

None of Applied’s NEOs serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Applied’s Board or Human Resources and Compensation Committee.

Human Resources and Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2013. Based on the review and discussions, the Human Resources and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Applied’s Proxy Statement for its 2014 Annual Meeting of Stockholders.

This report is submitted by the Human Resources and Compensation Committee.

Willem P. Roelandts (Chair)

Thomas J. Iannotti

James E. Rogers

Summary Compensation

The following table shows compensation information for fiscal 2013, 2012 and 2011 for our named executive officers.

Summary Compensation Table

For Fiscal 2013, 2012 and 2011

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Gary E. Dickerson(3)	2013	776,538	(4)	4,684,000		3,011,110	1,560,650	287,171	(5)	10,319,469
President and Chief Executive Officer	2012	2,860,396	(6)	11,872,000	(7)	—	550,000	117,567		15,399,963
	2011	—		—		—	—	—		—

Michael R. Splinter(8)	2013	980,000		6,733,250		—	1,560,650	12,783	(9)	9,286,683
Executive Chairman of the Board and Former Chief Executive Officer	2012	980,000		6,727,500		—	1,500,000	12,558		9,220,058
	2011	980,000		5,543,000		—	3,020,000	12,333		9,555,333

Robert J. Halliday(10)	2013	484,528		1,984,750		—	768,488	322,300	(11)	3,560,066
Senior Vice President, Chief Financial Officer	2012	—		—		—	—	—		—
	2011	—		—		—	—	—		—

Thomas F. Larkins(12)	2013	413,538		5,900,250	(13)	—	480,480	757,276	(14)	7,551,544
Senior Vice President, General Counsel and Corporate Secretary	2012	—		—		—	—	—		—
	2011	—		—		—	—	—		—

Omkaram Nalamasu	2013	426,154		3,820,000	(15)	—	404,800	6,987	(16)	4,657,941
Senior Vice President, Chief Technology Officer	2012	—		—		—	—	—		—
	2011	—		—		—	—	—		—

Ali Salehpour(17)	2013	353,885		3,549,200	(18)	—	545,952	12,279	(19)	4,461,316
Senior Vice President, General Manager, Applied Global Services and Growth Markets	2012	—		—		—	—	—		—
	2011	—		—		—	—	—		—

George S. Davis(20)	2013	241,058		2,927,500	(21)	—	—	69,141	(22)	3,237,699
Former Executive Vice President, Chief Financial Officer	2012	575,000		4,145,500	(23)	—	698,000	12,379		5,430,879
	2011	575,000		3,080,000		—	1,250,000	12,154		4,917,154

(1)	Amounts shown do not reflect compensation actually received by the executive officer. Instead, the amounts reported represent the aggregate grant date fair value of stock awards or a stock option granted in the respective fiscal years, as determined pursuant to ASC 718. The assumptions used to calculate the value of stock awards are set forth in Note 12 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2013 filed with the SEC on December 4, 2013.
(2)	Amounts consist of bonuses earned under the Senior Executive Bonus Plan and the Applied Incentive Plan for services rendered in the respective fiscal years. Mr. Davis resigned from Applied effective March 2013 and therefore was not eligible for a bonus for fiscal 2013.
(3)	Mr. Dickerson, in addition to being President since June 2012, was appointed CEO effective September 2013.
(4)	Mr. Dickerson’s annual base salary was set at $750,000 upon his appointment as President in June 2012 and increased to $980,000 upon his appointment as CEO effective September 2013.
(5)	Amount consists of (a) Applied’s matching contribution of $11,475 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Dickerson of $1,308 in term life insurance premiums, (c) a bonus payment of $5,000 made in connection with Mr. Dickerson’s relocation from Massachusetts to California, (d) Applied’s payment on behalf of Mr. Dickerson of $131,988 for certain relocation expenses, which includes $50,000 related to the loss in value resulting from the sale of Mr. Dickerson’s home, (e) the reimbursement to Mr. Dickerson of $56,000 for taxes incurred in connection with his relocation, and (f) a payment of $81,400 of accrued dividends upon the vesting of restricted stock.
(6)	Of this amount, $2,618,088 represents compensation paid to Mr. Dickerson for working on merger integration matters prior to his appointment as President. Mr. Dickerson’s annual base salary was set at $750,000 upon his appointment as President.
(7)	Amount includes a grant date fair value of $5,769,500 for an award of 550,000 shares of performance-based restricted stock intended to replace the economic value of severance benefits forgone by Mr. Dickerson by not terminating his employment with Applied before May 11, 2013.
(8)	Mr. Splinter transitioned from his role as CEO to Executive Chairman in September 2013.
(9)	Amount consists of (a) Applied’s matching contribution of $11,475 under the tax-qualified 401(k) Plan and (b) Applied’s payment on behalf of Mr. Splinter of $1,308 in term life insurance premiums.
(10)	Mr. Halliday was appointed CFO in February 2013.
(11)	Amount consists of (a) Applied’s matching contribution of $11,441 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Halliday of $874 in term life insurance premiums, (c) Applied’s contribution of $800 to Mr. Halliday’s health savings account, (d) a retention bonus of $200,000 under an employment agreement entered into with Mr. Halliday in connection with our acquisition of Varian in November 2011, (e) a lump-sum payment of $7,500 to cover incidental costs related to Mr. Halliday’s relocation from Massachusetts to California, (f) Applied’s payment on behalf of Mr. Halliday of $82,359 for certain relocation expenses, and (g) the reimbursement to Mr. Halliday of $19,326 for taxes incurred in connection with his relocation.
(12)	Mr. Larkins joined Applied in November 2012.

(13)	Amount includes a grant date fair value of $4,143,750 for a new-hire award of 425,000 restricted stock units.
(14)	Amount consists of (a) Applied’s matching contribution of $11,475 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Larkins of $942 in term life insurance premiums, (c) Applied’s contribution of $800 to Mr. Larkins’ health savings account, (d) a new-hire bonus of $500,000, which is subject to pro-rata repayment by Mr. Larkins if he resigns or his employment is terminated for cause within two years of his hire, (e) a lump-sum payment of $7,500 to cover incidental costs related to Mr. Larkins’ relocation from New Jersey to California, (f) Applied’s payment on behalf of Mr. Larkins of $213,191 for certain relocation expenses, and (g) the reimbursement to Mr. Larkins of $23,368 for taxes incurred in connection with his relocation.
(15)	Amount includes a grant date fair value of $1,478,000 for a promotion award of 100,000 restricted stock units.
(16)	Amount consists of (a) Applied’s matching contribution of $4,192 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Nalamasu of $795 in term life insurance premiums, and (c) a payment of $2,000 to Dr. Nalamasu under Applied’s Patent Incentive Award Program.
(17)	Mr. Salehpour joined Applied in November 2012.
(18)	Amount includes a grant date fair value of $1,792,700 for a new-hire award of 182,000 restricted stock units.
(19)	Amount consists of (a) Applied’s matching contribution of $11,475 under the tax-qualified 401(k) Plan and (b) Applied’s payment on behalf of Mr. Salehpour of $804 in term life insurance premiums.
(20)	Mr. Davis resigned from Applied effective March 2013.
(21)	Mr. Davis forfeited all unvested equity awards upon his resignation.
(22)	Amount consists of (a) Applied’s matching contribution of $5,872 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Davis of $470 in term life insurance premiums and (c) a payment of $62,799 for accrued paid-time-off benefits made in connection with Mr. Davis’ resignation from Applied.
(23)	Amount includes a grant date fair value of $1,220,500 for a special retention award of 100,000 performance shares.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2013, which ended on October 27, 2013. The stock and option awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2013 Year-End table below.

Grants of Plan-Based Awards

For Fiscal 2013

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary E. Dickerson	12/5/2012	—	—	—	100,000	400,000	600,000	—	—	—	4,684,000
	9/1/2013	—	—	—	—	—	—	—	1,000,000	$15.06	3,011,110
	—	0	1,715,000	3,888,000	—	—	—	—	—	—	—
Michael R. Splinter	12/5/2012	—	—	—	143,750	575,000	862,500	—	—	—	6,733,250
	—	0	1,715,000	5,000,000	—	—	—	—	—	—	—
Robert J. Halliday	12/3/2012	—	—	—	—	—	—	40,000	—	—	390,000
	2/25/2013	—	—	—	25,000	100,000	150,000	—	—	—	1,594,750
	—	0	776,250	—	—	—	—	—	—	—	—
Thomas F. Larkins	12/3/2012	—	—	—	—	—	—	425,000	—	—	4,143,750
	12/5/2012	—	—	—	37,500	150,000	225,000	—	—	—	1,756,500
	—	0	528,000	1,584,000	—	—	—	—	—	—	—
Omkaram Nalamasu	12/5/2012	—	—	—	50,000	200,000	300,000	—	—	—	2,342,000
	6/17/2013	—	—	—	—	—	—	100,000	—	—	1,478,000
	—	0	460,000	—	—	—	—	—	—	—	—
Ali Salehpour	11/29/2012	—	—	—	—	—	—	182,000	—	—	1,792,700
	12/5/2012	—	—	—	37,500	150,000	225,000	—	—	—	1,756,500
	—	0	528,000	—	—	—	—	—	—	—	—
George S. Davis	12/5/2012	—	—	—	62,500	250,000	375,000	—	—	—	2,927,500
	—	0	776,250	2,328,750	—	—	—	—	—	—	—

(1)	Amounts shown were estimated possible payouts for fiscal 2013 under the Senior Executive Bonus Plan. These amounts were based on the individual officer’s fiscal 2013 base salary and position. The maximum amount shown is three times the target amount for the named executive officer, except for the amounts for Mr. Dickerson, which is the maximum amount payable per participant (other than Mr. Splinter) determined as 0.4% of Applied’s adjusted operating profit for fiscal 2013, and for Mr. Splinter, which is the maximum amount payable per participant in any performance period under the Senior Executive Bonus Plan. Messrs. Halliday and Salehpour and Dr. Nalamasu participated in the Applied Incentive Plan, which does not provide a maximum bonus with respect to its participants. Actual bonuses received by the executive officers for fiscal 2013 are reported in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.” Mr. Davis resigned from Applied effective March 2013 and therefore was not eligible to receive a bonus for fiscal 2013.

(2)	All awards shown were granted under the Employee Stock Incentive Plan and are subject to the achievement of specified performance goals. The maximum number of shares shown represents the total number of shares that may be earned if relative adjusted operating profit margin and total shareholder return goals are achieved at the maximum levels. Mr. Davis forfeited his performance shares award upon his resignation in March 2013.
(3)	Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts represent the aggregate grant date fair value of the awards as determined pursuant to ASC 718. The assumptions used to calculate the awards’ value are set forth in Note 12 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2013 filed with the SEC on December 4, 2013.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2013, which ended on October 27, 2013.

Outstanding Equity Awards at Fiscal 2013 Year-End

	Option Awards						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Gary E. Dickerson	63,604	—		—	4.40	5/14/2016	—		—		—		—
	72,694	—		—	5.96	8/14/2016	—		—		—		—
	375,305	—		—	6.15	11/12/2016	—		—		—		—
	59,573	—		—	5.92	2/26/2017	—		—		—		—
	65,531	—		—	6.30	5/13/2017	—		—		—		—
	71,489	—		—	5.12	8/12/2017	—		—		—		—
	—	1,000,000	(4)	—	15.06	9/1/2020	—		—		—		—
	—	—		—	—	—	330,000	(5)	5,997,750	(6)
	—	—		—	—	—	—		—		500,000	(7)	8,852,500
	—	—		—	—	—	—		—		400,000	(8)	7,082,000

Michael R. Splinter	—	—		—	—	—	35,000	(9)	619,675		—		—
	—	—		—	—	—	36,750	(9)	650,659		—		—
	—	—		—	—	—	175,000	(10)	3,098,375		—		—
	—	—		—	—	—	10,250	(11)	181,374		—		—
	—	—		—	—	—	50,000	(12)	884,750		—		—
	—	—		—	—	—	—		—		63,000	(13)	1,115,415
	—	—		—	—	—	—		—		9,000	(14)	159,345
	—	—		—	—	—	—		—		233,000	(15)	4,125,265
	—	—		—	—	—	—		—		233,000	(16)	4,125,265
	—	—		—	—	—	—		—		109,000	(17)	1,929,845
	—	—		—	—	—	—		—		575,000	(18)	10,180,375

Robert J. Halliday	—	—		—	—	—	80,000	(19)	1,416,400		—		—
	—	—		—	—	—	40,000	(20)	708,200		—		—
	—	—		—	—	—	—		—		100,000	(21)	1,770,500

Thomas F. Larkins	—	—		—	—	—	425,000	(22)	7,524,625		—		—
	—	—		—	—	—	—		—		150,000	(23)	2,655,750

Omkaram Nalamasu	35,000	—		—	18.12	11/17/2013	—		—		—		—
	—	—		—	—	—	4,000	(24)	70,820		—		—
	—	—		—	—	—	4,000	(25)	70,820		—		—
	—	—		—	—	—	15,750	(26)	278,854		—		—
	—	—		—	—	—	15,000	(27)	265,575		—		—
	—	—		—	—	—	100,000	(28)	1,770,500		—		—
	—	—		—	—	—	—		—		125,000	(29)	2,213,125
	—	—		—	—	—	—		—		200,000	(30)	3,541,000

Ali Salehpour	—	—		—	—	—	—		—		—		—
	—	—		—	—	—	182,000	(31)	3,222,310		—		—
	—	—		—	—	—	—		—		150,000	(32)	2,655,750

George S. Davis(33)	—	—		—	—	—	—		—		—		—

(1)	Stock awards consist of performance shares, performance-based restricted stock and performance units, all of which will be converted into Applied common stock on a one-to-one basis upon vesting.
(2)	All option awards shown in this column for Mr. Dickerson were originally granted by Varian and were assumed by Applied and converted into Applied stock options in connection with our acquisition of Varian.
(3)	The market value was determined by multiplying the number of such shares by the closing price of Applied common stock of $17.705 on October 25, 2013, the last trading day of fiscal 2013, as reported on the Nasdaq Global Select Market.

(4)	The stock option was granted on September 1, 2013. Assuming continued employment with Applied, 250,000 shares subject to the stock option are scheduled to vest on September 1 of each of 2014, 2015, 2016 and 2017.
(5)	The performance-based restricted stock was granted on June 19, 2012. Assuming continued employment with Applied, 220,000 shares are scheduled to vest on June 19, 2014 and 110,000 shares are scheduled to vest on June 19, 2015.
(6)	Amount includes $155,100 in dividends accrued on shares of unvested restricted stock.
(7)	The performance shares were granted on June 19, 2012. Provided specified performance goals are achieved and assuming continued employment with Applied, 250,000 shares are scheduled to vest on July 1, 2014 and 125,000 shares are scheduled to vest on July 1 of each of 2015 and 2016. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.
(8)	The performance shares were granted on December 5, 2012. Provided specified performance goals are achieved and assuming continued employment with Applied, 200,000 shares are scheduled to vest on December 19, 2014 and 100,000 shares are scheduled to vest on December 19 of each of 2015 and 2016. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.
(9)	The performance shares were granted on January 19, 2010. These shares vested on December 19, 2013.
(10)	The performance shares were granted on December 6, 2010. Of these, 87,500 shares vested on December 19, 2013 and, assuming continued employment with Applied, 87,500 shares are scheduled to vest on December 19, 2014.
(11)	The performance-based restricted stock was granted on January 19, 2010. These shares vested on December 19, 2013.
(12)	The performance-based restricted stock was granted on December 6, 2010. Of these, 25,000 shares vested on December 19, 2013 and, assuming continued employment with Applied, 25,000 shares are scheduled to vest on December 19, 2014.
(13)	The performance shares were granted on January 19, 2010. These shares were forfeited on December 19, 2013 as specified performance goals were not fully achieved.
(14)	The performance-based restricted stock was granted on January 19, 2010. These shares were forfeited on December 19, 2013 as specified performance goals were not fully achieved.
(15)	The performance-based restricted stock was granted on December 5, 2011. Provided specified performance goals are achieved and assuming continued employment with Applied, 174,750 shares are scheduled to vest on December 19, 2014 and 58,250 shares are scheduled to vest on December 19, 2015. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.
(16)	The performance shares were granted on December 5, 2011. Provided specified performance goals are achieved and assuming continued employment with Applied, 174,750 shares are scheduled to vest on December 19, 2014 and 58,250 shares are scheduled to vest on December 19, 2015. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.
(17)	The performance units were granted on December 5, 2011. Provided specified performance goals are achieved and assuming continued employment with Applied, 81,750 units are scheduled to vest on December 19, 2014 and 27,250 units are scheduled to vest on December 19, 2015. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.
(18)	The performance shares were granted on December 5, 2012. Provided specified performance goals are achieved and assuming continued employment with Applied, 287,500 shares are scheduled to vest on December 19, 2014 and 143,750 shares are scheduled to vest on December 19 of each of 2015 and 2016. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.
(19)	The restricted stock units were granted on November 10, 2011. Of these, 40,000 shares vested on November 10, 2013 and, assuming continued employment with Applied, 40,000 shares are scheduled to vest on November 10, 2014.
(20)	The restricted stock units were granted on December 3, 2012. Of these, 10,000 shares vested on January 1, 2014 and, assuming continued employment with Applied, 10,000 shares are scheduled to vest on January 1 of each of 2015, 2016 and 2017.
(21)	The performance shares were granted on February 25, 2013. Provided specified performance goals are achieved and assuming continued employment with Applied, 50,000 shares are scheduled to vest on December 19, 2014 and 25,000 shares are scheduled to vest on December 19 of each of 2015 and 2016. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.
(22)	The restricted stock units were granted on December 3, 2012. Of these, 212,500 shares vested on December 3, 2013 and, assuming continued employment with Applied, 106,250 shares are scheduled to vest on December 3 of each of 2014 and 2015.
(23)	The performance shares were granted on December 5, 2012. Provided specified performance goals are achieved and assuming continued employment with Applied, 75,000 shares are scheduled to vest on December 19, 2014 and 37,500 shares are scheduled to vest on December 19 of each of 2015 and 2016. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.
(24)	The restricted stock units were granted on December 17, 2009. These shares vested on January 1, 2014.
(25)	The restricted stock units were granted on January 22, 2010. Assuming continued employment with Applied, these shares are scheduled to vest on February 1, 2014.
(26)	The restricted stock units were granted on December 6, 2010. Of these, 7,875 shares vested on January 1, 2014 and, assuming continued employment with Applied, 7,875 shares are scheduled to vest on January 1, 2015.
(27)	The restricted stock units were granted on January 24, 2011. Assuming continued employment with Applied, 7,500 shares are scheduled to vest on February 1 of each of 2014 and 2015.
(28)	The restricted stock units were granted on June 17, 2013. Assuming continued employment with Applied, 25,000 shares are scheduled to vest on July 1 of each of 2014, 2015, 2016 and 2017.
(29)	The performance shares were granted on December 5, 2011. Provided specified performance goals are achieved and assuming continued employment with Applied, 93,750 shares are scheduled to vest on December 19, 2014 and 31,250 shares are scheduled to vest on December 19, 2015. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.
(30)	The performance shares were granted on December 5, 2012. Provided specified performance goals are achieved and assuming continued employment with Applied, 100,000 shares are scheduled to vest on December 19, 2014 and 50,000 shares are scheduled to vest on December 19 of each of 2015 and 2016. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.
(31)	The restricted stock units were granted on November 29, 2012. Of these, 45,500 shares vested on December 1, 2013 and, assuming continued employment with Applied, 45,500 shares are scheduled to vest on December 1 of each of 2014, 2015 and 2016.
(32)	The performance shares were granted on December 5, 2012. Provided specified performance goals are achieved and assuming continued employment with Applied, 75,000 shares are scheduled to vest on December 19, 2014 and 37,500 shares are scheduled to vest on December 19 of each of 2015 and 2016. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.
(33)	Mr. Davis forfeited all his unvested equity awards upon his resignation from Applied in March 2013.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards that vested and the value realized upon vesting, for each NEO during fiscal 2013, which ended on October 27, 2013.

Option Exercises and Stock Vested For Fiscal 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gary E. Dickerson	265,008	3,151,557	220,000	3,533,200
Michael R. Splinter	900,000	4,956,627	194,500	2,205,278
Robert J. Halliday	—	—	40,000	426,800
Thomas F. Larkins	—	—	—	—
Omkaram Nalamasu	24,000	153,406	25,875	324,343
Ali Salehpour	—	—	—	—
George S. Davis	400,000	2,044,901	103,500	1,173,690

(1)	Of the amounts shown in this column, Applied withheld the following number of shares to cover tax withholding obligations: 114,796 shares for Mr. Dickerson; 90,794 shares for Mr. Splinter; 16,700 shares for Mr. Halliday; 10,637 shares for Dr. Nalamasu; and 45,688 shares for Mr. Davis.
(2)	The value realized equals the fair market value of Applied common stock on the vesting date, multiplied by the number of shares that vested, except for 220,000 shares and 35,250 shares of restricted stock held by Mr. Dickerson and Mr. Splinter, respectively. The value of these shares of restricted stock equals the difference between the fair market value of Applied common stock on the vesting date and $0.01 (the par value per share of the restricted stock), multiplied by the number of shares that vested. For Mr. Dickerson, amount includes $81,400 of accrued dividend paid upon vesting of restricted stock.

Pension Benefits

None of the named executive officers had any accumulated pension benefits as of the end of fiscal 2013 under any of Applied’s defined benefit pension plans. Applied provides defined benefit pension plans only to employees located in certain of its offices outside of the United States.

Non-Qualified Deferred Compensation

Applied maintains two non-qualified deferred compensation plans, the Applied Materials, Inc. 2005 Executive Deferred Compensation Plan (the “2005 Plan”) and the Applied Materials, Inc. Executive Deferred Compensation Plan (the “Predecessor Plan”) (together, the “Deferred Compensation Plans”). The 2005 Plan allows eligible employees, including executive officers, to voluntarily defer receipt of all or a portion of their: (1) eligible sign-on bonus payments, if any, (2) base salaries above a specified amount, (3) eligible annual bonus payments, if any, and (4) eligible severance payments, if any. The Predecessor Plan allowed eligible employees, including executive officers, to voluntarily elect to defer receipt of all or a portion of their base salaries above a specified amount and/or their eligible annual bonus payments, if any. The Predecessor Plan was frozen effective December 31, 2004 so that no new compensation deferrals could be made under that plan after that date.

The amounts deferred under the Deferred Compensation Plans are credited with deemed interest in the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes, plus (b) 1.50%. The deemed interest rate under the Deferred Compensation Plans for fiscal 2013 was 2.49% from October 29, 2012 to December 31, 2012 and 2.15% from January 1, 2013 to October 27, 2013. The deferred amounts, plus deemed interest thereon, are generally payable on the date selected by the participants or specified under the terms of the Deferred Compensation Plans. Applied does not make any matching or other employer contributions to the Deferred Compensation Plans. Under the Predecessor Plan and the 2005 Plan, in the event of a change in control (as defined under these plans), the distribution of all deferred balances would be required. Our proposed Business Combination will constitute a “change in control” event under the 2005 Plan, and as a result, will require the distribution of all deferred balances, but will not result in any benefit enhancements for any NEOs. The 2005 Plan is discussed further in the section titled “Compensation Discussion and Analysis—Deferred Compensation Plan” above.

Messrs. Dickerson and Halliday participated in the Varian Semiconductor Equipment Associates, Inc. Deferred Compensation Plan (the “Varian Deferred Compensation Plan”), which allowed executive officers and certain highly compensated employees to elect to defer their base salary and any annual incentive cash payment. The Varian Deferred Compensation Plan was frozen upon the acquisition of Varian by Applied in November 2011 so that no new compensation deferrals could be made under the plan. Messrs. Dickerson’s and Halliday’s deferred balances under the Varian Deferred Compensation Plan were distributed in full during fiscal 2013 and, as a result, their participation in the plan has terminated.

Mr. Halliday’s employment agreement (discussed below) provided for accelerated vesting of shares of Varian restricted stock that had been converted into restricted cash as part of the Varian acquisition. Restricted cash that otherwise was scheduled to vest at any time between January 1, 2012 and November 10, 2012, the one-year anniversary of the Varian acquisition, vested and was paid to Mr. Halliday on the one-year anniversary of the acquisition. Amounts that were scheduled to vest after that anniversary accelerated vesting on the one-year anniversary of the Varian acquisition, but would be paid with interest through late 2014 according to the original vesting schedule of Mr. Halliday’s Varian restricted stock. See the section titled “Employment Agreements and Retention Arrangements” below for additional information.

The following table shows certain information for the NEOs under the Deferred Compensation Plans and the Varian Deferred Compensation Plan.

Non-Qualified Deferred Compensation

For Fiscal 2013

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)
Gary E. Dickerson(2)	—	—	10		626,332		—
Michael R. Splinter	—	—	—		—		—
Robert J. Halliday	—	—	44,825	(3)	2,719,305	(4)	1,097,980	(5)
Thomas F. Larkins	—	—	—		—		—
Omkaram Nalamasu	354,780	—	15,333		—		823,370
Ali Salehpour	202,472	—	1,689		—		204,161
George S. Davis	—	—	17,810		329,976		569,005

(1)	There were no above-market or preferential earnings for fiscal 2013.
(2)	All amounts for Mr. Dickerson are under the Varian Deferred Compensation Plan.
(3)	Amount consists of (a) $43,840 in earnings under the Varian Deferred Compensation Plan and (b) $985 in interest earned on restricted cash.
(4)	Amount consists of (a) $718,614 distributed under the Varian Deferred Compensation Plan and (b) $2,000,691 in restricted cash distributions.
(5)	Amount consists of (a) $1,094,436 restricted cash and (b) $3,544 in interest to be paid according to original vesting schedule of the Varian restricted stock that were held by Mr. Halliday.

Employment Agreements and Retention Arrangements

Employment Agreements

Applied does not have employment agreements with any of its NEOs, other than Messrs. Dickerson and Splinter, which were entered into in connection with their appointment as President and Chief Executive Officer, and Executive Chairman of the Board, respectively, effective September 2013, and an employment agreement with Mr. Halliday, which was entered into in connection with his joining Applied following our acquisition of Varian in November 2011.

Gary E. Dickerson.    Mr. Dickerson’s employment agreement, dated August 14, 2013, provides for an initial base salary of $980,000 and a target bonus for fiscal 2013 of 175% of his base salary. Mr. Dickerson also received a stock option for 1,000,000 shares of common stock, which is scheduled to vest annually as to 25% of the shares over four years, subject to his continued employment. The agreement provides that if Applied terminates Mr. Dickerson’s employment other than for cause and other than due to death or disability, he would then be entitled to receive a lump sum payment equal to 275% of his then-current base salary, provided that he executes an agreement containing a release of claims and non-solicitation and non-disparagement provisions in favor of Applied.

For purposes of Mr. Dickerson’s agreement, “cause” generally means the willful failure to perform his duties after written notice and an opportunity to cure; the willful commission of a wrongful act that caused, or was reasonably likely to cause, substantial damage to Applied, or an act of fraud in the performance of his duties; conviction for the commission of a felony in connection with the performance of his duties; or the order of a federal or state regulatory authority requiring the termination of his employment.

Michael R. Splinter.    Mr. Splinter’s employment agreement, dated August 15, 2013, provides for a base salary of $980,000 and a target bonus for Applied’s fiscal 2013 of 175% of his base salary. The agreement also provides that if (a) Mr. Splinter remains employed with Applied through, and terminates on, March 31, 2015, or (b) Applied terminates his employment other than for cause and other than due to death or disability or he resigns for good reason, in each case prior to March 31, 2015, he would then be entitled to receive a lump sum payment equal to the sum of (i) 275% of his then-current base salary and (ii) an amount equal to 18 months of continued health coverage premiums. Under Mr. Splinter’s employment agreement (as modified by his retention arrangement described below), upon his retirement, any time-based vesting requirements applicable to his then-outstanding equity awards that, as of December 20, 2013, were not subject to performance goals, will lapse fully. In order to receive these benefits related to his equity awards, Mr. Splinter will be required to execute an agreement containing a release of claims and non-solicitation and non-disparagement provisions in favor of Applied.

For purposes of Mr. Splinter’s agreement, “cause” has the same meaning as in Mr. Dickerson’s employment agreement, as described above. For purposes of Mr. Splinter’s agreement, “good reason” generally means a material reduction in his base salary and/or target bonus, or a material reduction in his duties or responsibilities as Executive Chairman, in each case without his consent and after providing Applied with notice and an opportunity to cure. For purposes of Mr. Splinter’s agreement, “retirement” generally means Mr. Splinter’s termination of service occurring on or after age 65, or his termination of service occurring on or after age 60 after having completed at least 10 full years of service with Applied, but excludes any termination of his employment by Applied for cause.

Robert J. Halliday.    Under Mr. Halliday’s employment agreement, he received (a) following the closing of the Varian acquisition, a bonus of $200,000 and a grant of 120,000 restricted stock units, (b) following the first anniversary of the Varian acquisition, a retention bonus of $200,000 and (c) following the two-year anniversary of the Varian acquisition, a retention bonus of $2,600,000 and a grant of 120,000 restricted stock units. Each restricted stock units award is scheduled to vest over three years from the respective grant date. If Mr. Halliday’s employment had terminated after the 18-month anniversary of the Varian acquisition but prior to its two-year anniversary (which occurred in November 2013), as a result of his death or disability, Applied’s termination of his employment without cause, or his resignation for good reason, Mr. Halliday would have been entitled to receive the retention bonus otherwise payable on the two-year anniversary of the Varian acquisition.

In addition, Mr. Halliday’s employment agreement provided for accelerated vesting of shares of Varian restricted stock that had been converted into restricted cash as part of the Varian acquisition. Restricted cash that otherwise was scheduled to vest at any time between January 1, 2012 and November 10, 2012, the one-year anniversary of the Varian acquisition, instead vested and was paid to Mr. Halliday on the one-year anniversary of the acquisition. Amounts that were scheduled to vest after that anniversary also instead accelerated vesting on the one-year anniversary of the Varian acquisition, but would be paid with interest through late 2014 according to the original vesting schedule of Mr. Halliday’s Varian restricted stock. See the section titled “Non-Qualified Deferred Compensation” above for deferred amounts for Mr. Halliday.

Retention Arrangements

In connection with the proposed Business Combination and to provide retention and performance incentives for Applied’s executive officers, in October 2013 (and with respect to Mr. Splinter, in December 2013), Applied entered into retention agreements with each of its NEOs (other than Mr. Davis whose employment terminated earlier in the year). The retention agreements amend certain outstanding equity awards and provide these NEOs, except Messrs. Dickerson and Splinter, an opportunity to earn a retention bonus.

Retention Bonus.    The retention agreements, except those entered into with Messrs. Dickerson and Splinter, provide for a retention bonus as incentive for these NEOs to remain employed by Applied through and following the completion of the Business Combination. The retention bonus is payable only if the NEO remains employed by Applied until the earlier of the date that is six months following the completion of the Business Combination or March 31, 2015. The retention bonus is equal to the following percentage of the NEO’s then-current base salary as follows: Mr. Halliday: 352.5%; Mr. Larkins and Mr. Salehpour: 315%; and Dr. Nalamasu: 300%.

Amendment of Equity Awards—Target Achievement.    The retention agreements amend each outstanding Applied equity award held by the NEOs that were subject to performance goals and that were granted before September 24, 2013, including awards for performance shares, performance-based restricted stock and performance units. Prior to their amendment, these equity awards became eligible for time-based vesting only upon the achievement of relative operating profit margin goals. Certain of these equity awards also provide an additional incentive tied to the achievement of TSR goals, which, if also achieved, would result in additional shares being eligible for time-based vesting under the award.

Under the retention agreements, the relative operating profit margin goals applicable to any then outstanding equity awards will be deemed satisfied at target levels (the “target achievement”) effective as of three trading days prior to the expected date of the consummation of the Business Combination, or if the Business Combination is terminated, the date of termination. If any additional shares became eligible to be earned based on achievement of applicable TSR goals by the applicable date, those additional shares also will have their relative operating profit margin goals deemed satisfied at target levels. Any additional shares that have not become eligible to be earned based on achievement of applicable TSR goals by this date will be forfeited. Except with respect to the vesting acceleration described below, all of these awards will remain subject to time-based vesting and the continued employment of the NEO over the vesting period. In addition, under Mr. Splinter’s retention agreement, the target achievement, will apply upon the earliest of any of (a) Mr. Splinter’s remaining employed with Applied through March 31, 2015, (b) Applied’s termination of his employment without cause, or (c) his termination of his employment for good reason. In each case, for Mr. Splinter, the benefits described in this paragraph are subject to his executing an agreement containing a release of claims and non-solicitation and non-disparagement provisions in favor of Applied.

Amendment of Equity Awards—Vesting Acceleration.    The retention agreements also amend those outstanding Applied equity awards held by the NEOs that were granted before September 24, 2013, so that the portion of these awards that otherwise is scheduled to vest during calendar year 2014 based solely on continued employment will accelerate vesting as of, and provided that the awards remain outstanding through, the date that is three trading days prior to the expected date of the consummation of the Business Combination. Awards for which the applicable performance goals are deemed satisfied at target levels as of the same date that this vesting acceleration occurs also will be subject to this vesting. For Mr. Splinter only, the acceleration of vesting also will apply to all unvested portions of his equity awards that were granted before September 24, 2013 and that were subject to performance goals as of December 20, 2013, whether scheduled to vest before, during or after 2014. In addition, under Mr. Splinter’s retention agreement, the acceleration described for him in this paragraph would also apply upon the earliest of any of (a) Mr. Splinter’s remaining employed with Applied through March 31, 2015, (b) Applied’s termination of his employment without cause, or (c) his termination of his employment for good reason. In each case, for Mr. Splinter, the benefits described in this paragraph are subject to his executing an agreement containing a release of claims and non-solicitation and non-disparagement provisions in favor of Applied. Except for such acceleration provisions (and as described for Mr. Splinter), these awards remain subject to time-based vesting and the continued future employment of the NEOs over the vesting period. As a result, even after this limited vesting acceleration occurs, NEOs (other than Mr. Splinter) will have a substantial portion of their equity awards still subject to continued employment with Applied over multiple years.

The vesting acceleration is conditioned on the closing of the Business Combination, and will apply only if the executive is expected to be considered a “disqualified individual” and otherwise subject to a punitive excise tax under Code Section 4985, which generally means that the NEO is expected to serve as an Applied executive officer at any point during the period from six months before through six months after the closing of the Business Combination. The NEOs will be responsible for paying any excise taxes under Section 4985 to which they may remain subject, and Applied is not offering any tax “gross up” to the NEOs to cover any Section 4985 tax they may have to pay. See page 43 for a discussion of the Human Resources and Compensation Committee’s consideration of the impact of the punitive excise tax under Code Section 4985 in approving amendments of NEO equity awards.

Under Mr. Halliday’s employment agreement, he was scheduled to receive an award of 120,000 restricted stock units, effective November 2013. The terms of this award also were modified in October 2013 to provide for the same vesting acceleration for those shares scheduled to vest in calendar year 2014 as described above.

Applied does not have any change of control agreements with any of its NEOs, and has not entered into any agreements or arrangements, other than the retention agreements and awards described above, with its NEOs in connection with the Business Combination, and the Business Combination is not expected to result in the accelerated vesting or payment of compensation or benefits under the terms of any Applied equity plans.

Potential Payments Under Employment and Retention Agreements or Upon Change of Control

Potential Cash Severance Payments under Employment Agreements.    The following table shows the cash severance payment that each of Messrs. Dickerson, Splinter and Halliday would have been entitled to receive had his employment been terminated under specified circumstances under his respective employment agreement with Applied, assuming termination of employment on October 25, 2013, the last business day of fiscal 2013.

Named Executive Officer	Cash Payments ($)		Other Benefits
Gary E. Dickerson	2,695,000	(1)	—
Michael R. Splinter	2,718,398	(2)	—
Robert J. Halliday	2,600,000	(3)	—

(1)	Amount equals 275% of Mr. Dickerson’s annual base salary at the end of fiscal 2013. Payment assumes Applied terminated Mr. Dickerson’s employment without cause, as provided under his employment agreement.
(2)	Amount equals 275% of Mr. Splinter’s annual base salary at the end of fiscal 2013, plus $23,398 for 18 months of health coverage premiums. Payment assumes Applied terminated Mr. Splinter’s employment without cause or he resigned for good reason, as provided under his employment agreement.
(3)	Amount equals the retention bonus that Mr. Halliday would have received had he remained employed through November 10, 2013 (the two-year anniversary of Applied’s acquisition of Varian), or upon his earlier employment termination due to his death or disability, Applied’s termination of his employment without cause, or his resignation for good reason, as provided under his employment agreement. The amount was, in fact, paid to Mr. Halliday in November 2013, as he had remained employed through November 10, 2013.

Potential Payments Under Retention Agreements and Equity Severance for Mr. Splinter.    Under the retention agreements described above, our NEOs (other than Mr. Davis whose employment terminated earlier in the year) are entitled to certain benefits with respect to equity awards covering Applied common stock upon the consummation of the Business Combination. In addition, Mr. Splinter is eligible to receive certain benefits with respect to his equity awards under specified circumstances under his retention and employment agreements. The following table shows information about these benefits payable to the NEOs, assuming the Business Combination (or employment termination, with respect to certain equity benefits for Mr. Splinter) had occurred on October 25, 2013, the last business day of fiscal 2013, and that each NEO would have been considered a “disqualified individual” under Code Section 4985 as of that date.

Name	Value of Vesting Acceleration ($)(1)(2)(3)		Retention Bonus ($)(4)	Total ($)
Gary E. Dickerson	10,856,500		—	10,856,500
Michael R. Splinter(5)	23,467,978		—	23,467,978
Robert J. Halliday	1,327,875	(6)	2,026,875	3,354,750
Thomas F. Larkins	2,545,094		1,512,000	4,057,094
Omkaram Nalamasu	2,295,011		1,380,000	3,675,011
Ali Salehpour	1,469,515		1,512,000	2,981,515
George S. Davis	—		—	—

(1)

Amounts represent the value of the unvested portion of equity awards granted prior to September 24, 2013 held by the NEOs that otherwise is scheduled to vest during calendar year 2014 (as well as, with respect to Mr. Splinter, all of the unvested portion of his equity awards granted prior to September 24, 2013 that are subject to performance-based vesting), and which may be accelerated under the retention agreements. Amounts included in this column and discussed in footnotes 3 and 5 below are based on the closing price of $17.705 per share of Applied common stock on October 25, 2013, the last business day of fiscal 2013, except for a stock option for Mr. Dickerson, which is based on $2.645 (the difference between $17.705 and $15.06, the stock option’s per share exercise price).

(2)	Amounts in this column and discussed in footnotes 1, 3 and 5 to this table include those awards subject to performance goals, which goals are deemed satisfied at target levels pursuant to the retention arrangements. None of the awards with additional shares eligible to be earned upon achievement of a TSR goal would have been measured by October 25, 2013, and therefore, these additional shares would not have been eligible for the target achievement, assuming the Business Combination occurred on October 25, 2013. The amount for Mr. Dickerson includes a lump sum cash payment of $103,400 for accrued dividends on his unvested restricted stock; the vesting of such dividends will also accelerate if the vesting of Mr. Dickerson’s restricted stock accelerates under his retention agreement, as described in footnote 1 above.
(3)	Under the retention agreements, certain shares subject to performance-based equity awards that would have had performance goals deemed satisfied at target levels would not have accelerated vesting, assuming the Business Combination had occurred on October 25, 2013. These shares consist of: 550,000 shares for Mr. Dickerson; 0 shares for Mr. Splinter; 75,000 shares for Mr. Halliday; 112,500 shares for Messrs. Larkins and Salehpour; and 243,750 shares for Dr. Nalamasu.
(4)	Amounts represent the retention bonus that may be earned by the NEOs (other than Mr. Davis) under the terms of the retention agreement, as described above, provided that the NEO remains employed by Applied until the earlier of the date six months following the closing of the Business Combination or March 31, 2015. Messrs. Dickerson and Splinter are not entitled to receive a retention bonus. The amounts represent a percentage of base salaries for the NEOs as follows: 352.5% for Mr. Halliday; 315% for each of Messrs. Larkins and Salehpour; and 300% for Dr. Nalamasu.
(5)	Applied and Mr. Splinter entered into his retention agreement in December 2013. As a result, if the Business Combination had occurred on October 25, 2013, Mr. Splinter would not have received the target achievement or any of the vesting acceleration provided in his retention agreement. The amount shown assumes that the Business Combination occurred on October 25, 2013 and Mr. Splinter’s retention agreement had been in effect on that date. If Mr. Splinter also had retired (without good reason) on the same date, he would have received additional accelerated vesting of his equity awards valued at $3,262,146. If Applied had terminated Mr. Splinter’s employment without cause or Mr. Splinter resigned for good reason on October 25, 2013, then regardless of whether the Business Combination had occurred on the same date, Mr. Splinter would have received vesting acceleration valued at $26,730,124, assuming his retention agreement had been in effect on that date. If Mr. Splinter had retired (without good reason) on October 25, 2013, assuming that the Business Combination did not close on that date but his retention agreement had been in effect on that date, then the value of the vesting acceleration of his equity awards would have been $5,253,959.
(6)	Mr. Halliday’s award of 120,000 restricted stock units provided for under his employment agreement (described above under “Retention Arrangements”) was granted after fiscal 2013. Accordingly, the amount in this column does not include any potential vesting acceleration with respect to this award.

Vesting Acceleration under the Employee Stock Incentive Plan.    At Applied’s 2012 Annual Meeting, our stockholders approved an amended and restated Employee Stock Incentive Plan, which provides that the vesting of equity awards granted under the restated plan to employees, including the NEOs (other than Mr. Davis whose employment terminated during fiscal 2013), will be accelerated in full upon a change of control of Applied if the successor corporation (or its parent or subsidiary) does not assume or provide a substitute for the outstanding awards. Separately, certain equity awards will be accelerated in full if the award holder is terminated without cause or resigns employment with Applied for good reason, in each case, within 12 months following a change of control of Applied. This double-trigger accelerated vesting does not apply if the applicable award agreement specifically states that it will not apply or if the participant’s employment is terminated due to his or her death or disability.

The following table shows the amounts attributable to the accelerated vesting of equity awards under the Employee Stock Incentive Plan following a change of control in which the awards are not assumed or substituted for, or within 12 months following a change of control the NEO is terminated without cause or resigns for good reason, in each case assuming the change of control and termination or resignation occurred on October 25, 2013, the last business day of fiscal 2013.

Named Executive Officer	Value of Vesting Acceleration($)(1)
Gary E. Dickerson(2)	24,577,250
Michael R. Splinter(3)	10,180,375
Robert J. Halliday	2,478,700
Thomas F. Larkins	10,180,375
Omkaram Nalamasu	5,311,500
Ali Salehpour	5,878,060
George S. Davis	—

(1)	Amount based on the target number of performance shares, performance units, restricted stock units, and restricted stock for which vesting would have been accelerated, multiplied by $17.705, the closing price of Applied common stock on October 25, 2013.

(2)	The amount for Mr. Dickerson also includes (a) a stock option for 1,000,000 shares, multiplied by $2.645 (the difference between $17.705 and $15.06, the stock option’s per share exercise price), and (b) $155,100 of accrued dividends payable upon accelerated vesting of 330,000 shares of restricted stock.
(3)	The amount for Mr. Splinter represents the value of equity awards with vesting acceleration under the Employee Stock Incentive Plan and does not include the benefits under his retention agreement. If Mr. Splinter’s retention agreement also had been in effect on October 25, 2013, and (a) Applied had terminated his employment without cause or he had resigned for good reason on October 25, 2013, then he would have received additional accelerated vesting under his equity awards valued at $16,549,749; or (b) Mr. Splinter had retired (without good reason) on October 25, 2013, then he would have received additional accelerated vesting of his equity awards valued at $5,253,959.

Certain Relationships and Related Transactions

Applied’s Audit Committee is responsible for review, approval, or ratification of “related person transactions” involving Applied or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of a company since the beginning of the previous fiscal year, and their immediate family members. Applied has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Audit Committee determines whether the related person has a material interest in a transaction and may, in its discretion, approve, ratify or take other action with respect to the transaction. The Audit Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and the purpose, and the potential benefits to the Company, of the transaction.

In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to review and approve transactions in accordance with specified criteria, if advance review by the Audit Committee is not feasible. Any transactions approved by the Chair must be reported to the Audit Committee at its next regularly-scheduled meeting.

The Audit Committee has adopted standing pre-approvals for limited transactions with related persons. Pre-approved transactions are as follows:

•

any transaction with another company with which a related person’s only relationship is as an employee, director, or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;

•

any charitable contribution, grant, or endowment by Applied or The Applied Foundation to a charitable organization, foundation, or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;

•	compensation to executive officers or directors that has been approved by the Human Resources and Compensation Committee;

•	transactions in which all stockholders receive proportional benefits or where the rates or charges involved are determined by competitive bids; and

•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of KPMG LLP (“KPMG”) as Applied’s independent registered public accounting firm for fiscal 2014, which began on October 28, 2013 and will end on October 26, 2014. Although ratification is not legally required, Applied is submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal 2014, the Audit Committee considered the firm’s qualifications and performance during fiscal 2013 and 2012. In addition, the Audit Committee reviewed and pre-approved audit and permissible non-audit services performed by KPMG in fiscal 2013 and 2012, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as Applied’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence.

Representatives of KPMG will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to KPMG LLP

The following table shows fees paid by Applied for professional services rendered by KPMG for fiscal 2013 and 2012, which ended on October 27, 2013 and October 28, 2012, respectively. All of the fees shown in the table were approved by the Audit Committee in conformity with its pre-approval process.

Fee Category	Fiscal 2013	Fiscal 2012
	(In thousands)
Audit Fees	$5,728	$6,560
Audit-Related Fees	77	403
Tax Fees:
Tax Compliance and Review	264	229
Tax Planning and Advice	—	—
All Other Fees	25	15

Total Fees	$6,094	$7,207

Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Applied’s consolidated financial statements, (b) review of the interim consolidated financial statements included in quarterly reports, and (c) services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. Audit fees for fiscal 2013 include fees incurred for services in connection goodwill impairment actions taken in fiscal 2013. Audit fees for fiscal 2012 include fees incurred for services in connection with Applied’s acquisition of Varian and the restructuring and goodwill impairment actions taken in fiscal 2012.

Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of Applied’s consolidated financial statements and are not reported under “Audit Fees.” Audit-related fees include fees incurred for services in connection with compliance with government-funded grant requirements and audits of financial statements of certain employee benefit plans.

Tax Fees consisted of fees for professional services for tax compliance and review, which consisted of federal, state and international tax compliance, assistance with tax audits and appeals, and assistance with customs and duties audits.

All Other Fees for fiscal 2013 consisted of fees for services in connection with a contract compliance audit. Fees for fiscal 2012 were for services relating to support for the development of policy documents for Applied’s localization and permanent international employee transfer initiatives.

The Audit Committee has concluded that the provision of the non-audit services described above was compatible with maintaining the independence of KPMG.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee reviews and, as appropriate, pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and Applied’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG as Applied’s independent registered public accounting firm for fiscal 2014.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Composition.    The Audit Committee of the Board is composed of the directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under applicable SEC rules and Nasdaq listing standards. In addition, the Board has determined that Susan M. James, Dennis D. Powell and Robert H. Swan are “audit committee financial experts” as defined by SEC rules.

Responsibilities.    The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate. The Audit Committee is responsible for general oversight of Applied’s auditing, accounting and financial reporting processes, system of internal control over financial reporting, and tax, legal, regulatory and ethical compliance. Applied’s management is responsible for: (a) maintaining Applied’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing Applied’s annual consolidated financial statements.

Review with Management and Independent Registered Public Accounting Firm.    The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, KPMG LLP, together and separately, Applied’s audited consolidated financial statements contained in Applied’s Annual Report on Form 10-K for fiscal year 2013.

2.	The Audit Committee has discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Applied’s Annual Report on Form 10-K for fiscal year 2013 for filing with the SEC.

The Audit Committee appointed KPMG as Applied’s independent registered public accounting firm for fiscal year 2014 and recommends to stockholders that they ratify the appointment of KPMG as Applied’s independent registered public accounting firm for fiscal year 2014.

This report is submitted by the Audit Committee.

Dennis D. Powell (Chair)

Susan M. James

Robert H. Swan

PROPOSAL 4—STOCKHOLDER PROPOSAL

TITLED “SPECIAL SHAREOWNER MEETINGS”

The following stockholder proposal will be considered at the 2014 Annual Meeting if properly presented by or on behalf of the stockholder proponent.

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, the owner of no fewer than 500 shares of Applied common stock, has submitted the following proposal. Applied is not responsible for the accuracy or content of the proposal and supporting statement, which are presented below as received from the proponent. Our Board has recommended a vote against the proposal for the reasons set forth following the proposal.

“4—Special Shareowner Meetings

Resolved, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law). This proposal does not impact our board’s current power to call a special meeting.

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This proposal topic won more than 60% support at CVS, Sprint and Safeway.

This proposal should also be more favorably evaluated due to the deficiencies in our company’s corporate governance as reported in 2013:

GMI Ratings, an independent investment research firm, rated our company D in accounting and F in executive pay. GMI said our CEO’s equity pay did not reflect our company’s share price movement over the last five years and our CEO’s annual incentives did not rise or fall in line with company performance. Our company had given a golden hello to its CEO or other senior executive. And Gary Dickerson received a $15 million paycheck.

GMI said we did not have an independent board chairman. Also other company executives, in addition to our CEO, served on our board. We did not have one non-executive member of the board who had general expertise in risk management. Yet our company had a history of significant restatements, special charges or write-offs. Our company had a higher shareholder class action litigation risk than 90% of all rated companies. Management had a unilateral right to amend our company’s by-laws without shareholder approval. On the other had [sic] we could not act by written consent or utilize cumulative voting.

Our company was not a UN Global Compact signatory and had not implemented OSHAS 18001 as its occupational health and safety management system.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Special Shareowner Meetings—Proposal 4”

Board of Directors Statement in Opposition

The Board unanimously recommends a vote “AGAINST” Proposal 4 for the following reasons:

The Board of Directors has given careful consideration to the stockholder proposal and believes that allowing holders of only 10% of our common stock (or the lowest percentage of outstanding common stock permitted by law above 10%) to call a special meeting is not in the best interests of Applied and its stockholders.

We believe that the proposal should be evaluated in the context of our overall corporate governance. Applied maintains open lines of communication with large and small stockholders, financial analysts and stockholder advisory services regarding important issues relating to its business. As described elsewhere in this proxy statement, stockholders also may communicate directly with the Board on important matters pertaining to Applied. Further, we maintain a number of governance practices and policies that enable our stockholders to express their concerns on important corporate matters. Each of our directors serves a one-year term and stands for re-election at the annual meeting. At our 2013 annual meeting, each of our directors was elected with over 95% of votes cast. Our by-laws provide for majority voting for directors in uncontested elections and set forth a process by which a stockholder may nominate directors to our board or submit proposals to be voted on at our annual meetings. Our stockholders are provided annually with an advisory vote on our executive compensation program, which was approved by over 90% of votes cast in 2013, the third consecutive year of over 90% support.

Our existing corporate governance mechanisms and open lines of communication with stockholders ensure accountability to all stockholders, while enabling the Board to protect the Company from hostile or abusive tactics, consistent with their fiduciary duties to all Applied stockholders. Accordingly, the Board believes that our current charter, by-laws and corporate governance enable the Board and management to operate Applied’s business in the best interests of our stockholders.

The Board believes that it is not in the best interests of all stockholders or Applied to enable holders of only 10% of the Applied’s outstanding common stock to have an unlimited ability to call a special meeting of stockholders for any purpose at any time. The proposal would permit a small group of minority stockholders to use the extraordinary measure of calling a special meeting to serve their narrow self-interest at the expense of the majority of our stockholders and Applied. For example, event-driven hedge funds or other activists may pursue a special meeting with the goal of being disruptive to the Company’s business or to propose issues that facilitate their own short-term strategies. If this proposal is implemented, stockholders meeting the specified ownership threshold could call a special meeting in their sole discretion, in their own self-interest, at any time. This could place substantial burdens on the rest of our stockholders, who will need to devote considerable time and resources to evaluate the matters to be addressed at the special meeting and potentially protect their investment from the narrow self-interests of a group of minority stockholders.

For a company as large and complex as Applied, a special meeting of stockholders is a significant undertaking and should generally occur only when either fiduciary obligations or strategic concerns require that matters be addressed expeditiously. Giving holders of as little as 10% of our outstanding common stock the unlimited power to call a special meeting opens the door to potential abuse and waste of corporate resources. Preparing and conducting a special meeting could distract the Board and management from their focus on maximizing long-term financial returns and operating Applied’s business in the best interests of our stockholders. Moreover, convening a special meeting is an expensive and time-consuming event because of the costs associated with preparing required disclosure documents, printing and mailing costs and the time commitment required of our Board and senior management to prepare for and conduct the meeting.

The Board believes that our existing mechanism for calling a special meeting is appropriate. Consistent with the General Corporation Law of the State of Delaware, our Amended and Restated Bylaws provide that a special meeting may be called at any time by our Board, the Chairman of the Board or our President. This provision allows a highly qualified and experienced leadership to listen to and consider the interests of all of the stockholders and to exercise their seasoned business judgment, consistent with their fiduciary obligations to all stockholders, in determining when it is in the best interests of all stockholders to convene a special meeting. This mechanism effectively safeguards the broader interests of all stockholders and the Company. In addition, under Delaware law and the rules of The NASDAQ Stock Market, we are required to obtain stockholder approval for significant matters. For example, charter amendments, mergers, a sale of all or substantially all of our assets, increases in the number of authorized shares and the adoption of equity-based compensation plans all require a stockholder vote.

Applied has a robust corporate governance model based on best practices and industry standards, and the Board continually reassesses Applied’s corporate governance practices to ensure that they remain consistent with the interests our stockholders.

The Board unanimously recommends that you vote “AGAINST” this proposal requesting our Board of Directors to amend our Bylaws to provide holders of at least 10% of the Applied’s outstanding shares with the right to call special meetings of stockholders.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Applied’s directors and executive officers, and holders of more than 10% of Applied common stock to file with the SEC reports about their ownership of common stock and other equity securities of Applied. Such directors, officers and 10% stockholders are required by SEC rules to furnish Applied with copies of all Section 16(a) forms they file.

SEC rules require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, and written representations from certain of the reporting persons stating that they were not required to file these forms, we believe that during fiscal 2013, all Section 16(a) filing requirements were satisfied on a timely basis, except that a form was not timely filed to report the automatic sale of shares acquired under Applied’s Employee Stock Purchase Plan by Mr. Halliday. Such late filing did not result in any liability under Section 16(b) of the Exchange Act.

Stockholder Proposals—2015 Annual Meeting

Applied does not expect to hold an annual meeting of stockholders in 2015 if the proposed Business Combination is completed. However, in the event we do hold an annual meeting in 2015, stockholders may submit proposals for action if they comply with SEC rules and Applied’s Bylaws. If you would like us to consider including a proposal in our proxy statement for our 2015 annual meeting of stockholders, if held, it must be received at our offices on or before September 19, 2014. If you intend to submit a proposal at the 2015 annual meeting of stockholders, if held, but do not intend to include the proposal in our proxy statement for that meeting, you must provide appropriate notice to us no earlier than November 19, 2014 and no later than December 19, 2014. Our Bylaws contain specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. If you would like a copy of our Bylaws, please contact: Thomas F. Larkins, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054.

No Incorporation by Reference

In Applied’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC rules, the “Audit Committee Report” and the “Human Resources and Compensation Committee Report” contained in this Proxy Statement are not incorporated by reference into any of our other filings with the SEC, except to the extent we specifically incorporate either report by reference into a filing. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

YOU MAY OBTAIN A COPY OF APPLIED’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 27, 2013 ON OUR WEBSITE AT www.appliedmaterials.com OR WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO APPLIED MATERIALS, INC., 3050 BOWERS AVENUE, P.O. BOX 58039, M/S 1261, SANTA CLARA, CALIFORNIA 95052-8039, ATTN: INVESTOR RELATIONS.

By Order of the Board of Directors

Santa Clara, California

January 21, 2014

APPENDIX

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTED FINANCIAL MEASURES

	Fiscal Year
	2013	2012	2011	2010	2009
	(In millions)
Non-GAAP Adjusted Net Income
Reported net income (loss)—GAAP basis	$256	$109	$1,926	$938	$(305)
Impairment of goodwill and intangible assets	278	421	—	—	—
Certain items associated with acquisitions[1]	201	298	51	91	96
Acquisition integration and deal costs	38	81	19	10	—
Certain items associated with announced business combination[2]	24	—	—	—	—
Restructuring charges and asset impairments[3,4,5,6,7]	63	168	(30)	246	156
Impairment (gain on sale) of strategic investments	1	17	(6)	13	84
Gain on sale of facilities, net	(4)	—	(27)	—	—
Reinstatement of federal R&D tax credit	(13)	—	(13)	—	—
Resolution of audits of prior years’ income tax filings and other tax items	(24)	(22)	(203)	—	—
Income tax effect of non-GAAP adjustments	(102)	(112)	—	(117)	(100)

Non-GAAP adjusted net income (loss)	$718	$960	$1,717	$1,181	$(69)

1	These items are incremental charges attributable to acquisitions, consisting of inventory fair value adjustments on products sold, and amortization of purchased intangible assets.
2	These items are incremental charges related to the announced business combination agreement with Tokyo Electron Limited, consisting of acquisition-related costs and other charges.
3	Results for the twelve months ended October 27, 2013 included $39 million of employee-related costs, net, related to the restructuring program announced on October 3, 2012, and restructuring and asset impairment charges of $26 million related to the restructuring program announced on May 10, 2012, partially offset by a favorable adjustment of $2 million related to other restructuring plans.
4	Results for the twelve months ended October 28, 2012 included employee-related costs of $106 million related to the restructuring program announced on October 3, 2012, restructuring and asset impairment charges of $48 million related to the restructuring program announced on May 10, 2012, and severance charges of $14 million related to the integration of Varian.
5	Results for the twelve months ended October 30, 2011 included favorable adjustments of $36 million related to a restructuring program announced on July 21, 2010, $19 million related to a restructuring program announced on November 11, 2009, and $5 million related to a restructuring program announced on November 12, 2008, partially offset by asset impairment charges of $30 million primarily related to certain fixed and intangible assets.
6	Results for the twelve months ended October 31, 2010 included asset impairment charges of $108 million and restructuring charges of $45 million related to a restructuring program announced on July 21, 2010, restructuring charges of $84 million associated with a restructuring program announced on November 11, 2009, and asset impairment charges of $9 million related to a facility held for sale.
7	Results for the twelve months ended October 25, 2009 included restructuring charges of $141 million associated with a restructuring program announced on November 12, 2008 and asset impairment charges of $15 million related to wafer cleaning equipment.

Fiscal Year
2013
(In millions, except percentages)
Non-GAAP Adjusted Gross Margin
Reported gross margin—GAAP basis	$2,991
Certain items associated with acquisitions[1]	166
Acquisition integration and deal costs	3

Non-GAAP adjusted gross margin	$3,160

Gross margin percentage (% of net sales)—GAAP basis	39.8%
Non-GAAP adjusted gross margin percent (% of net sales)	42.1%

1	These items are incremental charges attributable to acquisitions, consisting of inventory fair value adjustments on products sold, and amortization of purchased intangible assets.

Fiscal Year 2013
Non-GAAP Adjusted Earnings Per Diluted Share
Reported earnings per diluted share—GAAP basis	$0.21
Impairment of goodwill and intangible assets	0.21
Certain items associated with acquisitions	0.14
Acquisition integration and deal costs	0.02
Certain items associated with announced business combination	0.01
Restructuring charges and asset impairments	0.03
Reinstatement of federal R&D tax credit, resolution of audits of prior years’ income tax filings and other tax items	(0.03)

Non-GAAP adjusted earnings per diluted share	$0.59

Weighted average number of diluted shares	1,219

A-1

Directions to Applied Materials Bowers Campus

3050 Bowers Avenue, Building 1, Santa Clara, California 95054

DIRECTIONS FROM HIGHWAY 101:

•	Exit onto Bowers Avenue/Great America Parkway.
•	Proceed to Bowers Avenue.
•	Cross Scott Boulevard.
•	Applied Materials Bowers Campus is on your right.
•	Turn RIGHT into the 2nd driveway between Buildings 1 and 2.
•	Proceed between Buildings 1 and 2 to the covered parking lot.
•	The entrance to Building 1 is located to the left of the parking lot.

DIRECTIONS FROM INTERSTATE 280:

•	Exit onto Lawrence Expressway/Stevens Creek Boulevard.
•	Proceed to Lawrence Expressway North. Continue for approximately 4 miles.
•	Turn RIGHT onto Arques Avenue.
•	Proceed on Arques Avenue, which becomes Scott Boulevard.
•	Turn RIGHT onto Bowers Avenue.
•	Applied Materials Bowers Campus is on your right.
•	Turn RIGHT into the 2nd driveway between Buildings 1 and 2.
•	Proceed between Buildings 1 and 2 to the covered parking lot.
•	The entrance to Building 1 is located to the left of the parking lot.

3225 OAKMEAD VILLAGE DRIVE

P.O. BOX 58039, M/S 1241

SANTA CLARA, CA 95054

YOU CAN VOTE OVER THE INTERNET OR BY TELEPHONE

QUICK — EASY — CONVENIENT

AVAILABLE 24 HOURS A DAY — 7 DAYS A WEEK

APPLIED MATERIALS, INC. encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote over the Internet, by telephone or by mail. Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the Internet, by telephone or by mail, please read the 2014 Proxy Statement and then follow these easy steps:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time on March 3, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Applied Materials, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically over the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time on March 3, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to APPLIED MATERIALS, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M65456-P45915	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APPLIED MATERIALS, INC.

The Board of Directors unanimously recommends you vote FOR all of the nominees listed below and FOR proposals 2 and 3:

1.   Election of Directors

Nominees:	For	Against	Abstain

1a. Aart J. de Geus	☐	☐	☐

1b. Gary E. Dickerson	☐	☐	☐

1c. Stephen R. Forrest	☐	☐	☐

1d. Thomas J. Iannotti	☐	☐	☐

1e. Susan M. James	☐	☐	☐

1f. Alexander A. Karsner	☐	☐	☐

1g. Gerhard H. Parker	☐	☐	☐

1h. Dennis D. Powell	☐	☐	☐

1i. Willem P. Roelandts	☐	☐	☐

1j. James E. Rogers	☐	☐	☐

1k. Michael R. Splinter	☐	☐	☐

1l. Robert H. Swan	☐	☐	☐

Please sign exactly as your name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

		For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of Applied Materials’ named executive officers.	☐	☐	☐

3.	To ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for fiscal year 2014.	☐	☐	☐

The Board of Directors unanimously recommends you vote AGAINST proposal 4:

4.	Stockholder proposal titled “Special Shareowner Meetings.”	☐	☐	☐

NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting or any adjournment or postponement thereof.
		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on March 4, 2014: Notice, Proxy Statement and Annual Report with Form 10-K are available electronically at www.proxyvote.com.

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M65457-P45915

APPLIED MATERIALS, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MARCH 4, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gary E. Dickerson, Michael R. Splinter, Robert J. Halliday and Thomas F. Larkins, or any of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Applied Materials, Inc. to be held on Tuesday, March 4, 2014 at 11:00 a.m. Pacific Standard Time at Applied Materials, Inc.’s corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the items set forth on the reverse side and, in their discretion, upon such other business that may properly come before such meeting and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR EACH OF THE TWELVE NOMINEES FOR ELECTION AS DIRECTORS (PROPOSAL 1), FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL 2), FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014 (PROPOSAL 3), AND AGAINST THE STOCKHOLDER PROPOSAL TITLED “SPECIAL SHAREOWNER MEETINGS” (PROPOSAL 4).

Dear Stockholder:

On the reverse side of this card are instructions on how to vote over the Internet or by telephone for the election of directors (Proposal 1), for the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2), for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014 (Proposal 3), and against the stockholder proposal titled “Special Shareowner Meetings” (Proposal 4). Please consider voting over the Internet or by telephone. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

Thank you for your attention to these matters.

Applied Materials, Inc.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you vote over the Internet or by telephone, DO NOT mail back the proxy card.

THANK YOU FOR VOTING!

(Continued and to be signed on the other side)